Exhibit 10.16

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

FORM OF LUMP SUM DESIGN-BUILD AGREEMENT

BETWEEN

                                 (“OWNER”)

AND

FAGEN, INC. (“DESIGN-BUILDER”)

                    , 2006

i

Article 6 Commencement and Completion of the Project		17

6.1	Work Schedule	17
6.2	Phase I and Phase II Engineering	17
6.3	Notice to Proceed; Commencement	17
6.4	Project Start-Up and Testing	18
6.5	Substantial Completion	18
6.6	Final Completion	20
6.7	Post Completion Support	21
6.8	Sunset Date	21

Article 7 Performance Testing and Liquidated Damages		21

7.1	Performance Guarantee	21
7.2	Performance Testing	22
7.3	Liquidated Damages	23
7.4	Bonds and Other Performance Security	23

Article 8 Warranties		24

8.1	Design-Builder Warranty	24
8.2	Correction of Defective Work	25
8.3	Warranty Period Not Limitation to Owner’s Rights	25

Article 9 Contract Price		26

9.1	Contract Price	26

Article 10 Payment Procedures		26

10.1	Payment at Financial Closing	26
10.2	Progress Payments	26
10.3	Final Payment	28
10.4	Failure to Pay Amounts Due	28
10.5	Design-Builder’s Payment Obligations	28
10.6	Record Keeping and Finance Controls	28

Article 11 Hazardous Conditions and Differing Site Conditions		29

11.1	Hazardous Conditions	29
11.2	Differing Site Conditions; Inspection	30

Article 12 Force Majeure; Change in Legal Requirements		30

12.1	Force Majeure Event	30
12.2	Effect of Force Majeure Event	31
12.3	Change in Legal Requirements	31

Article 13 Changes to the Contract Price and Scheduled Completion Dates		32

13.1	Change Orders	32
13.2	Contract Price Adjustments	32
13.3	Emergencies	33
13.4	Requests for Contract Adjustments and Relief	33

Article 14 Indemnity		33

14.1	Patent and Copyright Infringement	33
14.2	Tax Claim Indemnification	34
14.3	Payment Claim Indemnification	34
14.4	Design-Builder’s General Indemnification	34
14.5	Owner’s General Indemnification	35

Article 15 Stop Work; Termination for Cause		36

15.1	Owner’s Right to Stop Work	36
15.2	Owner’s Right to Perform and Terminate for Cause	36
15.3	Owner’s Right to Terminate for Convenience	37
15.4	Design-Builder’s Right to Stop Work	38
15.5	Design-Builder’s Right to Terminate for Cause	38
15.6	Bankruptcy of Owner or Design-Builder	39
15.7	Lenders’ Right to Cure	39

Article 16 Representatives of the Parties		39

16.1	Designation of Owner’s Representatives	39
16.2	Designation of Design-Builder’s Representatives	40

Article 17 Insurance		41

17.1	Insurance	41
17.2	Design-Builder’s Insurance Requirements	41
17.3	Owner’s Liability Insurance	43
17.4	Owner’s Builder’s Risk Insurance	43
17.5	Coordination with Loan Documents	44

Article 18 Representations and Warranties		45

18.1	Design-Builder and Owner Representations and Warranties	45
18.2	Design-Builder Representation and Warranties	45

Article 19 Dispute Resolution		45

19.1	Dispute Avoidance and Mediation	45
19.2	Arbitration	46
19.3	Duty to Continue Performance	46
19.4	Consequential Damages	46

Article 20 Confidentiality of Shared Information		47

20.1	Non-Disclosure Obligation	47
20.2	Publicity and Advertising	47
20.3	Term of Obligation	47

Article 21 Miscellaneous		48

21.1	Assignment	48
21.2	Successors	48
21.3	Governing Law	48
21.4	Severability	48
21.5	No Waiver	48
21.6	Headings	48
21.7	Notice	48
21.8	No Privity with Design Consultant/Subcontractors	50
21.9	Amendments	50
21.10	Entire Agreement	50
21.11	Third-Party Beneficiaries	50
21.12	Counterparts	50
21.13	Survival	50

SCHEDULE 4.2.1		52

EXHIBIT A Performance Guarantee Criteria		A-1

EXHIBIT B General Project Scope		B-1

EXHIBIT C Owner’s Responsibilities		C-1

EXHIBIT D ICM License Agreement		D-1

EXHIBIT E Schedule of Values		E-1

EXHIBIT F Form of Monthly Progress Report		F-1

EXHIBIT G Required Permits		G-1

EXHIBIT H Form of Performance Bond		H-1

EXHIBIT I Form of Payment Bond		I-1

EXHIBIT J Work Schedule		J-1

EXHIBIT K Preliminary Construction Documents		K-1

EXHIBIT L Design-Builder’s Subcontractors Performing any Portion of the Work in Excess of $500,000		L-1

v

FORM OF LUMP SUM DESIGN-BUILD CONTRACT

This FORM OF LUMP SUM DESIGN-BUILD CONTRACT (the “Agreement”) is made as of                 , 2006, (the “Effective Date”) by and between                 , a limited liability company (the “Owner”) and Fagen, Inc., a Minnesota corporation (the “Design-Builder”) (each, a “Party” and collectively, the “Parties”).

RECITALS

A. The Owner desires to develop, construct, own and operate a one hundred (100) million gallons per year (“MGY”) dry grind ethanol production facility located at             (the “Plant”); and

B. Design-Builder desires to provide design, engineering, procurement and construction services for the Plant.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, Owner and Design-Builder agree as follows.

AGREEMENT

Article 1

Definitions; Rules of Interpretation

1.1 Rules of Construction. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

(a)	The masculine shall include the feminine and neuter.

(b)	References to “Articles,” “Sections,” “Schedules,” “Exhibits,” “Recitals,” or “Preamble” shall be to Articles or Sections of, or Schedules, Exhibits, Recitals or the Preamble to this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2 Defined Terms. In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:

AAA is defined in Section 19.1.

Additional Sum is defined in Section 5.3.2.

Agreement is defined in the Preamble.

Air Emissions Tester means a third party entity engaged by Owner meeting all required state and federal requirements for such testing entities, to conduct air emissions testing of the Plant in accordance with Exhibit A.

Applicable Law means

(a)	any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent any such person is engaged in activities related to the Project; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Project or an activity related to the Project.

Application for Payment is defined in Section 10.2.1.

As Built Plans means, subject to Article 5, construction drawings (signed and sealed, to the extent required) reflecting such details of the design and construction necessary to completely cover all Work performed, including all changes from preliminary and construction phase drawings so as to reflect the actual Work completed.

Bankrupt Party is defined in Section 15.6.1.

Business Day means any Day other than a Saturday, Sunday or a Day on which banks in the State of New York are authorized or required to remain closed.

Certificate of Substantial Completion is defined in Section 6.5.3

Change Order is defined in Section 13.1.1.

Construction Documents is defined in Section 3.2.2.

Contract Documents is defined in Section 2.2.

Contract Price is defined in Section 9.1.

Contract Times means scheduled dates provided for in the Contract Documents including Substantial Completion, Final Completion, and the Sunset Date.

Damages is defined in Section 14.1.1.

Day or Days shall mean calendar days unless otherwise specifically noted in the Contract Documents.

Design-Builder is defined in the Preamble.

Design-Builder’s Representative is defined in Section 16.2.

Design-Builder’s Senior Representative is defined in Section 16.2.

Design Consultant is a qualified, licensed design professional that is not an employee of Design-Builder, but is retained by Design-Builder, or employed or retained by anyone under contract with Design-Builder or Subcontractor, to furnish design services required under the Contract Documents.

Early Completion Bonus is defined in Section 6.5.5.

Effective Date is defined in the Preamble.

Final Application for Payment is defined in Section 10.3.

Final Completion is defined in Section 6.6.2.

Final Payment is defined in Section 10.3.

Financial Closing means the execution of the Financing Documents by all the parties thereto.

Financing Documents means the final loan documents with the Lender or Lenders providing financing for the construction or term financing of the Plant and any and all agreements necessary to demonstrate a binding commitment of Owner and/or Lenders to fund the construction of the Plant pursuant to this Agreement.

Force Majeure Event is defined in Section 12.1.

Governmental Approvals are any authorizations or permissions issued or granted by any Governmental Authority to the Project, its Owner, the Design-Builder, Subcontractors and their affiliates in connection with any activity related to the Project.

Governmental Authority means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Owner, the Design-Builder, the Project, or the Site.

Hazardous Conditions are any materials, wastes, substances and chemicals deemed to be hazardous under applicable Legal Requirements, or the handling, storage, remediation, or disposal of which are regulated by applicable Legal Requirements.

ICM is defined in Section 5.2.1.

ICM License Agreement means the license agreement to be executed between Owner and ICM, Inc., substantially in the form attached hereto as Exhibit D.

Indemnified Parties is defined in Section 5.5.

Independent Engineer means Owner’s and Lenders’ independent engineer.

Legal Requirements or Laws are all applicable federal, state and local statutes, laws, codes, ordinances, rules, regulations, judicial decisions, orders, decrees, plans, injunctions, permits, tariffs, governmental agreements and governmental restrictions, whether now or hereafter in effect, of any government or quasi-government entity having jurisdiction over the Project or Site, the practices involved in the Project or Site, or any Work, including any consensus standards for materials, products, systems, and services established by ASTM International, any successor organization thereto, or any Governmental Authority.

Lenders means the lenders that are party to the Financing Documents.

Lenders’ Agent means an agent or agents acting on behalf of the Lenders.

Manufacturer’s Warranty shall mean a warranty provided by the original manufacturer or vendor of equipment used by Design-Builder in the Plant.

Maximum Draw (Payment) Schedule is defined in Exhibit N.

MGY is defined in the Recitals.

Net Cash Flow means, with respect to a particular period, all revenue derived from the sale of ethanol and/or distillers grains, less all (a) operating and maintenance expenses incurred in the ordinary course of business and (b) interest accrued under the senior and subordinated debt facilities.

Notice to Proceed is defined in Section 6.3.

Oversight Items is defined in Section 4.3.

Owner is defined in the Preamble.

Owner Indemnified Parties is defined in Section 14.1.1.

Owner’s Operator means UBE or any other entity that Owner chooses to replace UBE as operator of the Plant.

Owner’s Representative is defined in Section 16.1.

Owner’s Senior Representative is defined in Section 16.1.

Parties is defined in the Preamble.

Party is defined in the Preamble.

Pass Through Warranties mean any warranties provided to Design-Builder by a Subcontractor or vendor which are assigned to Owner.

Pay Period means, with respect to a given Application for Payment or Progress Report, the one (1) month period following the last day of the previous Pay Period to which the immediately prior Application for Payment or Progress Report is applied; provided that the initial Pay Period shall commence on the date of delivery of the Notice to Proceed and end on the twenty-fourth (24th) day of the calendar month during which the Notice to Proceed is issued.

Payment Bond is defined in Section 7.4.2.

Performance Bond is defined in Section 7.4.1.

Performance Guarantee Criteria means the criteria listed in Exhibit A.

Performance Tests is defined in Section 7.2.1.

Phase I is defined in Exhibit C.

Phase II is defined in Exhibit C.

Plant is defined in the Recitals.

Plant Maintenance Manual is defined in Section 3.9.

Plant Operation Manual is defined in Section 3.9.

Preliminary Construction Documents is defined in Section 3.2.1.

Production Bonus is defined in Section 6.5.4.

Progress Report is defined in Section 3.8.

Project means the Plant, together with all equipment, labor, services and materials furnished hereunder.

Project Scope is defined in Exhibit B.

Punch List is defined in Section 6.5.3.

Qualified Independent Expert means an expert retained by Owner and approved by Design-Builder pursuant to Section 11.1.2.

Safety Representative is defined in Section 3.7.1.

Schedule of Values is defined in Section 10.2.5.

Scheduled Final Completion Date is the date provided in Section 6.6.1.

Scheduled Substantial Completion Date is defined in Section 6.5.1.

Site is the land or premises on which the Project is located.

Subcontractor is any person or entity retained by Design-Builder, or by any person or entity retained directly or indirectly by Design-Builder, in each case as an independent contractor to perform a portion of the Work and shall include materialmen and suppliers.

Substantial Completion is defined in Section 6.5.2.

Sunset Date is defined in Section 6.8.

UBE means United Bio Energy Management, LLC, a Kansas limited liability company.

Weighting Schedule means a tabular representation of the progress of the Work where relative task completion is weighted by value rather than duration. An example Weighting Schedule is attached as Exhibit S.

Work is defined in Section 3.1.

Work Product is defined in Section 5.1.

Work Schedule is defined in Section 6.1.

Article 2

The Project

2.1 Services to be Performed. Pursuant to this Agreement, Design-Builder shall perform all work and services in connection with the engineering, design, procurement, construction startup, testing (including Performance Tests) and training for the operation and maintenance of the Plant, and provide all material, equipment, tools and labor necessary to complete the Plant in accordance with the terms of this Agreement.

2.2 Extent of Agreement. This Agreement consists of the following documents, and all exhibits, schedules, appendices and attachments hereto and thereto (collectively, the “Contract Documents”):

2.2.1 All written modifications, amendments and Change Orders to this Agreement.

2.2.2 This Agreement, including all exhibits and attachments, executed by Owner and Design-Builder, including those below:

List of Exhibits

Exhibit A	Performance Guarantee Criteria

Exhibit B	General Project Scope

Exhibit C	Owner’s Responsibilities

Exhibit D	ICM License Agreement

Exhibit E	Schedule of Values

Exhibit F	Form of Monthly Progress Report

Exhibit G	Permits Required

Exhibit H	Form of Performance Bond

Exhibit I	Form of Payment Bond

Exhibit J	Work Schedule

Exhibit K	Preliminary Construction Documents

Exhibit L	Design-Builder’s Subcontractors Performing any Portion of the Work in Excess of $500,000

Exhibit M	Phase I and Phase II Engineering Services Agreement

Exhibit N	Maximum Draw (Payment) Schedule

Exhibit O	Air Emissions Application or Permit

Exhibit P	Performance Test Run Procedures

Exhibit Q	Form of Lien Waivers

Exhibit R	Application for Payment

Exhibit S	Weighting Schedule

2.2.3 Preliminary Construction Documents prepared by Design-Builder pursuant to Section 3.2.1 and the Construction Documents to be prepared by Design-Builder pursuant to Section 3.2.2 shall be incorporated in this Agreement.

2.3 Conflicting Provisions. The Contract Documents are intended to permit the Parties to complete the Work and all obligations required by the Contract Documents in accordance with the terms herein for the Contract Price. The Contract Documents are intended to be complementary and interpreted in harmony so as to avoid conflict, with words and phrases interpreted in a manner consistent with construction and design industry standards. In the event of any inconsistency, conflict, or ambiguity between or among the Contract Documents, the Contract Documents shall take precedence in the order in which they are listed in Section 2.2 hereof. No oral representations or other agreements have been made by the Parties except as specifically stated in the Contract Documents.

Article 3

Design-Builder Responsibilities

3.1 Design-Builder’s Services in General. Except for services and information specifically set forth in Article 4 and Exhibit C to be provided by the Owner, Design-Builder shall perform or cause to be performed all design, engineering, procurement, construction services, supervision, labor, inspection, testing (including Performance Tests), start-up, material, equipment, machinery, temporary utilities and other temporary facilities to complete construction of the Project consistent with the Contract Documents (the “Work”). All design and engineering and construction services and other Work of the Design-Builder shall be performed in accordance with (i) the Project Scope, (ii) the Construction Documents, (iii) all Legal Requirements, and (iv) generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period. Any design and engineering or other professional service to be performed pursuant to this Agreement, which under Applicable Law must be performed by licensed personnel, shall be performed by licensed personnel as required by Law. The enumeration of specific duties and obligations to be performed by the Design-Builder under the Contract Documents shall not be construed to limit in any way the general undertakings of the Design-Builder as set forth herein. Design-Builder’s Representative shall be reasonably available to Owner and shall have the necessary expertise and experience required to supervise the Work. Design-Builder’s Representative shall communicate regularly with Owner and shall be vested with the authority to act on behalf of Design-Builder.

3.2 Design Development and Services.

3.2.1 As of this date or within thirty (30) Days from the Effective Date, Design-Builder has or shall have provided to Owner the following documents, and any other documents reasonably agreed to by Design-Builder and Owner as applying to the conceptual design of the Project and required to apply for the construction air permit or completion of the Site layout in cooperation with Owner’s rail engineer (collectively, the “Preliminary Construction Documents”), which shall be consistent with the Project Scope and once approved by Owner, shall be part of this Agreement:

(a)	major equipment lists, with sizes;

(b)	process flow diagram;

(c)	process design criteria and/or process description;

(d)	heat and material balance;

(e)	motor lists and electric loads; and

(f)	Site layout.

Owner shall have thirty (30) Days from the date it receives the Preliminary Construction Documents to review and approve such documents. The Preliminary Construction Documents shall establish performance standards for the completed Project and identify components required to meet those performance standards. Any changes to the Preliminary Construction

Documents (a) shall be subject to the prior review and approval by Owner, such approval not to be unreasonably withheld or delayed, and (b) shall not adversely impact the Performance Guarantee Criteria.

3.2.2 Where required by Law, Design-Builder shall provide through qualified, licensed design professionals employed by Design-Builder, or procured from qualified, independent licensed Design Consultants, the necessary design services, including architectural, engineering and other design professional services, for the preparation of the required drawings, specifications and other design submittals required to permit construction of the Work in accordance with this Agreement and the Preliminary Construction Documents (such drawings, specifications and design submittals collectively and together with the Preliminary Construction Documents, the “Construction Documents”). To the extent not prohibited by Legal Requirements, Design-Builder may prepare Construction Documents for a portion of the Work to permit construction to proceed on that portion of the Work prior to completion of the Construction Documents for the entire Work.

3.2.3 Construction of the Plant shall be consistent with the Construction Documents.

3.2.4 Design-Builder shall maintain a current, complete set of drawings and specifications at the Site. Owner may review such drawings and specifications. Owner and Independent Engineer may not make copies of the available drawings and specifications without Design-Builder’s written permission, and, granted such permission, may only do so to the extent such drawings and specifications directly pertain to the Plant; provided, however, that pursuant to Section 5.1 of this Agreement Design-Builder retains ownership of and property interests in any drawing or specifications made available and/or copied.

3.2.5 Unless specified in a Change Order, it is understood and agreed that review, comment and/or approval by Owner (or its designees) or Independent Engineer of any documents or submittals that Design-Builder is required to submit to Owner (or its designees) or Independent Engineer hereunder for their review, comment and/or approval (including without limitation the Preliminary Construction Documents pursuant to Section 3.2.1 hereof or other Construction Documents pursuant to Sections 3.2.2 and 3.2.4 hereof) shall not relieve or release Design-Builder from any of its duties, obligations or liabilities provided for under the terms of this Agreement or transfer any design liability from Design-Builder to Owner.

3.3 Standard of Care. All services performed by the Design-Builder and its Subcontractors pursuant to the Construction Documents shall be performed in accordance with the standard of care and skill generally accepted in the fuel ethanol industry in the Midwest United States during the relevant time period or in accordance with any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, safety and expedition. This standard of care is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period. Design-Builder and its Subcontractors shall perform all construction activities efficiently and with the requisite expertise, skill, competence, resources and care to satisfy the requirements of the Contract Documents and all applicable Legal Requirements. Design-Builder shall at all times exercise complete and exclusive control over the means, methods, sequences and techniques of construction.

3.4 Government Approvals and Permits. Except as identified in Exhibit C and, with respect to items identified as Owner’s responsibility, in Exhibit G (which items shall be obtained by Owner pursuant to Section 4.5), Design-Builder shall obtain and pay for all necessary permits, approvals, licenses, government charges and inspection fees required for the prosecution of the Work by any government or quasi-government entity having jurisdiction over the Project. Design-Builder shall provide reasonable assistance to Owner in obtaining those permits, approvals and licenses that are Owner’s responsibility.

3.5 Subcontractors

3.5.1 Design-Builder may subcontract any portions of the Work less than five hundred thousand dollars ($500,000) to any Subcontractor it may choose. Design-Builder may subcontract any portions of the Work in excess of five hundred thousand dollars ($500,000) only to those Subcontractors listed in Exhibit L attached hereto. Design-Builder shall provide notice to Owner if it seeks to use a Subcontractor not listed on Exhibit L to perform any portion of the Work in excess of five hundred thousand dollars ($500,000) and Owner shall have three (3) business days from receipt of such notice to reject the Subcontractor. If Owner does not reject the Subcontractor within three business days of receipt of notice, then the Subcontractor shall be deemed to have been approved. Notwithstanding anything else in this Section 3.5.1 to the contrary, if Owner rejects Design-Builder’s use of any Subcontractor not listed in Exhibit L for any reason other than such Subcontractor could reasonably be expected to not perform its work consistent with this Agreement or such Subcontractor could reasonably be expected to not provide equipment or materials, or perform work, of the same or better quality than a previously approved Subcontractor, Owner agrees that it will compensate Design-Builder for any cost consequences incurred by Design-Builder in retaining and utilizing an alternative Subcontractor, including an extension of the Work Schedule.

3.5.2 Design-Builder assumes responsibility to Owner for the proper performance of the Work of Subcontractors and any acts and omissions in connection with such performance. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Subcontractor, including but not limited to any third-party beneficiary rights.

3.5.3 Design-Builder shall coordinate the activities of all of Design-Builder’s Subcontractors. If Owner performs other work on the Project or at the Site with separate contractors under Owner’s control, Design-Builder agrees to reasonably cooperate and coordinate its activities with those separate contractors so that the Project can be completed in an orderly and coordinated manner without unreasonable disruption.

3.5.4 Design-Builder shall ensure that each subcontract with a Subcontractor is assignable to Owner without consent of the Subcontractor or any other person or entity in the event that Design-Builder shall be in an uncured default or terminated with cause under the terms of this Agreement.

3.6 Maintenance of Site. Design-Builder shall keep the Site reasonably free from debris, trash and construction wastes to permit Design-Builder to perform its construction services efficiently, safely and without interfering with the use of adjacent land areas. Upon Substantial Completion of the Work, or portion of the Work, as applicable, Design-Builder shall remove all debris, trash, construction wastes, materials, equipment, machinery and tools arising from the Work or applicable portions thereof to permit Owner to occupy the Project for its intended use.

3.7 Project Safety.

3.7.1 Design-Builder recognizes the importance of performing the Work in a safe manner so as to prevent damage, injury or loss to (i) any individuals at the Site, whether working or visiting, (ii) the Work, including materials and equipment incorporated into the Work or stored on-Site or off-Site, and (iii) any other property at the Site or adjacent thereto. Design-Builder assumes responsibility for implementing and monitoring all safety precautions and programs related to the performance of the Work. Design-Builder shall, prior to commencing construction, designate a representative (the “Safety Representative”) with the necessary qualifications and experience to supervise the implementation and monitoring of all safety precautions and programs related to the Work. Unless otherwise required by the Contract Documents, Design-Builder’s Safety Representative shall be an individual stationed at the Site who may have responsibilities on the Project in addition to safety. The Safety Representative shall make routine daily inspections of the Site and shall hold weekly safety meetings with Design-Builder’s personnel, Subcontractors and others as applicable.

3.7.2 Design-Builder and Subcontractors shall comply with all Legal Requirements relating to safety, as well as any Owner-specific safety requirements set forth in the Contract Documents; provided, that such Owner-specific requirements do not violate any applicable Legal Requirement. As promptly as practicable, Design-Builder will report in writing any safety-related injury, loss, damage or accident arising from the Work to Owner’s Representative and, to the extent mandated by Legal Requirements, to all government or quasi-government authorities having jurisdiction over safety-related matters involving the Project or the Work.

3.7.3 Design-Builder’s responsibility for safety under this Section 3.7 is not intended in any way to relieve Subcontractors of their own contractual and legal obligations and responsibility for (i) complying with all Legal Requirements, including those related to health and safety matters, and (ii) taking all necessary measures to implement and monitor all safety precautions and programs to guard against injury, losses, damages or accidents resulting from their performance of the Work.

3.8 Submission of Progress Reports. Design-Builder shall provide Owner with monthly written progress reports (each a “Progress Report”) in the form of the attached Exhibit F until such time as Final Completion. Design-Builder shall submit each Progress Report by the twenty-fifth (25th) day of each month covering work performed during the immediately preceding pay period.

3.9 Training and Manuals. At a mutually agreed time prior to start-up, Design-Builder shall provide two (2) weeks of training at a plant in Russell, Kansas (or other location) for all of Owner’s employees and Owner Operator’s employees required for the operation and maintenance of the Plant in accordance with all design specifications therefor contained in the Contract Documents and necessary in order to maintain the Performance Guarantee Criteria, including operators, laboratory personnel, general, plant and maintenance managers. Prior to Substantial Completion, Design-Builder shall also provide any necessary supplemental training at the Plant in order to adequately train Owner’s personnel on systems and operations at the Plant that are different from those utilized at the training site. Other personnel of Owner and Owner Operator may receive additional training at a location specified by Design-Builder pursuant to a separate arrangement between Owner and Design-Builder and as time is available. All training personnel and costs associated with such training personnel, including labor and all training materials will be provided to Owner and Owner Operator within the Contract Price at no additional cost. Owner and Owner Operator will be responsible for all travel and expenses of their employees and the Owner and Owner Operator will pay all wages and all other expenses for their personnel during the training. The training services will include training on computers, laboratory procedures, field operating procedures, and overall plant section performance expectations. Prior to the start-up training, Design-Builder shall provide Owner training manuals, three copies of a plant operation manual (“Plant Operation Manual”), a plant maintenance manual (“Plant Maintenance Manual”), and other documents reasonably necessary for the start-up process. The Plant Operation Manual shall provide a description of the dry mill ethanol production process, operational instructions, and shall include detailed descriptions, control procedures, and safety protocols required to effectively operate the Plant and each section of the Plant. The Plant Maintenance Manual shall provide information for maintaining equipment in the Plant. The Plant Maintenance Manual shall include such items as an equipment list, specifications, final vendor drawings, vendor operation and maintenance information, and other information reasonably necessary to maintain the Plant. The Plant Maintenance Manual shall provide detail at a level that assumes a reasonably competent maintenance technician with a moderate amount of training and experience.

Article 4

Owner’s Responsibilities

4.1 Duty to Cooperate.

4.1.1 Owner shall, throughout the performance of the Work, cooperate with Design-Builder and perform its responsibilities, obligations and services in a timely manner to facilitate Design-Builder’s timely and efficient performance of the Work and so as not to delay or interfere with Design-Builder’s performance of its obligations under the Contract Documents.

4.1.2 Owner shall provide timely reviews and approvals of Preliminary Construction Documents subject to Section 3.2.1.

4.1.3 Owner shall pay all documented costs, up to a maximum of One Hundred and Fifty Thousand Dollars ($150,000), incurred by Design-Builder for frost removal so that winter construction can proceed. Such costs may include, but are not limited to, equipment costs, equipment rental costs, sheltering costs, special material costs, fuel costs and associated labor costs. Owner acknowledges and agrees that such costs are in addition to, and not included in, the Contract Price.

4.2 Furnishing of Services and Information.

4.2.1 Except as set forth in Schedule 4.2.1, as of the Effective Date, Owner has provided to Design-Builder, at its own cost and expense, for Design-Builder’s information and use, the following, all of which Design-Builder is entitled to rely upon in performing the Work:

(a)	surveys of the property performed by JEO Consulting Group Inc. dated December 12, 2005 describing the property, boundaries, topography and reference points for use during construction, including existing service and utility lines;

(b)	geotechnical studies performed by Terracon Consultants, Inc. dated September 2, 2005 (Terracon Project No. 05055094) describing subsurface conditions including soil borings, and other surveys describing other latent or concealed physical conditions at the Site;

(c)	temporary and permanent easements as described in the site survey, zoning and other requirements and encumbrances affecting land use or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work;

(d)	a legal description of the Site;

(e)	to the extent available, as-built and record drawings of any existing structures at the Site;

(f)	environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site performed by the Natural Resources Group, Inc. in the Phase I Environmental Assessment dated January 12, 2006;

(g)	Owner’s deliverables under Exhibit C; and

(h)	the permits listed on Exhibit G that are described as “obtained”.

Owner shall provide Design-Builder all items listed on Schedule 4.2.1 no later than sixty (60) Days prior to the issuance of the Notice to Proceed, except for those items related to water treatment and fire protection requirements, which items shall be provided no later than ninety (90) Days after the issuance of the Notice to Proceed.

4.2.2 Owner is responsible for securing and executing all necessary agreements with adjacent land or property owners that are necessary to enable Design-Builder to perform the Work and that have been identified and notified in writing by Design-Builder to Owner prior to the Effective Date. Owner is further responsible for all costs, including attorneys’ fees, incurred in securing these necessary agreements.

4.3 Financial Information; Cooperation with Lenders; Failure to Obtain Financial Closing. Design-Builder acknowledges that Owner is seeking financing for the Project. Design-Builder agrees to cooperate with Owner in good faith in order to satisfy the requirements of

Owners’ financing arrangements, including, where appropriate, the execution and delivery of documents or instruments necessary to accommodate the Financial Closing. Owner agrees to pay all documented costs incurred by Design-Builder incurred prior to and at Financial Closing in connection with satisfying the requirements of Owners’ financing arrangements including all documented attorney’s fees. Design-Builder and Owner also acknowledge that the Lenders, as a condition to providing financing for the Plant, shall require Owner to provide the Independent Engineer with certain participation and review rights with respect to Design-Builder’s performance of the Work. Design-Builder acknowledges and agrees that such participation and review rights shall consist of the right to (i) enter the Site and inspect the Work upon reasonable notice to Design-Builder; (ii) attend all start-up and testing procedures; and (iii) review and approve such other items for which Owner is required by Lenders to obtain the concurrence, opinion or a certificate of the Independent Engineer or the Lenders pursuant to the Financing Documents which items do not alter the rights or impose additional obligations on Design-Builder (collectively, the “Oversight Items”). Nothing in this Section 4.3 shall be deemed to require Design-Builder to agree to any amendments to this Agreement that would adversely affect Design-Builder’s risks, rights or obligations under this Agreement. Upon Financial Closing, Owner shall promptly provide to Design-Builder an officer’s certificate certifying that Financial Closing has occurred and such Owner’s officer’s certificate shall constitute evidence satisfactory to Design-Builder that Owner has adequate funds available and committed to fulfill its obligations under the Contract Documents for all purposes hereunder. Owner must obtain Financial Closing prior to issuing the Notice to Proceed. If Owner fails to obtain Financial Closing within six (6) months of the Effective Date, this Agreement shall terminate and Design-Builder shall have no further obligations hereunder.

4.4 Owner’s Representative. Owner’s Representative, as set forth in Section 16.1 hereof, shall be responsible for providing Owner-supplied information and approvals in a timely manner to permit Design-Builder to fulfill its obligations under the Contract Documents. Owner’s Representative shall also provide Design-Builder with prompt notice if it observes any failure on the part of Design-Builder to fulfill its contractual obligations, including any errors, omissions or defects in the performance of the Work. Owner’s Representative shall be vested with the authority to act on behalf of Owner and Design-Builder shall be entitled to rely on written communication from Owner’s Representative with respect to a Project matter.

4.5 Government Approvals and Permits. Owner shall obtain and pay for all necessary Governmental Approvals required by Law, including permits, approvals, licenses, government charges and inspection fees set forth in Exhibit C and, to the extent identified as Owner’s responsibility, Exhibit G. Owner shall provide reasonable assistance to Design-Builder in obtaining those permits, approvals and licenses that are Design-Builder’s responsibility pursuant to Exhibits G and Section 3.4.

4.6 Owner’s Separate Contractors. Owner is responsible for all work, including such work listed on Exhibit C, performed on the Project or at the Site by separate contractors under Owner’s control. Owner shall contractually require its separate contractors to cooperate with, and coordinate their activities so as not to interfere with, Design-Builder in order to enable Design-Builder to timely complete the Work consistent with the Contract Documents.

Article 5

Ownership of Work Product; Risk of Loss

5.1 Work Product. All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Design-Builder to Owner under this Agreement (“Work Product”) shall be instruments of service and Design-Builder shall retain the ownership and property interests therein, including the copyrights thereto.

5.2 Owner’s Limited License Upon Payment in Full. Upon Owner’s payment in full for all Work performed under the Contract Documents, Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s occupancy, operation, maintenance, and repair of the Plant. Design-Builder acknowledges and agrees that the limited license to use the Work Product granted hereby shall provide Owner sufficient rights in and to the Work Product as shall be necessary for Owner to operate and maintain the Plant as contemplated in the Contract Documents and shall include any Pass Through Warranties in connection therewith.

5.2.1 Owner shall be entitled to use the Work Product solely for purposes relating to the Plant, but shall not be entitled to use the Work Product for any other purposes whatsoever, including without limitation, expansion of the Plant. Notwithstanding the foregoing sentence, Owner shall be entitled to use the Work Product for the operation, maintenance and repair of the plant including the interconnection of, but not the design of, any future expansions to the Plant. The limited license granted to Owner under Sections 5.2, 5.3 or 5.4 to use the Work Product shall be limited by and construed according to the same terms contained in the ICM License Agreement between Owner and ICM, Inc., attached hereto as Exhibit D and incorporated herein by reference thereto, except (i) references in such ICM License Agreement to ICM and Proprietary Property shall refer to Design-Builder and Work Product, respectively, (ii) the Laws of the State of Minnesota shall govern such limited license, and (iii) the dispute resolution provisions contained in Article 19 hereof shall apply to any breach or threatened breach of Owner’s duties or obligations under such limited license, except that Design-Builder shall have the right to seek injunctive relief in a court of competent jurisdiction against Owner or its Representatives for any such breach or threatened breach. Design-Builder is utilizing certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the Project, and Design-Builder may incorporate proprietary property and information of ICM into the Work Product. Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of the License Agreement between Owner and ICM, attached hereto as Exhibit D, to be executed by such parties in connection with the execution of this Agreement. This paragraph also applies to Articles 5.3 and 5.4 below. Notwithstanding any provision in this Agreement to the contrary, Owner shall not assume any risk that the technology and proprietary property and information of ICM are not sufficient for the purposes of permitting Design-Builder to fulfill its obligations under this Agreement, including without limitation achieving the Performance Guarantee Criteria.

5.3 Owner’s Limited License Upon Owner’s Termination for Convenience or Design-Builder’s Election to Terminate. If Owner terminates the Project for its convenience as set forth in Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5, Design-Builder shall, upon Owner’s payment in full of the amounts due Design-Builder under this Agreement, grant Owner a limited license to use the Work Product to complete the Plant and subsequently occupy, operate, maintain, and repair the Plant, subject to the following:

5.3.1 use of the Work Product is at Owner’s sole risk without liability or legal exposure to any Indemnified Party; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms; and

5.3.2 if the termination for convenience is by Owner in accordance with Section 15.3 hereof, or if Design-Builder elects to terminate this Agreement in accordance with Section 15.5 then Owner agrees to pay Design-Builder the additional sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Additional Sum”) as compensation for the limited right to use the Work Product completed “as is” on the date of termination in accordance with this Article 5; provided that the Additional Sum does not apply and shall be subordinated to Owner’s obligations to the Lenders on the terms and conditions set forth in the direct agreement among Design-Builder, Owner, and Lenders.

5.4 Owner’s Limited License Upon Design-Builder’s Default. If this Agreement is terminated due to Design-Builder’s default pursuant to Section 15.2 or 15.6 and Owner has fully satisfied all of its obligations under the Contract Documents through the time of Design-Builder’s default, then Design-Builder shall grant Owner a limited license to use the Work Product in connection with Owner’s completion, occupancy, operation, maintenance and repair of the Plant. This limited license grants Owner the ability to repair the Plant at Owner’s discretion.

5.5 Owner’s Indemnification for Use of Work Product. If Owner uses the Work Product or Plant under any of the circumstances identified in this Article 5, to the fullest extent allowed by Law, Owner shall defend, indemnify and hold harmless the Design-Builder or anyone working by or through Design-Builder, including Design Consultant (collectively the “Indemnified Parties”) from and against any and all claims, damages, liabilities, losses and expenses, including attorneys’ fees, arising out of or resulting from the (a) negligent use of the Work Product or Plant, (b) a use of the Work Product or Plant that is not contemplated by the Contract Documents, or (c) revisions to the Work Product that are made after the time the Work Product is delivered to Owner by Design-Builder; provided, however, that any Pass Through Warranties regarding equipment or express warranties regarding equipment provided by this Agreement shall remain in effect according to their terms.

5.6 Risk of Loss. Design-Builder shall be responsible for, and shall bear the cost of, any and all risks of loss of or damage to the Plant, equipment and the Work as a whole, until Final Completion; provided, however, that Design-Builder shall not be liable for physical loss of or damage to the Work during or after Performance Tests where such loss or damage is caused by the willful misconduct or gross negligence of Owner’s employees (including third parties who are under the direction or control of Owner), but Design-Builder shall be obligated to complete the Work pursuant to a Change Order executed pursuant to Article 13 to compensate Design-Builder for any additional costs to complete the Work caused by such loss or damage. With respect to Design-Builder’s obligations under this Section 5.6, if (a) there occurs any loss or damage to the Work that is covered by insurance specified in this Agreement and in respect of which Owner or the Lenders receive any casualty insurance proceeds and (b) such casualty insurance proceeds are not released to the Design-Builder to repair or replace such loss or damage and complete the Work, then Design-Builder shall not be responsible for risk of loss or damage to the Work that is covered by such insurance.

Article 6

Commencement and Completion of the Project

6.1 Work Schedule. The preliminary schedule for the execution of the Work is attached as Exhibit J hereto (as updated pursuant to the next sentence, the “Work Schedule”). The final schedule for execution of the Work shall be provided within thirty (30) Days after receipt of the Notice to Proceed. The Work Schedule provides the scheduled dates for the commencement and completion of the various stages of Work, including the dates when Owner’s obligations are required to be complete to enable Design-Builder to achieve the Contract Time(s). The Work Schedule shall be revised as required by conditions and progress of the Work but such revisions shall not relieve Design-Builder of its obligations to complete the Work within the Contract Time(s), unless such revisions to the Work Schedule are required as a result of any delay in the completion of Owner’s obligations or as a result of a Force Majeure Event. In such event, the Work Schedule shall be revised to provide, without penalty to Design-Builder, a Day-for-Day extension of the Contract Time(s) for completion of the Work for each Day during which Owner’s failure to complete its obligations or a Force Majeure Event causes such delay.

6.2 Phase I and Phase II Engineering. Owner and Design-Builder have entered into that certain Phase I and Phase II Engineering Services Agreement dated                     , 2006 and attached hereto as Exhibit M. Phase I and Phase II Engineering Services Agreement provides for Design-Builder to commence work on the Phase I and Phase II engineering for the Project as set forth therein. Owner has agreed to pay Design-Builder Ninety-Two Thousand Five Hundred Dollars ($92,500) for such engineering services pursuant to the terms of that agreement, the full amount of which shall be included in and credited to the Contract Price. Notwithstanding the foregoing sentence, if a Notice to Proceed is not issued pursuant to Section 6.2, then Design-Builder shall keep the full amount paid under the Phase I and Phase II Engineering Services Agreement as compensation for the services provided thereunder.

6.3 Notice to Proceed; Commencement. The Work shall commence within five (5) Days of Design-Builder’s receipt of Owner’s written valid notice to proceed (“Notice to Proceed”) unless the Parties mutually agree otherwise in writing. The Parties agree that a valid Owner’s Notice to Proceed cannot be given until: [*]. Owner and Design-Builder mutually agree that time is of the essence with respect to the dates and times set

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

forth in the Contract Documents. Design-Builder must receive a valid Owner’s Notice to Proceed within one hundred and eighty (180) Days of the Effective Date; otherwise, the Contract Price referred to in Section 9.1 is subject to a price increase. If Owner fails to deliver a valid Notice to Proceed on or before the date one hundred and eighty (180) Days after the Effective Date, this Agreement shall terminate and Design-Builder shall have no further obligations hereunder.

6.4 Project Start-Up and Testing. Owner shall provide, at Owner’s cost, equipment, tools, instruments and materials necessary for Owner to comply with its obligations under Exhibit C, raw materials, consumables and personnel, necessary for start-up and testing of the Plant, and Design-Builder shall provide supervision, standard and special test instruments, tools, equipment and materials required to perform component and equipment checkout and testing, initial start-up, operations supervision and corrective maintenance of all permanent Plant equipment within the scope of the Work. Notwithstanding the foregoing sentence, Design-Builder shall be responsible for raw materials and consumables to the extent such amounts provided by Owner are destroyed or damaged (as opposed to consumed in the ordinary course of start-up and testing) by Design-Builder or its personnel during start-up and testing. Design-Builder shall supervise and direct Owner’s employees and Owner Operator’s personnel who shall participate in the start-up activities with Design-Builder’s personnel to become familiar with all aspects of the Plant. Owner and the Independent Engineer may witness start-up and testing activities. Performance testing will be conducted in accordance with the provisions of Section 7.2 hereof.

6.5 Substantial Completion.

6.5.1 Substantial Completion of the entire Work shall be achieved no later than five hundred and twenty-two (522) Days after the date of the Notice to Proceed, subject to adjustment in accordance with the Contract Documents (the “Scheduled Substantial Completion Date”).

6.5.2 Substantial completion (“Substantial Completion”) shall be achieved when the Owner reasonably determines that the following conditions have been met:

(a)	the Work is sufficiently complete so the Plant is ready to grind corn and begin operation for its intended use as a one hundred (100) MGY fuel ethanol production facility;

(b)	Performance Tests have been completed to demonstrate, at a minimum, in accordance with Section 7.2 hereof, that the Performance Guarantee Criteria have been achieved;

(c)	the Design-Builder has provided certificates of insurance which indicate that required coverages will remain in effect until Final Completion or as otherwise required by the Contract Documents;

(d)	all permits required to have been obtained by the Design-Builder have been obtained;

(e)	training has been completed in accordance with Section 3.9 and all manuals (including the Plant Operation Manual and Plant Maintenance Manual) provided to Owner;

(f)	all special tools necessary for operation of the Plant have been provided to Owner; and

(g)	preliminary (red-lined) As Built Plans have been provided to Owner.

6.5.3 Procedures. Design-Builder shall notify Owner in writing when it believes Substantial Completion has been achieved with respect to the Work. Within five (5) Days of Owner’s receipt of Design-Builder’s notice, Owner and Design-Builder will jointly inspect such Work to verify that it is substantially complete in accordance with the requirements of the Contract Documents. If such Work is deemed substantially complete, Design-Builder shall prepare and issue a certificate of Substantial Completion (“Certificate of Substantial Completion”) for the Work that will set forth (i) the date of Substantial Completion, (ii) the remaining items of Work that have to be completed before Final Payment (“Punch List”), and (iii) provisions (to the extent not already provided in this Agreement) establishing Owner’s and Design-Builder’s responsibility for the Project’s security, maintenance, utilities and insurance pending Final Payment. Owner, at its option, may use a portion of the Work prior to completion of the entire Work; provided that (i) Design-Builder and Owner have, to the extent required, obtained the consent of their sureties and insurers and the appropriate Governmental Authorities having jurisdiction over the Project, and (ii) Owner and Design-Builder agree that Owner’s use or occupancy will not interfere with Design-Builder’s completion of the remaining Work in accordance with the Contract Documents.

6.5.4 Production Bonus. If Owner realizes Net Cash Flow from ethanol sales and byproduct sales prior to Substantial Completion, Owner shall pay Design-Builder at the time of Final Payment a production bonus (“Production Bonus”) equal to forty percent (40%) of Net Cash Flow derived from such sales. In no event shall the Production Bonus be payable for any production beyond five hundred and fifteen (515) Days after the date of the Notice to Proceed and in no event shall the Production Bonus be payable for any Day in which the Early Completion Bonus is payable.

6.5.5 Early Completion Bonus. If Substantial Completion is attained within five hundred and twenty-two (522) Days after the date of the Notice to Proceed, Owner shall pay Design-Builder at the time of Final Payment under Section 10.3 hereof an early completion bonus (“Early Completion Bonus”) of Twenty-Eight Thousand Dollars ($28,000) per Day for each Day that Substantial Completion occurred in advance of said five hundred and twenty-two (522) Days. The Early Completion Bonus shall be prorated based upon the average actual per day production of fuel ethanol meeting the standards set forth in Exhibit A produced after Substantial Completion and prior to said five hundred and twenty-two (522) Days in relation to the nameplate capacity of one hundred (100) MGY.

6.5.6 Timing of Payment of Bonuses. In all events, payment of the Production Bonus and the Early Completion Bonus, if applicable, at the time of Final Payment is subject to release of funds by senior lender. If senior lender does not allow release of funds at the time of Final Payment to pay said Early Completion Bonus or Production Bonus in full, any unpaid balance shall be converted to an unsecured promissory note payable by Owner to Design-Builder, accruing interest at ten percent (10%) per annum. On each anniversary of the note, any unpaid accrued interest shall be converted to principal and shall accrue interest as principal thereafter. Owner shall pay said promissory note as soon as allowed by senior lender; in any event, the note, plus accrued interest, shall be paid in full before Owner pays or makes any distributions to or for the benefit of its owners (shareholders, members, partners, etc.). All payments shall be applied first to accrued interest and then to principal. Design-Builder hereby waives the right to set-off the Production Bonus or the Early Completion Bonus payable by Owner to Design-Builder against any Liquidated Damages or other amounts payable by Design-Builder to Owner.

6.6 Final Completion.

6.6.1 Final Completion of the Work shall be achieved within five hundred and seventy-five (575) Days after the date of the Notice to Proceed (“Scheduled Final Completion Date”).

6.6.2 “Final Completion” shall be achieved when the Owner reasonably determines that the following conditions have been met:

(a)	Substantial Completion has been achieved;

(b)	any outstanding amounts owed by Design-Builder to Owner have been paid in full;

(c)	the items identified on the Punch List have been completed by Design-Builder;

(d)	clean-up of the Site has been completed;

(e)	the information in Section 6.6.4 has been provided to Owner;

(f)	certificates of insurance confirming that required coverages will remain in effect consistent with the requirements of the Contract Documents have been provided to Owner; and

(g)	release and waiver of all claims and liens from Design-Builder and Subcontractors have been provided in a format that is substantially consistent with Exhibit Q.

6.6.3 After receipt of a Final Application for Payment from Design-Builder, Owner shall make Final Payment, less an amount equal to the value of any Subcontractor lien waivers not yet obtained.

6.6.4 At the time of submission of its Final Application for Payment, Design-Builder shall provide the following information:

(a)	an affidavit that there are no claims, obligations or liens outstanding or unsatisfied for labor, services, material, equipment, taxes or other items performed, furnished or incurred for or in connection with the Work which will in any way affect Owner’s interests;

(b)	a general release executed by Design-Builder waiving, upon receipt of final payment by Design-Builder, all claims for payment, additional compensation, or damages for delay, except those previously made to Owner in writing and remaining unsettled at the time of Final Payment provided such general release shall not waive defenses to claims that may be asserted by Owner after payment or claims arising after payment;

(c)	consent of Design-Builder’s surety, if any, to Final Payment; and

(d)	a hard copy of the As Built Plans; provided, however, that such plans will remain the Work Product of the Design-Builder and subject in all respects to Article 5.

6.6.5 Upon making Final Payment, Owner waives all claims against Design-Builder except claims relating to (i) Design-Builder’s failure to satisfy its payment obligations, (ii) Design-Builder’s failure to complete the Work consistent with the Contract Documents, including defects appearing within one (1) year after Substantial Completion and (iii) the terms of any warranties required by the Contract Documents.

6.7 Post Completion Support. Adequate personnel to complete all Work within the Work Schedule will be maintained on-Site by Design-Builder or a Subcontractor until Final Completion has been achieved. In addition to prosecuting the Work until Final Completion has been achieved, Design-Builder or its Subcontractor will provide from the date of Substantial Completion: (i) one (1) month of on-Site operational support for Owner’s and Owner Operator’s personnel; and (ii) six (6) months of off-Site technical and operating procedure support by telephone and other electronic data transmission and communication.

6.8 Sunset Date. If Design-Builder has not achieved Substantial Completion within six hundred and fifty (650) Days after the date of the Notice to Proceed (“Sunset Date”) for any reason other than a material breach of this Agreement by Owner or an act of the Owner which materially delays Design-Builder’s performance under this Agreement, then, without regard to any otherwise applicable extension of the Contract Time, Owner may terminate this Agreement pursuant to Section 15.2.

Article 7

Performance Testing and Liquidated Damages

7.1 Performance Guarantee. The Design-Builder guarantees that the Plant will meet the performance criteria listed in Exhibit A (the “Performance Guarantee Criteria”) during Performance Tests conducted and concluded no later than the Scheduled Substantial Completion Date. If there is a performance shortfall, Design-Builder will pay all design and construction costs associated with making the necessary corrections. Design-Builder retains the right to use its sole discretion in determining the method (which shall be in accordance with generally accepted construction and design-build standards of the fuel ethanol industry in the Midwest United States during the relevant time period) to remedy any performance related issues.

7.1.1 If Owner prevents Design-Builder from conducting Performance Tests for thirty (30) days after the date that Design-Builder has notified Owner in writing of its intent to start Performance Tests, then after reasonable written notice by Design-Builder to Owner of the failure to perform, a Change Order shall be executed pursuant to Article 13 to compensate Design-Builder for any additional costs to complete the Work caused by owner’s failure to perform, including re-mobilization costs incurred by Design-Builder.

7.2 Performance Testing.

7.2.1 The Design-Builder shall direct and supervise the tests and, if necessary, the retests of the Plant using Design-Builder’s supervisory personnel and the Air Emissions Tester shall conduct the air emissions test, in each case, in accordance with the testing procedures set forth in Exhibit A (the “Performance Tests”), to demonstrate, at a minimum, compliance with the Performance Guarantee Criteria. Design-Builder shall cooperate with the Air Emissions Tester to facilitate performance of all air emissions tests. To the extent that Owner’s employees, or third parties that are not Subcontractors, are involved in the Performance Testing and conducting the Performance Tests pursuant to the direction of the Design-Builder, the failure of such third parties or Owner’s employees to properly follow the directions of the Design-Builder in conducting the Performance Tests, except in instances of the willful misconduct or gross negligence of such third parties or Owner’s employees, shall not relieve the Design-Builder of its obligation to meet the Performance Tests. Design-Builder shall not be held responsible for the willful misconduct or gross negligence of Owner’s employees and third parties involved in the Performance Tests, but shall be obligated to diligently continue the Work and obtain Substantial Completion pursuant to a Change Order executed pursuant to Article 13 to compensate Design-Builder for any additional costs arising out of such willful misconduct or gross negligence.

7.2.2 No later than sixty (60) Days prior to Substantial Completion, Design-Builder shall provide to Owner for review a detailed testing plan for the Performance Tests (other than for air emissions) which shall be substantially consistent with Exhibit P. Owner and Design-Builder shall agree upon a testing plan thirty (30) Days prior to the earlier of the Scheduled Substantial Completion Date or Substantial Completion that shall be consistent with the Performance Test Protocol contained in Exhibit A hereto. After such agreement has been reached, Design-Builder shall notify the Owner five (5) Business Days prior to the date Design-Builder intends to commence the Performance Tests and shall notify the Owner upon commencement of the Performance Tests. Owner and Independent Engineer each have the right to witness all testing, including the Performance Tests and any equipment testing, whether at the Site or at the Subcontractor’s or equipment supplier’s premises during the course of this Agreement. Notwithstanding the foregoing sentence, Owner shall bear the costs of providing a witness to any such testing and all such witnesses shall comply at all times with Design-Builder’s, Subcontractor’s or equipment supplier’s safety and security procedures and other reasonable requirements, and otherwise conduct themselves in a manner that does not interfere with Design-Builder’s, Subcontractor’s or equipment supplier’s activities or operations.

7.2.3 Design-Builder shall provide to Owner a performance test report (excluding results from air emissions testing), including all applicable test data, calculations and certificates indicating the results of the Performance Tests and, within five (5) Business Days of Owner’s receipt of such results, Owner, Independent Engineer and Design-Builder will jointly inspect such Work and review the results of the Performance Tests to verify that the Performance Guarantee Criteria have been met. If Owner or Independent Engineer reasonably determines that the Performance Guarantee Criteria have not been met, Owner shall notify Design-Builder the reasons why Owner determined that the Performance Guarantee Criteria have not been met and Design-Builder shall promptly take such action or perform such additional work as will achieve the Performance Guarantee Criteria and shall issue to the Owner another notice in accordance with Section 7.2.2; provided, however, that if the notice relates to a retest, the notice may be provided no less than two (2) business days prior to the Performance Tests. Such procedure shall be repeated as necessary until Owner and Independent Engineer verifies that the Performance Guarantee Criteria have been met.

7.3 Liquidated Damages.

7.3.1 Design-Builder understands that if Substantial Completion is not achieved by the Scheduled Substantial Completion Date, Owner will suffer damages which are difficult to determine and accurately specify. Design-Builder agrees that if Substantial Completion is not achieved by the Scheduled Substantial Completion Date, Design-Builder shall pay Owner [*] as liquidated damages, and not as a penalty, for each Day beyond the Scheduled Substantial Completion Date that the Design-Builder fails to achieve Substantial Completion. Liquidated Damages shall be prorated based upon the actual per day production of fuel ethanol meeting the standards set forth in Exhibit A produced after the Scheduled Substantial Completion Date and prior to the Scheduled Final Completion Date in relation to the nameplate capacity of one hundred (100) MGY; provided, however, that Liquidated Damages shall not be prorated on and after the Scheduled Final Completion Date. Owner, at its discretion, may elect to offset any such liquidated damages from any retainage. Liquidated damages shall be paid by Design-Builder by the fifteenth (15th) Day of the month following the month in which the liquidated damages were incurred.

7.3.2 Maximum Liquidated Damages. Design-Builder’s liability for liquidated damages under Section 7.3.1 shall be capped at and shall not exceed [*].

7.3.3 The liquidated damages provided herein shall be in lieu of all liability for any and all extra costs, losses, loss of profits, expenses, claims, penalties and any other damages, whether special or consequential, and of whatsoever nature incurred by Owner which arise solely due to a delay in achieving Substantial Completion by the Scheduled Substantial Completion Date; provided that such liquidated damages shall not in any way detract from or limit Owner’s remedies or Design-Builder’s liabilities in connection with any default by Design-Builder under Section 15.2 hereof.

7.3.4 Design-Builder shall not be liable for liquidated damages during any period of time for which an extension of the Scheduled Substantial Completion Date is available pursuant to Article 12.

7.4 Bonds and Other Performance Security.

7.4.1 On or prior to the date of Financial Closing, the Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit H (the “Performance

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Bond”) in an initial amount equivalent to the Contract Price. Owner shall pay on the date of Financial Closing all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Performance Bond. Any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Performance Bond shall be for the account of Design-Builder.

(a)	Design-Builder shall post additional bonds or security (which must be in form and substance satisfactory to Owner and the Lenders) or shall increase the amount of the Performance Bond by the amount of any increases to the Contract Price; provided, however, that Owner shall pay all costs of obtaining such bonds or security, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bonds or security, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the bonds or security.

(b)	The Performance Bond shall secure the Design-Builder’s obligations to complete the Work in accordance with this Agreement.

7.4.2 On or prior to the date of Financial Closing, the Design-Builder shall deliver to Owner a bond substantially in the form attached as Exhibit I (the “Payment Bond”) in an initial amount equivalent to the Contract Price. Owner shall pay on the date of Financial Closing all costs of obtaining such bond, plus pay Design-Builder a fee of seven and one half percent (7.5%) for obtaining such bond, such fee to be calculated by multiplying seven and one half percent (7.5%) times the cost of the Payment Bond but any amounts payable to the surety due to Design-Builder’s default under this Agreement or the Payment Bond shall be for the account of Design-Builder.

(a)	Design-Builder shall post additional bonds or security (which must be in form and substance reasonably satisfactory to Owner and the Lenders) or shall increase the amount of the Payment Bond by the amount of any increase to the Contract Price.

(b)	The Payment Bond shall secure the Design-Builder’s obligations to pay its Subcontractors, vendors and suppliers.

(c)	The Payment Bond shall provide the conditions upon which Subcontractors, vendors and suppliers may draw upon such Payment Bond following Design-Builder’s failure to pay amounts due such Subcontractors, vendors and suppliers.

Article 8

Warranties

8.1 Design-Builder Warranty. Design-Builder warrants and guarantees to Owner that the construction, including all material and equipment furnished as part of the construction, shall be new and of good quality and in accordance with the Contract Documents. Design-Builder further warrants and guarantees that it will perform all of its design, engineering, and construction in a good and workmanlike manner and in accordance with the provisions of the Contract Documents, and that, when completed, the Work, its design and its components shall (i) be free from defects caused by errors or omission in design, engineering and construction, (ii) comply in all respects with the requirements of the Contract Documents, and (iii) comply with, and be capable of operation in accordance with, Legal Requirements. Design-Builder’s warranty obligation excludes defects caused by abuse, alterations, or failure to maintain the Work by persons other than Design-Builder or anyone for whose acts Design-Builder may be liable. Nothing in this warranty is intended to limit any Manufacturer’s Warranty which provides Owner with greater warranty rights than set forth in this Section 8.1 or the Contract Documents. Design-Builder will provide to Owner all manufacturers’ and Subcontractors’ warranties upon the earlier of Substantial Completion and termination of this Agreement. Owner’s failure to comply with all Operating Procedures shall void those guarantees, representations and warranties, whether expressed or implied, that were given by Design-Builder to Owner, concerning the performance of the Plant that are reasonably determined by Design-Builder to be affected by such failure. If Design-Builder reasonably determines that all damage caused by such failure can be repaired and Owner makes all repairs needed to correct such damage, as reasonably determined by Design-Builder, such guarantees, representations and warranties shall be reinstated for the remaining term thereof, if any, from the date of such repair.

8.2 Correction of Defective Work.

8.2.1 Design-Builder agrees to correct any Work that is found to not be in conformance with the Contract Documents, including that part of the Work subject to Section 8.1, within a period of one (1) year from the date of Substantial Completion of the Work. In addition, the one (1)year period shall be extended one (1) Day for any part of the Work that is found to be not in conformance with the Contract Documents for each Day that such part of the Work is not operating in conformity with the Contract Documents, including any time during which any part of the Work is repaired or replaced pursuant to this Article 8.

8.2.2 Design-Builder shall, within seven (7) Days of receipt of written notice from Owner that the Work is not in conformance with the Contract Documents, take meaningful steps to diligently commence correction of such nonconforming Work, including the correction, removal or replacement of the nonconforming Work and correction or replacement of any Work damaged by such nonconforming Work. If Design-Builder fails to diligently commence the necessary steps within such seven (7) Day period or fails to continue to perform such steps through completion, Owner, in addition to any other remedies provided under the Contract Documents, may provide Design-Builder with written notice that Owner will commence or assume correction of such nonconforming Work and repair of such damaged Work with its own resources. If, following such written notice, Owner performs such corrective and repair Work, Design-Builder shall be responsible for all reasonable costs incurred by Owner in performing the correction. If the nonconforming Work creates an emergency requiring an immediate response, the seven (7) Day periods identified herein shall be inapplicable and Design-Builder shall immediately correct, remove or replace the nonconforming Work.

8.3 Warranty Period Not Limitation to Owner’s Rights. The one (1)year period referenced in Section 8.2 above applies only to Design-Builder’s obligation to correct nonconforming Work and is not intended to constitute a period of limitations for any other rights or remedies Owner may have regarding Design-Builder’s other obligations under the Contract Documents.

Article 9

Contract Price

9.1 Contract Price. As full consideration to Design-Builder for full and complete performance of the Work and all costs incurred in connection therewith, Owner shall pay Design-Builder in accordance with the terms of Article 10, the sum of Ninety-Six Million Two Hundred Seventy-Five Thousand Dollars ($96,275,000) (“Contract Price”), subject to adjustments made in accordance with Article 13. Owner acknowledges that it has taken no action which would impose a union labor or prevailing wage requirement on Design-Builder, Owner or the Project. The Parties acknowledge and agree that if after the date hereof, a change in Applicable Law or a Governmental Authority acting pursuant to a change in Applicable Law shall require Design-Builder to employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such labor or wages.

Article 10

Payment Procedures

10.1 Payment at Financial Closing. As part of the Contract Price, Owner shall pay Design-Builder [*] as soon as allowed by its organizational documents and any other agreements or Laws and at the latest, at Financial Closing, as a mobilization fee. The [*] mobilization fee payment shall be subject to retainage as provided by Section 10.2.7.

10.2 Progress Payments.

10.2.1 Application for Payment. On or before the twenty-fifth (25th) Day of each month beginning with the first (1st) month following the Notice to Proceed, Design-Builder shall submit to Owner its request for payment for all Work performed and not paid for during the previous Pay Period, which request shall be in substantially the form set forth on Exhibit R (the “Application for Payment”). With each Application for Payment Design-Builder shall submit to Owner the Progress Report, the Work Schedule and the Weighting Spreadsheet. Design-Builder shall submit to Owner, along with each Application for Payment, signed lien waivers from Design-Builder, and signed lien waivers received from Subcontractors and suppliers for the Work included in the Application for Payment submitted for the immediately preceding Pay Period and for which payment has been received.

10.2.2 The Application for Payment shall constitute Design-Builder’s representation that the Work has been performed consistent with the Contract Documents and has progressed to the point indicated in the Application for Payment. Title to the Work shall pass to Owner free and clear of all claims, liens, encumbrances, and security interests upon Design-Builder’s receipt of payment therefor. Owner and Design-Builder agree that the work completed at the Site and the comparison of the Application for Payment against the Work

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

Schedule, the Schedule of Values, the Weighting Spreadsheet and the Progress Report is sufficient substantiation of the accuracy of the Application for Payment. Any disputes as to preliminary and final substantiations shall be resolved pursuant to the terms of this Agreement.

10.2.3 Within ten (10) calendar days after the later to occur of (i) Owner’s receipt of each properly submitted Application for Payment or (ii) the twenty-fifth (25th) Day of the month in which such Application for Payment is properly submitted, Owner shall pay Design-Builder all amounts properly due. The Parties agree that Owner and Independent Engineer may not be able to substantiate the Payment being requested within the ten (10) Days required to pay Design-Builder, and if the Owner and Independent Engineer cannot substantiate the payment or properly document any withholding in accordance with 10.2.6, then Owner shall make payment to Design-Builder all amounts properly due. If Owner and Independent Engineer subsequently determine that any portion of the Work performed, for which payment was requested in the most recent Application for Payment and for which amounts were paid, cannot in fact be substantiated, Owner shall notify Design-Builder in accordance with Section 10.2.6 and any disputed amounts shall be paid in accordance therewith. Notification of any disputed amount must be made no later than five (5) Days prior to the scheduled date for the next Application for Payment. Any amount which had been paid by Owner as requested in an Application for Payment for which Owner and Independent Engineer believe Work cannot be substantiated and notice pursuant to the immediately preceding sentence has been provided, shall be reflected by an adjustment in a subsequent Application for Payment. In no event shall the cumulative amount paid to Design-Builder as of any month exceed the amount set forth opposite such month in the Maximum Draw (Payment) Schedule set forth in Exhibit N; provided, however, that if (1) Design-Builder seeks payment for Work in excess of the amounts set forth in the Maximum Draw (Payment) Schedule and (2) Design-Builder demonstrates to the reasonable satisfaction of the Independent Engineer that the Work for which such payment is sought would result in an acceleration of the Work Schedule, then Owner shall request from the agent for its senior Lenders on behalf of those Lenders a waiver of the Maximum Draw (Payment) Schedule limits to pay such additional amounts.

10.2.4 The Application for Payment may request payment for equipment and materials not yet incorporated into the Project; provided that (i) Owner is satisfied that the equipment and materials are suitably stored at either the Site or another acceptable location, (ii) the equipment and materials are protected by suitable insurance, and (iii) upon payment, Owner will receive the equipment and materials free and clear of all liens and encumbrances except for liens of the Lenders and other liens and encumbrances permitted under the Financing Documents.

10.2.5 Schedule of Values. Attached as Exhibit E is the schedule of values (“Schedule of Values”) for all of the Work. The Schedule of Values (i) subdivides the Work into its respective parts, (ii) includes values for all items comprising the Work, and (iii) serves as the basis for monthly progress payments made to Design-Builder throughout the Work.

10.2.6 Withholding of Payments. If, based on a review of the information provided pursuant to Section 10.2.3, Owner determines that Design-Builder is not entitled to all or part of an Application for Payment, it will notify Design-Builder in writing as required in Section 10.2.3. The notice shall indicate the specific amounts Owner intends to withhold, the reasons and contractual basis for the withholding, and the specific measures Design-Builder must take to rectify Owner’s concerns. Design-Builder and Owner will attempt to resolve Owner’s concerns prior to the date payment is due. If the Parties cannot resolve such concerns, Design-Builder may pursue its rights under the Contract Documents, including those under Article 19. Notwithstanding anything to the contrary in the Contract Documents, Owner shall pay Design-Builder all undisputed amounts in an Application for Payment within the times required by the Agreement.

10.2.7 Retainage on Progress Payments. Owner will retain ten percent (10%) of each payment up to a maximum of Seven Million Two Hundred Twenty Thousand Six Hundred Twenty-Five Dollars ($7,220,625). Once Seven Million Two Hundred Twenty Thousand Six Hundred Twenty-Five Dollars ($7,220,625) has been retained, in total, Owner will not retain any additional amounts from any subsequent payments. Owner will reasonably consider reducing total retainage upon the presentation by Design-Builder of a letter of credit or other suitable security in a form reasonably acceptable to Owner and its Lenders. Upon Substantial Completion, Owner shall release to Design-Builder all retained amounts, less an amount equal to two hundred percent (200%) of the reasonable value of all remaining or incomplete items of Work and less an amount equal to the value of any Subcontractor lien waivers not yet obtained and less an amount equal to any unpaid liquidated damages due pursuant to Section 7.3.

10.3 Final Payment. Design-Builder shall deliver to Owner a request for final payment (the “Final Application for Payment”) when Final Completion has been achieved in accordance with Section 6.6. Owner shall make final payment within thirty (30) Days after Owner’s receipt of the Final Application for Payment (“Final Payment”).

10.4 Failure to Pay Amounts Due.

10.4.1 Interest. Payments which are due and unpaid by Owner to Design-Builder, whether progress payments or Final Payment, shall bear interest commencing five (5) Days after payment is due at the rate of eighteen percent (18%) per annum, or the maximum rate allowed by Law.

10.4.2 Right to Suspend Work. If Owner fails to pay Design-Builder any undisputed amount that becomes due, Design-Builder, in addition to all other remedies provided in the Contract Documents, may stop Work pursuant to Section 15.4 hereof. All payments properly due and unpaid shall bear interest at the rate set forth in Section 10.4.1.

10.5 Design-Builder’s Payment Obligations. Design-Builder will pay Design Consultants and Subcontractors, in accordance with its contractual obligations to such parties, all the amounts Design-Builder has received from Owner on account of their work. Design-Builder will impose similar requirements on Design Consultants and Subcontractors to pay those parties with whom they have contracted. Design-Builder will indemnify and defend Owner against any claims for payment and mechanic’s liens as set forth in Section 14.4 hereof.

10.6 Record Keeping and Finance Controls. With respect to changes in the Work performed on a cost basis by Design-Builder pursuant to the Contract Documents, Design-Builder shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management, using accounting and control systems in accordance with generally accepted accounting principles and as may be provided in the Contract Documents. During the performance of the Work and for a period of three (3) years after Final Payment, Owner and Owner’s accountants shall be afforded access from time to time, upon reasonable notice, to Design-Builder’s records, books, correspondence, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to changes in the Work performed on a cost basis in accordance with the Contract Documents, all of which Design-Builder shall preserve for a period of three (3) years after Final Payment.

Article 11

Hazardous Conditions and Differing Site Conditions

11.1 Hazardous Conditions.

11.1.1 Unless otherwise expressly provided in the Contract Documents to be part of the Work, Design-Builder is not responsible for any Hazardous Conditions encountered at the Site. Upon encountering any Hazardous Conditions, Design-Builder will stop Work immediately in the affected area and as promptly as practicable notify Owner and, if Design-Builder is specifically required to do so by Legal Requirements, all Governmental Authorities. Design-Builder shall not remove, remediate or handle in any way (except in case of emergency) any Hazardous Conditions encountered at the Site without prior written approval of Owner.

11.1.2 Upon receiving notice of the presence of suspected Hazardous Conditions, Owner shall take the necessary measures required to ensure that the Hazardous Conditions are remediated or rendered harmless. Such necessary measures shall include Owner retaining qualified independent experts (“Qualified Independent Experts”) to (i) ascertain whether Hazardous Conditions have actually been encountered, and, if they have been encountered, (ii) prescribe the remedial measures that Owner is required under applicable Legal Requirements to take with respect to such Hazardous Conditions in order for the Work to proceed. Owner’s choice of such Qualified Independent Experts shall be subject to the prior approval of Design-Builder, which approval shall not be unreasonably withheld or delayed.

11.1.3 Design-Builder shall be obligated to resume Work at the affected area of the Project only after Owner’s Qualified Independent Expert provides it with written certification that (i) the Hazardous Conditions have been removed or rendered harmless, and (ii) all necessary approvals have been obtained from all government entities having jurisdiction over the Project or Site and a remediation plan has been undertaken permitting the Work to proceed.

11.1.4 Design-Builder will be entitled, in accordance with this Article 11, to an adjustment in its Contract Price and/or Contract Time(s) to the extent Design-Builder’s cost and/or time of performance have been adversely impacted by the presence of Hazardous Conditions, provided that such Hazardous Materials (a) were not introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable and (b) were not identified in any of the documents or information listed in Section 11.2.1 hereof.

11.1.5 To the fullest extent permitted by Law, Owner shall indemnify, defend and hold harmless Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly for any of them, and their officers, directors, employees and agents, from and against any and all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from the presence, removal or remediation of Hazardous Conditions at the Site.

11.1.6 Notwithstanding the preceding provisions of this Section 11.1, Owner is not responsible for Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable. Design-Builder shall indemnify, defend and hold harmless Owner and Owner’s officers, directors, employees and agents from and against all claims, losses, damages, liabilities and expenses, including attorneys’ fees and expenses, arising out of or resulting from those Hazardous Conditions introduced to the Site by Design-Builder, Subcontractors or anyone for whose acts they may be liable.

11.2 Differing Site Conditions; Inspection.

11.2.1 Design-Builder acknowledges that prior to the execution of this Agreement, Design-Builder has made a complete and careful examination of the information provided by Owner listed in Section 4.2.1 (a)-(f) hereof and Design-Builder has established the Contract Price in reliance upon the information provided by Owner listed in Section 4.2.1 (a)-(f) hereof.

11.2.2 In the event and to the extent a subsurface condition at the Site adversely affects Design-Builder’s costs or ability to meet the Contract Times(s), Design-Builder shall so notify Owner and request a Change Order as provided for in Article 13 hereof and an adjustment shall be made in one or more of the Contract Price and/or the Contract Time(s); provided however, that no such adjustment shall be made with respect to any difficulties, hazards or conditions at the Site identified in any of the documents listed in Section 4.2.1 (a)-(f) hereof.

Article 12

Force Majeure; Change in Legal Requirements

12.1 Force Majeure Event. As used in this Agreement, a “Force Majeure Event” shall mean a cause or event that hinders or prevents the affected Party from performing its obligations under this Agreement if such act or event is beyond the reasonable control of and not the fault of the affected Party and such Party has been unable to avoid or overcome such act or event by the exercise of due diligence and the use of reasonable efforts. A Force Majeure Event shall include, without limitation, an emergency, flood, earthquake, hurricane, tornado, unusual adverse weather condition not reasonably anticipated, or acts of God; sabotage; vandalism; terrorism; war; riots; fire; explosion; blockades; insurrection; national or regional strike or labor disputes (even if such difficulties could be resolved by conceding to the demands of a labor group); and action or failure to take action by any Governmental Authority after the Effective Date (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such Governmental Authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability to obtain any licenses, permits, or approvals required by any Governmental Authority (any such event, a “Force Majeure Event”). Economic hardship and late delivery of equipment or materials (except to the extent cause by a Force Majeure Event) are explicitly excluded as Force Majeure Events and are solely the responsibility of the affected Party.

12.2 Effect of Force Majeure Event. Neither Party shall be considered in default in the performance of any of the obligations contained in the Contract Documents, except for the Owners or the Design-Builder’s obligations to pay money (including but not limited to, Progress Payments and payments of liquidated damages which become due and payable with respect to the period prior to the occurrence of the Force Majeure Event), when and to the extent the failure of performance shall be caused by a Force Majeure Event. If either Party is rendered wholly or partly unable to perform its obligations under the Contract Documents because of a Force Majeure Event, such Party will be excused from performance affected by the Force Majeure Event to the extent and for the period of time so affected; provided that:

(a)	the nonperforming Party, within forty-eight (48) hours after the nonperforming Party actually becomes aware of the occurrence and impact of the Force Majeure Event, gives the other Party written notice describing the event or circumstance in detail, including an estimation of its expected duration and probable impact on the performance of the affected Party’s obligations hereunder, and continues to furnish timely regular reports with respect thereto during the continuation of and upon the termination of the Force Majeure Event;

(b)	the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c)	the obligations of either Party that arose before the occurrence causing the suspension of performance and the performance that is not prevented by the occurrence, shall not be excused as a result of such occurrence;

(d)	the nonperforming Party uses its best efforts to remedy its inability to perform and mitigate the effect of such event and resumes its performance at the earliest practical time after cessation of such occurrence or until such time that performance is practicable;

(e)	when the nonperforming Party is able to resume performance of its obligations under the Contract Documents, that Party shall give the other Party written notice to that effect; and

(f)	Design-Builder shall be entitled to a Day-for-Day time extension for those events set forth in Section 12.1 to the extent the occurrence of such event delayed Design-Builder’s performance of its obligations under this Agreement.

12.3 Change in Legal Requirements. The Contract Price and/or the Contract Time(s) shall be adjusted to compensate Design-Builder for the effects of any changes to the Legal Requirements that occur after the date of this Agreement and as a result of such change, the performance of the Work is adversely affected. Such effects may include, without limitation, revisions Design-Builder is required to make to the Construction Documents because of changes in Legal Requirements.

Article 13

Changes to the Contract Price and Scheduled Completion Dates

13.1 Change Orders.

13.1.1 A change order (“Change Order”) is a written instrument issued after execution of this Agreement signed by Owner and Design-Builder, stating their agreement upon all of the following:

(a)	the scope of the change in the Work;

(b)	the amount of the adjustment to the Contract Price; and

(c)	the extent of the adjustment to the Contract Time(s).

13.1.2 All changes in the Work authorized by an applicable Change Order shall be performed under the applicable conditions of the Contract Documents. Owner and Design-Builder shall negotiate in good faith and as expeditiously as possible the appropriate adjustments for such changes. Prior to incurring any costs with respect to estimating services, design services and any other services involved in the preparation of the proposed revisions to the Contract Documents, Design-Builder must obtain the written approval of Owner for such costs.

13.1.3 If Owner requests a proposal for a change in the Work from Design-Builder and subsequently elects not to proceed with the change, a Change Order shall be executed to reimburse Design-Builder for reasonable costs incurred for estimating services, design services and any other services involved in the preparation of proposed revisions to the Contract Documents; provided that such costs were previously approved by Owner pursuant to Section 13.1.2.

13.2 Contract Price Adjustments.

13.2.1 The increase or decrease in Contract Price resulting from a change in the Work shall be a mutually accepted lump sum, properly itemized and supported by sufficient substantiating data to permit evaluation by Owner.

13.2.2 If Owner and Design-Builder disagree upon whether Design-Builder is entitled to be paid for any services required by Owner, or if there are any other disagreements over the scope of Work or proposed changes to the Work, Owner and Design-Builder shall resolve the disagreement pursuant to Article 19 hereof. As part of the negotiation process, Design-Builder shall furnish Owner with a good faith estimate of the costs to perform the disputed services in accordance with Owner’s interpretations. If the Parties are unable to agree and Owner expects Design-Builder to perform the services in accordance with Owner’s interpretations, Design-Builder shall proceed to perform the disputed services, conditioned upon Owner issuing a written order to Design-Builder (i) directing Design-Builder to proceed, and (ii) specifying Owner’s interpretation of the services that are to be performed. If this occurs, Design-Builder shall be entitled to submit in its Applications for Payment an amount equal to fifty percent (50%) of its reasonable estimated direct cost to perform the services, and Owner agrees to pay such amounts, with the express understanding that (x) such payment by Owner does not prejudice Owner’s right to argue that it has no responsibility to pay for such services, and (y) receipt of such payment by Design-Builder does not prejudice Design-Builder’s right to seek full payment of the disputed services if Owner’s order is deemed to be a change to the Work.

13.3 Emergencies. In any emergency affecting the safety of persons and/or property, Design-Builder shall act, at its discretion, to prevent threatened damage, injury or loss and shall notify the Owner as soon as practicable and in any event within forty-eight (48) hours after Design-Builder becomes aware of the emergency. The notice to Owner shall describe the emergency in detail, including a reasonable estimation of its expected duration and impact, if any, on the performance of Design-Builder’s obligations hereunder. Any change in the Contract Price and/or the Contract Time(s) on account of emergency work shall be determined as provided in this Article 13.

13.4 Requests for Contract Adjustments and Relief. If either Design-Builder or Owner believes that it is entitled to relief against the other for any event arising out of or related to the Work or Project, such Party shall provide written notice to the other Party of the basis for its claim for relief. Such notice shall, if possible, be made prior to incurring any cost or expense and in accordance with the notice requirements contained in Section 21.7. In the absence of any specific notice requirement, written notice shall be given within a reasonable time, not to exceed twenty-one (21) Days, after the occurrence giving rise to the claim for relief or after the claiming Party reasonably should have recognized the event or condition giving rise to the request, whichever is later. Such notice shall include sufficient information to advise the other Party of the circumstances giving rise to the claim for relief, the specific contractual adjustment or relief requested and the basis of such request.

Article 14

Indemnity

14.1 Patent and Copyright Infringement.

14.1.1 Design-Builder shall indemnify, hold harmless and defend Owner, Lenders, Lenders’ Agent, and their successors, assigns, officers, directors, employees and agents (“Owner Indemnified Parties”) from and against any and all losses, costs, damages, injuries, liabilities, claims, demands, penalties, interest and causes of action, including without limitation attorney’s fees (collectively, the “Damages”) based on any claim that the Work, the Work Product, or any part thereof, or the operation or use of the Work or any part thereof, constitutes infringement of any United States or foreign patent, copyright or other intellectual property, now or hereafter issued, or unauthorized disclosure or use of any trade secrets, proprietary rights, confidential information or intellectual property rights. Owner shall give prompt written notice to Design-Builder of any such action or proceeding and will reasonably provide authority, information and assistance in the defense of same. Design-Builder shall indemnify and hold harmless Owner Indemnified Parties from and against all damages and costs, including but not limited to, attorneys’ fees and expenses awarded against Owner or Design-Builder in any such action or proceeding. Design-Builder agrees to keep Owner informed of all developments in the defense of such actions.

14.1.2 If Owner is enjoined from the operation or use of the Work, Work Product, the Project, or any part thereof, as the result of any patent or copyright suit, claim, or proceeding, Design-Builder shall at its sole expense take reasonable steps to procure the right to operate or use the Work, Work Product or the Project. If Design-Builder cannot so procure such right within a reasonable time, Design-Builder shall promptly, at Design-Builder’s option and at Design-Builder’s expense, (i) modify the Work or Work Product so as to avoid infringement of any such patent or copyright or (ii) replace the Work or Work Product with Work or Work Product that does not infringe or violate any such patent, copyright, trade secret, proprietary right, confidential information or intellectual property right.

14.1.3 Sections 14.1.1 and 14.1.2 above shall not be applicable to any suit, claim or proceeding based on infringement or violation of a patent or copyright (i) relating solely to a particular process or product of a particular manufacturer specified by Owner and not offered or recommended by Design-Builder to Owner, or (ii) arising from modifications to the Work by Owner or its agents after acceptance of the Work, or (iii) relating to the operation or use of the Work by the Owner in a manner not permitted by this Agreement or the ICM License Agreement. If the suit, claim or proceeding is based upon events set forth in the preceding sentence, Owner shall defend, indemnify and hold harmless Design-Builder to the same extent Design-Builder is obligated to defend, indemnify and hold harmless Owner in Section 14.1.1 above.

14.1.4 The obligations set forth in this Section 14.1 shall constitute the sole agreement between the Parties relating to liability for infringement of violation of any patent or copyright.

14.2 Tax Claim Indemnification. If, in accordance with Owner’s written direction, an exemption for all or part of the Work is claimed for taxes, Owner shall indemnify, defend and hold harmless Design-Builder from and against any liability, penalty, interest, fine, tax assessment, attorneys’ fees or other expenses or costs incurred by Design-Builder as a result of any action taken by Design-Builder in accordance with Owner’s directive.

14.3 Payment Claim Indemnification. To the extent Design-Builder has received payment for the Work, Design-Builder shall indemnify, defend and hold harmless Owner Indemnified Parties from any claims or mechanic’s liens brought against Owner Indemnified Parties or against the Project as a result of the failure of Design-Builder, or those for whose acts it is responsible, to pay for any services, materials, labor, equipment, taxes or other items or obligations furnished or incurred for or in connection with the Work. Within three (3) business days of receiving written notice from Owner that such a claim or mechanic’s lien has been filed, Design-Builder shall commence to take the steps necessary to discharge such claim or lien, including, if necessary, the furnishing of a mechanic’s lien bond. If Design-Builder fails to do so, Owner will have the right to discharge the claim or lien and hold Design-Builder liable for costs and expenses incurred, including attorneys’ fees.

14.4 Design-Builder’s General Indemnification.

14.4.1 Design-Builder, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Owner Indemnified Parties for all claims, including third party claims, for bodily injury, sickness or death, property damage or destruction (other than to the Work itself), and other Damages to the extent resulting from the negligent or intentionally wrongful acts or from omissions of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable.

14.4.2 If an employee of Design-Builder, Design Consultants, Subcontractors, anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable has a claim against Owner Indemnified Parties, Design-Builder’s indemnity obligation set forth in Section 14.4.1 above shall not be limited by any limitation on the amount of damages, compensation or benefits payable by or for Design-Builder, Design Consultants, Subcontractors, or other entity under any employee benefit acts, including workers’ compensation or disability acts.

14.4.3 Without limiting the generality of Section 14.4.1 hereof, Design-Builder shall fully indemnify, save harmless and defend the Owner Indemnified Parties from and against any and all Damages in favor of any governmental authority or other third party to the extent caused by (a) failure of Design-Builder or any Subcontractor to comply with Legal Requirements as required by this Agreement, or (b) failure of Design-Builder or any Subcontractor to properly administer and pay any taxes or fees required to be paid by Design-Builder under this Agreement.

14.4.4 Nothing in the Design-Builder’s General Indemnification contained in this Section 14.4 shall be read to limit in any way any entitlement Design-Builder shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.

14.5 Owner’s General Indemnification. Owner, to the fullest extent permitted by Law, shall indemnify, hold harmless and defend Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against claims, including third party claims, losses, damages, liabilities, including attorneys’ fees and expenses, for bodily injury, sickness or death, and property damage or destruction (other than to the Work itself) to the extent resulting from the negligent acts or omissions of Owner, its officers, directors, employees, agents, or anyone for whose acts any of them may be liable.

14.5.1 Without limiting the generality of Section 14.5 hereof, Owner shall fully indemnify, save harmless and defend the Design-Builder and any of Design-Builder’s officers, directors, employees, or agents from and against any and all Damages in favor of any governmental authority or other third party to the extent caused by (a) failure of Owner or any of Owner’s agents to comply with Legal Requirements as required by this Agreement, or (b) failure of Owner or Owner’s agents to properly administer and pay any taxes or fees required to be paid by Owner under this Agreement.

14.5.2 Nothing in the Owner’s General Indemnification contained in this Section 14.5 shall be read to limit in any way any entitlement Owner shall have to insurance coverage under any insurance policy, including any insurance policy required by either Party under this Agreement.

Article 15

Stop Work; Termination for Cause

15.1 Owner’s Right to Stop Work. Owner may, without cause and for its convenience, order Design-Builder in writing to stop and suspend the Work. Such suspension shall not exceed sixty (60) consecutive Days or aggregate more than ninety (90) Days during the duration of the Project. Design-Builder is entitled to seek an adjustment of the Contract Price and/or the Contract Time(s) if its cost or time to perform the Work has been adversely impacted by any suspension or stoppage of work by Owner.

15.2 Owner’s Right to Perform and Terminate for Cause.

15.2.1 If (i) Design-Builder persistently fails to provide a sufficient number of skilled workers; (ii) Design-Builder persistently fails to supply the materials required by the Contract Documents; (iii) Design-Builder persistently fails to comply with applicable Legal Requirements; (iv) Design-Builder persistently fails to timely pay, without cause, Design Consultants or Subcontractors; (v) Design-Builder fails to prosecute the Work with promptness and diligence to ensure that the Work is completed by the Contract Time(s) (other than the failure to cause the Project to achieve Substantial Completion by the Scheduled Substantial Completion Date, so long as Substantial Completion and Final Completion are achieved by the Sunset Date); or (vi) Design-Builder fails to perform material obligations under the Contract Documents, then Owner, in addition to any other rights and remedies provided in the Contract Documents or by law or equity, shall have the rights set forth in Sections 15.2.2 and 15.2.3 below.

15.2.2 Upon the occurrence of an event set forth in Section 15.2.1 above, Owner may provide written notice to Design-Builder that it intends to terminate the Agreement. If such event continues for thirty (30) days after written notice from Owner (which notice requirement shall be waived if Applicable Law prohibits the giving of such notice), or, if such failure is not capable of being cured within such thirty (30)-day period, if Design-Builder has not commenced the cure within such period and thereafter diligently pursued the same and cured the failure as promptly as possible and in any event within one hundred and twenty (120) calendar days after Owner’s notice, then Owner may terminate this Agreement by delivery of a second written notice. If (i) the insurance coverage required by Design-Builder pursuant Article 17 hereof is suspended or cancelled without Design-Builder providing immediate replacement coverage (and, in any case, within fourteen (14) Days of the occurrence thereof) meeting the requirements specified in Article 17 hereof; (ii) a default occurs under the Performance Bond or the Payment Bond, or the Performance Bond or Payment Bond is revoked or terminated and such Performance Bond or the Payment Bond is not immediately replaced (and, in any case, within fourteen (14) Days of the occurrence thereof) by Design-Builder with a Performance Bond or a Payment Bond providing at least the same level of coverage in a form and from a surety acceptable to Owner and Lenders, or the surety under the Performance Bond or Payment Bond institutes or has instituted against it a case under the United States Bankruptcy Code; (iii) Design-Builder fails to achieve Final Completion by the Sunset Date, (iv) Design-Builder purports to make an assignment of this Agreement in breach of the provisions of Section 21.1 hereof, or (v) any representation or warranty made by Design-Builder under Section 18.1 hereof was false or materially misleading when made, then Owner may terminate this Agreement upon written notice to Design-Builder.

15.2.3 Upon declaring the Agreement terminated pursuant to Section 15.2.2 above, Owner may enter upon the premises and take possession, for the purpose of completing the Work, of all materials, equipment, scaffolds, tools, appliances and other items thereon, which have been purchased for the performance of the Work, all of which Design-Builder hereby transfers, assigns and sets over to Owner for such purpose, and to employ any person or persons to complete the Work and provide all of the required labor, services, materials, equipment and other items. In the event of such termination, Design-Builder shall not be entitled to receive any further payments under the Contract Documents until the Work shall be finally completed in accordance with the Contract Documents. At such time, if the unpaid balance of the Contract Price exceeds the cost and expense incurred by Owner in completing the Work, Design-Builder will be paid promptly by Owner for Work performed prior to its default. If Owner’s cost and expense of completing the Work exceeds the unpaid balance of the Contract Price, then Design-Builder shall be obligated to promptly pay the difference to Owner. Such costs and expense shall include not only the cost of completing the Work, but also losses, damages, costs and expenses, including attorneys’ fees and expenses, incurred by Owner in connection with the re-procurement and defense of claims arising from Design-Builder’s default, subject to the waiver of consequential damages set forth in Section 19.4 hereof.

15.2.4 If Owner improperly terminates the Agreement for cause, the termination for cause will be converted to a termination for convenience in accordance with the provisions of Section 15.3.

15.3 Owner’s Right to Terminate for Convenience.

15.3.1 Upon ten (10) Days’ written notice to Design-Builder, Owner may, for its convenience and without cause, elect to terminate this Agreement. In such event, Owner shall pay Design-Builder for the following:

(a)	to the extent not already paid, all Work executed, and for proven loss, cost or expense in connection with the Work;

(b)	the reasonable costs and expenses attributable to such termination, including demobilization costs;

(c)	amounts due in settlement of terminated contracts with Subcontractors and Design Consultants;

(d)	overhead and profit margin in the amount of fifteen percent (15%) on the sum of items (a) and (b) above; and

(e)	all retainage withheld by Owner on account of Work that has been completed in accordance with the Contract Documents.

15.3.2 If Owner terminates this Agreement pursuant to this Section 15.3 and proceeds to design and construct the Project through its employees, agents or third parties, Owner’s rights to use the Work Product shall be as set forth in Section 5.3.

15.4 Design-Builder’s Right to Stop Work.

15.4.1 Subject to Section 15.4.2, Design-Builder may, in addition to any other rights afforded under the Contract Documents or at Law, stop work for Owner’s failure to pay amounts properly due under Design-Builder’s Application for Payment.

15.4.2 If Owner fails to pay amounts properly due to Design-Builder under an Application for Payment, Design Builder may stop work by providing written notice to Owner that Design-Builder will stop work unless such payment is received within thirty (30) Days from Owner’s receipt of Design-Builder’s notice. If Design-Builder stops work pursuant to this Section 15.4.2, Design-Builder shall be entitled to make a claim for adjustment to the Contract Price and Contract Time(s) to the extent it has been adversely impacted by such stoppage.

15.5 Design-Builder’s Right to Terminate for Cause.

15.5.1 Subject to Section 15.5.2, Design-Builder, in addition to any other rights and remedies provided in the Contract Documents or by Law, may terminate the Agreement for cause for the following reasons:

(a)	The Work has been stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project, because of court order, any government authority having jurisdiction over the Work, or orders by Owner under Section 15.1 hereof, provided that such stoppages are not due to the acts or omissions of Design-Builder, Design Consultant and their respective officers, agents, employees, Subcontractors or any other person for whose acts the Design-Builder may be liable under Law.

(b)	Owner’s failure to provide Design-Builder with any information, permits or approvals that are Owner’s responsibility under the Contract Documents which result in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project, even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(c)	Owner fails to meet its obligations under Exhibits C and G and such failure results in the Work being stopped for sixty (60) consecutive Days, or more than ninety (90) Days during the duration of the Project even though Owner has not ordered Design-Builder in writing to stop and suspend the Work pursuant to Section 15.1 hereof.

(d)	Owner’s failure to cure the problems set forth in Section 15.4.1 above within seven (7) Days after Design-Builder has stopped the Work.

15.5.2 Upon the occurrence of an event set forth in Section 15.5.1 above, Design-Builder may elect to terminate this Agreement by providing written notice to Owner that it intends to terminate this Agreement unless the problem is cured within thirty-seven (37) Days of Owner’s receipt of such notice. If Owner fails to cure, or reasonably commence to cure, such problem, then Design-Builder may give a second written notice to Owner of its intent to terminate within an additional seven (7) Day period. If Owner, within such second seven (7)

Day period fails to cure such problem, then Design-Builder may declare this Agreement terminated for default by providing written notice. In such case, Design-Builder shall be entitled to recover in the same manner as if Owner had terminated the Agreement for its convenience under Section 15.3.

15.6 Bankruptcy of Owner or Design-Builder.

15.6.1 If either Owner or Design-Builder institutes or has instituted against it a case under the United States Bankruptcy Code (such Party being referred to as the “Bankrupt Party”), such event may impair or frustrate the Bankrupt Party’s ability to perform its obligations under the Contract Documents. Accordingly, should such event occur:

(a)	The Bankrupt Party, its trustee or other successor, shall furnish, upon request of the non-Bankrupt Party, adequate assurance of the ability of the Bankrupt Party to perform all future obligations under the Contract Documents, which assurances shall be provided within ten (10) Days after receiving notice of the request; and

(b)	The Bankrupt Party shall file an appropriate action within the bankruptcy court to seek assumption or rejection of the Agreement within sixty (60) Days of the institution of the bankruptcy filing and shall diligently prosecute such action.

15.6.2 If the Bankrupt Party fails to comply with its foregoing obligations, the non-Bankrupt Party shall be entitled to request the bankruptcy court to reject the Agreement, declare the Agreement terminated and pursue any other recourse available to the non-Bankrupt Party under this Article 15, including, without limitation, the remedies set forth in Section 15.2.3.

15.6.3 The rights and remedies under this Section 15.6 shall not be deemed to limit the ability of the non-Bankrupt Party to seek any other rights and remedies provided by the Contract Documents or by Law, including its ability to seek relief from any automatic stays under the United States Bankruptcy Code or the right of Design-Builder to stop Work under any applicable provision of this Agreement.

15.7 Lenders’ Right to Cure. Lender shall have the right to cure any default by Owner as provided for in the separate agreement executed between Design-Builder, Owner, and Lender.

Article 16

Representatives of the Parties

16.1 Designation of Owner’s Representatives. Owner designates the individual listed below as its senior representative (“Owner’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Michael A. Slaney

Senior Managing Director

AS Alliances Holdings, LLC

4311 Oak Lawn Ave., Suite 650

Dallas, TX 75219

Telephone:	(214) 520-2820 x27
Cellular:	(214) 636-5015
Facsimile:	(214) 520-2578

Owner designates the individual listed below as its representative (“Owner’s Representative”), which individual has the authority and responsibility set forth in Section 4.4:

Michael A. Slaney

Senior Managing Director

AS Alliances Holdings, LLC

4311 Oak Lawn Ave., Suite 650

Dallas, TX 75219

Telephone:	(214) 520-2820 x27
Cellular:	(214) 636-5015
Facsimile:	(214) 520-2578

16.2 Designation of Design-Builder’s Representatives. Design-Builder designates the individual listed below as its senior representative (“Design-Builder’s Senior Representative”), which individual has the authority and responsibility for avoiding and resolving disputes under Article 19:

Roland “Ron” Fagen

CEO and President

501 W. Highway 212

P.O. Box 159

Granite Falls, MN 56241

Telephone:	(320) 564-3324
Facsimile:	(320) 564-3278

Design-Builder designates the individual listed below as its representative (“Design-Builder’s Representative”), which individual has the authority and responsibility set forth in Section 3.1:

Aaron Fagen

Chief Operating Officer

501 W. Highway 212

P.O. Box 159

Granite Falls, MN 56241

Telephone:	(320) 564-3324
Facsimile:	(320) 564-3278

Article 17

Insurance

17.1 Insurance. Design-Builder shall procure and maintain in force through Final Completion the following insurance policies with at least the following policy limits indicated, and otherwise in compliance with the provisions of this Agreement:

Commercial General Liability:
General Aggregate	$2,000,000
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000
Automobile Liability:
Combined Single Limit
Each Occurrence	$1,000,000
Excess Liability – Umbrella Form:
Each Occurrence	$20,000,000
Aggregate	$20,000,000
Workers’ Compensation
Statutory limits as required by the state in which the Work is performed.
Employers’ Liability:
Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000
Pollution Legal Liability (sudden and accidental pollution):
Each Occurrence	$5,000,000
Professional Errors and Omissions
Each Occurrence:	$5,000,000
Annual	$5,000,000

17.2 Design-Builder’s Insurance Requirements.

17.2.1 Design-Builder is responsible for procuring and maintaining from insurance companies authorized to do business in the state in which the Project is located, and with a minimum AM Best rating of A-X, the following insurance coverages for certain claims which may arise from or out of the performance of the Work and obligations under the Contract Documents:

(a)	coverage for claims arising under workers’ compensation, disability and other similar employee benefit Laws applicable to the Work;

(b)	coverage for claims by Design-Builder’s employees for bodily injury, sickness, disease, or death;

(c)	coverage for claims by any person other than Design-Builder’s employees for bodily injury, sickness, disease, or death;

(d)	coverage for usual personal injury liability claims for damages sustained by a person as a direct or indirect result of Design-Builder’s employment of the person, or sustained by any other person;

(e)	coverage for claims for damages (other than to the Work) because of injury to or destruction of tangible property, including loss of use;

(f)	coverage for claims of damages because of personal injury or death, or property damage resulting from ownership, use and maintenance of any motor vehicle; and

(g)	coverage for contractual liability claims arising out of Design-Builder’s obligations under Section 14.4.

(h)	coverage for professional liability claims arising out of the negligent performance of design services by Design-Builder or Design Consultant, such coverage to contain no design-build or similar exclusions that could compromises coverage because of the design-build character of the Project.

17.2.2 Design-Builder’s liability insurance required by this Section 17.2 shall be written for the coverage amounts set forth in Section 17.1 and shall include completed operations insurance for a period ending when the warranty period referenced in Section 8.2 above ends.

17.2.3 Design-Builder’s liability insurance set forth in Sections 17.2.1 (a) through (h) above shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project.

17.2.4 To the extent Owner requires Design-Builder or any Design Consultant to provide professional liability insurance for claims arising from the negligent performance of design services by Design-Builder or the Design Consultant, the coverage limits, duration and other specifics of such insurance shall be as set forth in the Agreement. Any professional liability shall specifically delete any design-build or similar exclusions that could compromise coverages because of the design-build delivery of the Project, and shall include an extended reporting period endorsement covering the Project for a period of not less than two (2) years following Substantial Completion and not more than three (3) years following Scheduled

Substantial Completion (provided that Owner shall pay on the date of Financial Closing Design-Builder’s costs for obtaining such endorsement). Such policies shall be provided prior to the commencement of any design services hereunder.

17.2.5 Prior to commencing any construction services hereunder, Design-Builder shall provide Owner with certificates evidencing that (i) all insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect for the duration required by the Contract Documents, (ii) no insurance coverage required hereunder will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Owner, and (iii) Owner and Lenders have been added as additional insured with a waiver of subrogation in favor of Owner and Lenders.

17.3 Owner’s Liability Insurance. Owner shall procure and maintain from insurance companies authorized to do business in the state in which the Project is located such liability insurance to protect Owner from claims which may arise from the performance of Owner’s obligations under the Contract Documents or Owner’s conduct during the course of the Project. The liability insurance obtained by Owner shall name Design-Builder, Design Consultants, Subcontractors, the Lenders and Lenders’ Agent as additional insured, without application of deducible, retention or retrospective premiums as to the additional insured.

17.4 Owner’s Builder’s Risk Insurance.

17.4.1 Unless otherwise provided in the Contract Documents, Owner shall procure from insurance companies authorized to do business in the state in which the Project is located, and maintain through Final Completion, property insurance upon the entire Project in a minimum amount equal to the full replacement cost of the Project, including professional fees, overtime premiums and all other expenses incurred to replace or repair the insured property. The property insurance obtained by Owner shall include as additional insured the interests of Owner, Design-Builder, Design Consultants, Subcontractors, the Lenders and Lenders’ Agent and shall insure against the perils of fire and extended coverage, theft, vandalism, malicious mischief, collapse, flood, earthquake, debris removal and other perils or causes of loss as called for in the Contract Documents and without application of deducible, retention or retrospective premiums. The property insurance shall include physical loss or damage to the Work, including materials and equipment in transit, at the Site or at another location as may be indicated in Design-Builder’s Application for Payment and approved by Owner.

17.4.2 Unless the Contract Documents provide otherwise, Owner shall procure and maintain boiler and machinery insurance that will include as additional insured the Owner, Lenders, Design-Builder, Design Consultants, and Subcontractors in an amount necessary to ensure that Owner’s property insurance upon the entire Project is in a minimum amount equal to the full replacement cost of the Project, and without application of deducible, retention or retrospective premiums as to the additional insured.

17.4.3 Prior to Design-Builder commencing any Work, Owner shall obtain a builder’s risk insurance policy naming Owner as the insured, with Design-Builder, Design Consultants and Subcontractors as additional insured, in an amount not less than the Contract Price and without application of deductible, retention or retrospective premiums as to the additional insured unless such loss has been caused solely by an additional insured, in which case the loss shall be the responsibility of the Design-Builder but only to the extent payment of any deductible is due, which deductible shall not exceed One Hundred Thousand Dollars ($100,000).

17.4.4 Owner shall also obtain, prior to Design-Builder commencing any Work, terrorism coverage as described by the Terrorism Risk Insurance Act of 2002, Pub. L. No. 107-297, 116 Stat. 2322 (2002) or any successor act or renewing act for the period during which the Terrorism Risk Insurance Act or any successor act or renewing act is in effect.

17.4.5 Prior to Design-Builder commencing any Work, Owner shall provide Design-Builder with copies of the insurance certificates reflecting coverages required under this Section 17.4 evidencing that (i) all Owner’s insurance obligations required by the Contract Documents are in full force and in effect and will remain in effect until Design-Builder has completed all of the Work and has received Final Payment from Owner, and (ii) no insurance coverage will be canceled, renewal refused, or changed unless at least thirty (30) Days prior written notice is given to Design-Builder. Owner’s property insurance shall not lapse or be cancelled if Owner occupies a portion of the Work pursuant to Section 6.5.3. Promptly after Owner’s receipt thereof, Owner shall be required to provide Design-Builder with copies of all insurance polices to which Design-Builder, Design Consultants, and Subcontractors are named as additional insured. In the event Owner replaces insurance providers for any policy required under this Section, revises policy coverages, or otherwise modifies any applicable insurance policy in any way, owner shall provide Design-Builder, for its review or possession as provided under this Section 17.4.5, the certificate of insurance and a copy of such new, revised or modified policy when available.

17.4.6 Any loss covered under Owner’s property insurance shall be adjusted with Owner and Design-Builder and made payable to both of them as trustees for the insured as their interests may appear, subject to any applicable mortgage clause. All insurance proceeds received as a result of any loss will be placed in a separate account and distributed in accordance with such agreement as the interested parties may reach. Any disagreement concerning the distribution of any proceeds will be resolved in accordance with Article 19 hereof.

17.4.7 Owner and Design-Builder waive against each other and Owner’s separate contractors, Lenders, Design Consultants, Subcontractors, agents and employees of each and all of them all damages covered by property insurance provided herein, except such rights as they may have to the proceeds of such insurance. Design-Builder and Owner shall, where appropriate, require similar waivers of subrogation from Owner’s separate contractors, Design Consultants, Subcontractors and insurance providers and shall require each of them to include similar waivers in their contracts or policies.

17.5 Coordination with Loan Documents. Notwithstanding anything herein to the contrary, all provisions relating to insurance and insurance proceeds shall be conformed to the requirements of the Lenders in connection with any financing.

Article 18

Representations and Warranties

18.1 Design-Builder and Owner Representations and Warranties. Each of Design-Builder and Owner represents that:

(i)	it is duly organized, validly existing and in good standing under the Laws of its formation and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(ii)	this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting creditor’s rights or by general equitable principles;

(iii)	the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or violate (a) the certificate of incorporation or bylaws or equivalent organizational documents of such Party, or (b) any Law applicable to such Party and, other than the permits listed on Exhibit G, such execution, delivery and performance of this Agreement does not require any Governmental Approval; and

(iv)	there is no action pending or, to the knowledge of such Party, threatened, which would hinder, modify, delay or otherwise adversely affect such Party’s ability to perform its obligations under the Contract Documents.

18.2 Design-Builder Representation and Warranties. Design-Builder further represents that it has the necessary financial resources to fulfill its obligations under this Agreement.

Article 19

Dispute Resolution

19.1 Dispute Avoidance and Mediation. The Parties are fully committed to working with each other throughout the Project and agree to communicate regularly with each other at all times so as to avoid or minimize disputes or disagreements. If disputes or disagreements do arise, Design-Builder and Owner each commit to resolving such disputes or disagreements in an amicable, professional and expeditious manner so as to avoid unnecessary losses, delays and disruptions to the Work.

Design-Builder and Owner will first attempt to resolve disputes or disagreements at the field level through discussions between Design-Builder’s Representative and Owner’s Representative.

If a dispute or disagreement cannot be resolved through Design-Builder’s Representative and Owner’s Representative, Design-Builder’s Senior Representative and Owner’s Senior

Representative, upon the request of either Party, shall meet as soon as conveniently possible, but in no case later than thirty (30) Days after such a request is made, to attempt to resolve such dispute or disagreement. Prior to any meetings between the Senior Representatives, the Parties will exchange relevant information that will assist the Parties in resolving their dispute or disagreement.

If, after meeting, the Senior Representatives determine that the dispute or disagreement cannot be resolved on terms satisfactory to both Parties, the Parties shall submit the dispute or disagreement to non-binding mediation. The mediation shall be conducted in Minneapolis, Minnesota by a mutually agreeable impartial mediator or, if the Parties cannot so agree, a mediator designated by the American Arbitration Association (“AAA”) pursuant to its Construction Industry Arbitration Rules and Mediation Procedures. The mediation will be governed by and conducted pursuant to a mediation agreement negotiated by the Parties or, if the Parties cannot so agree, by procedures established by the mediator.

19.2 Arbitration. Any claims, disputes or controversies between the Parties arising out of or relating to the Agreement, or the breach thereof, which have not been resolved in accordance with the procedures set forth in Section 19.1 above shall be decided by arbitration to be conducted in Minneapolis, Minnesota in accordance with the Construction Industry Arbitration Rules and Mediation Procedures of the AAA then in effect, unless the Parties mutually agree otherwise.

The award of the arbitrator(s) shall be final and binding upon the Parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with Applicable Law by any court having jurisdiction thereof.

Design-Builder and Owner expressly agree that any arbitration pursuant to this Section 19.2 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Design-Builder and Owner will include appropriate provisions in all contracts they execute with other Parties in connection with the Project to require such joinder or consolidation.

The prevailing Party in any arbitration, or any other final, binding dispute proceeding upon which the Parties may agree, shall be entitled to recover from the other Party reasonable attorneys’ fees and expenses incurred by the prevailing Party.

19.3 Duty to Continue Performance. Unless provided to the contrary in the Contract Documents, Design-Builder shall continue to perform the Work and Owner shall continue to satisfy its payment obligations to Design-Builder, pending the final resolution of any dispute or disagreement between Design-Builder and Owner.

19.4 Consequential Damages.

19.4.1 Notwithstanding anything herein to the contrary (except as set forth in Section 19.4.2 below), neither Design-Builder nor Owner shall be liable to the other for any consequential losses or damages, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to, losses of use, profits, business, reputation or financing, except that Design-Builder does not waive any such damages resulting from or arising out of any breach of Owner’s duties and obligations under the limited license granted by Design-Builder to Owner pursuant to Article 5; provided further that any such damages with respect to which such waiver does not apply and shall be subordinated to Owner’s obligations to the Lenders on the terms and conditions set forth in the direct agreement among Design-Builder, Owner, and Lenders.

19.4.2 The consequential damages limitation set forth in Section 19.4.1 above is not intended to affect the payment of liquidated damages, if any, set forth in Section 7.3 of the Agreement, which both Parties recognize has been established, in part, to reimburse Owner for some damages that might otherwise be deemed to be consequential.

Article 20

Confidentiality of Shared Information

20.1 Non-Disclosure Obligation. Neither Party shall disclose to third parties any confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, without the express written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall at all times use their respective reasonable efforts to keep all information regarding the terms and conditions of this Agreement confidential and shall disclose such information to third persons only as reasonably required for the permitting of the Project; financing the development, construction, ownership, operation and maintenance of the Plant; or as reasonably required by either Party for performing its obligations hereunder and, if prior to such disclosure, the disclosing Party informs such third persons of the existence of this confidentiality obligation and only if such third persons agree to maintain the confidentiality of any information received. The provisions of this Section 20.1 shall not apply to information within any one of the following categories: (i) information which was in the public domain prior to a Party’s receipt thereof or which subsequently becomes part of the public domain by publication or otherwise except by the receiving Party’s wrongful act; (ii) information which the receiving Party can show was in the receiving Party’s possession prior to its receipt thereof through no breach of any confidentiality obligation; or (iii) information received by a Party from a third party which did not have a confidentiality obligation with respect thereto.

20.2 Publicity and Advertising. Neither Owner nor Design-Builder shall make or permit any of their subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names the other Party unless prior written consent is obtained from the other Party, which consent shall not be unreasonably withheld.

20.3 Term of Obligation. The confidentiality obligations of the Parties pursuant to this Article 20 shall survive the expiration or other termination of this Agreement for a period of two (2) years.

Article 21

Miscellaneous

21.1 Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and may be performed by, the successors and permitted assigns of the Parties, except that neither Design-Builder nor Owner shall, without the written consent of the other, assign or transfer this Agreement or any of the Contract Documents. Design-Builder’s subcontracting portions of the Work in accordance with this Agreement shall not be deemed to be an assignment of this Agreement. Owner may assign all of its rights and obligations under the Contract Documents to its Lenders or Lenders’ Agent as collateral security in connection with Owner obtaining or arranging any financing for the Project; provided, however, Owner shall deliver, at least ten (10) Days prior to any such assignment, to Design-Builder (i) written notice of such assignment and (ii) a copy of the instrument of assignment. The Lenders or Lenders’ Agent may assign the Contract Documents or their rights under the Contract Documents, including without limitation in connection with any foreclosure or other enforcement of their security interest. Design-Builder shall execute, if requested, a consent to assignment for the benefit of the Lenders and/or the Lenders’ Agent, provided that with respect to any such assignments such assignee demonstrates to Design-Builder’s satisfaction that it has sufficient funds available or committed to it to fulfill Owner’s obligations under this Agreement. Any assignment that is contrary to this Section 21.1 shall be void.

21.2 Successors. Design-Builder and Owner intend that the provisions of the Contract Documents are binding upon the Parties, their employees, agents, heirs, successors and assigns.

21.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the state of Minnesota, without regard to the conflict of laws provisions thereof.

21.4 Severability. If any provision or any part of a provision of the Contract Documents shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Contract Documents, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

21.5 No Waiver. The failure of either Design-Builder or Owner to insist, in any one or more instances, on the performance of any of the obligations required by the other under the Contract Documents shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

21.6 Headings. The table of contents and the headings used in this Agreement or any other Contract Document, are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.

21.7 Notice. Whenever the Contract Documents require that notice be provided to a Party, notice shall be delivered in writing to such Party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the Agreement within four (4) Days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Design-Builder, to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention: Aaron Fagen

Facsimile: (320) 564-3278

with a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention: Jennifer Johnson

Facsimile: (320) 564-3278

and:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention: Wayne Mitchell

Facsimile: (320) 564-3278

If to Owner, to:

Michael A. Slaney

Senior Managing Director

AS Alliances Holdings, LLC

4311 Oak Lawn Ave., Suite 650

Dallas, TX 75219

Facsimile: (214) 520-2578

and

Lender’s Agent at the address provided for Lender’s Agent to Design-Builder by Owner by notice within five (5) Days following the Financial Closing.

21.8 No Privity with Design Consultant/Subcontractors. Nothing in the Contract Documents is intended or deemed to create any legal or contractual relationship between Owner and any Design Consultant or Subcontractor.

21.9 Amendments. The Contract Documents may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

21.10 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.

21.11 Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is intended to be solely for the benefit of the Owner, the Design-Builder and permitted assigns, and is not intended to and shall not confer any rights or benefits on any person not a signatory hereto.

21.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

21.13 Survival. Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 5 and the indemnity obligations set forth herein shall survive (in full force) the expiration or termination of this Agreement and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of this          day of                 , 2006.

OWNER:	DESIGN-BUILDER:

Fagen, Inc.
(Name of Owner)	(Name of Design-Builder)

(Signature)	(Signature)

Steven H Durham	Roland “Ron” Fagen
(Printed Name)	(Printed Name)

Chairman	CEO and President
(Title)	(Title)

Date:	Date:

SCHEDULE 4.2.1

Owner’s Obligations to be Furnished Pursuant to Section 4.2.1

[None]

EXHIBIT A

Performance Guarantee Criteria

Criteria	Specification

Plant Capacity – Anhydrous Ethanol (anhydrous ethanol is as defined by ASTM 4806)	[*]

Anhydrous ethanol	[*]

Corn to Anhydrous Ethanol Conversion ratio; Corn must be: • #2 Yellow or better • 56 lbs/bushel • 16% or less moisture	[*]

Electrical Energy	[*]

Natural Gas	[*]

Process Water Discharge	[*]

Air Emissions	[*]

Distillers Dried Grains with Solubles (DDGS) Quality	[*]

As part of the Performance Guarantee Criteria the Plant shall be constructed to operate in accordance with all applicable law.

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

A-1

EXHIBIT B

General Project Scope

The basis of design of the major equipment is listed in Exhibit K, which is to be provided by Design-Builder no later than the date specified in section 3.2.1 of the Agreement. The letter dated December 2, 2005 from RW Beck to Design-Builder identifies the information supplied by the Design Builder that confirms the basis of design. This document is intended to establish the nominal values for these equipment items until such a time as the details for the particular facility are provided by the Design Builder.

The plant will be designed to federal, state, and local codes in effect at the time of execution of the Lump Sum Design-Build Contract to which this Exhibit is attached. The State of                      has adopted the 2003 International Building Code (IBC 2003) in nearly all of its jurisdictions. The City of                      adopted the 1991 Uniform Building code (1991 UBC). In those instances where the codes conflict, the plant will conform to the more stringent requirements of the codes as determined by the governing code official.

Construct a 100 million-gallon per year (MGY) dry mill fuel ethanol plant near                     . The plant will grind approximately 35.8 million bushels of corn per year to produce approximately 95.24 MGY of anhydrous ethanol. The plant will also produce approximately 321,000 tons per year of 11% moisture dried distillers grains with solubles (DDGS), and approximately 285,700 tons per year of raw carbon dioxide (CO2) gas.

Corn will be supplied to the fuel ethanol plant corn scalpers from the elevator located adjacent to the site. The Design-Builder will install the scalpers, a 100,000 bushel day bin, hammermills and the associated equipment required to grind the corn and transfer it to the slurry system. A dust collection system will be installed on the grain receiving system to limit particulate emissions as described in the Air Quality Permit application.

Ground corn will be mixed in a slurry tank, routed through a pressure vessel and steam flashed off in a flash vessel. Cooked mash will continue through liquefaction tanks and into one of the fermenters. Simultaneously, propagated yeast will be added to the mash as the fermenter is filling. After batch fermentation is complete, the beer will be pumped to the beer well and then to the beer column to vaporize the alcohol from the mash.

Alcohol streams are dehydrated in the rectifier column, the side stripper and the molecular sieve system. Two hundred proof alcohol is pumped to the tank farm day tank and blended with five percent natural gasoline as the product is being pumped into one of two 1,500,000 gallon final storage tanks. Loading facilities for truck and rail cars will be provided. Tank farm tanks include: one tank for 190 proof storage, one tank for 200 proof storage, one tank for denaturant storage and two 1,500,000 gallon tanks for denatured ethanol storage.

Corn mash from the beer stripper is dewatered in the centrifuge(s). Wet cake from the centrifuge(s) is conveyed to the DDGS dryer system. Wet cake is conveyed from the centrifuges to the dryer(s) where the water is removed from the cake and the product is dried to 11% moisture. A modified wet or wet cake pad is located along side the DDGS dryer building to divert modified wet or wet cake to the pad when necessary or for limited production of modified wet or wet cake for sales. Water in the thin stillage is evaporated and recycled by the Bio-Methanation system. Syrup is added to the wet cake entering the dryer(s). DDGS is cooled in a drum and conveyed to flat storage in the DDGS storage building. Transfer of the DDGS from the flat storage into the bulk storage silos is accomplished by scooping and pushing the product with a front-end loader into an in-floor conveyor system. The DDGS transfer pit has capacity for approximately one semi-trailer load. DDGS is transferred from the bulk silo system for shipment and weighed as it is loaded through a bulk-weigh system.

Fresh water for the boilers, cooking, cooling tower and other processes will be obtained from the Owner supplied water pretreatment system. Boiler water conditioned in regenerative softeners will be pumped through a deaerator scrubber and into a deaerator tank. Appropriate boiler chemicals will be added as preheated water is sent to the boilers.

Steam energy will be provided by two Thermal Oxidizer (TO) driven boiler systems utilizing a high percentage of condensate return to a condensate receiver tank.

The TO/Heat Recovery Steam Generator is a process used to thermally oxidize the exhaust gasses from the Dryers. This process will be used to reduce VOCs and particulates that are in the dryer exhaust and ensure compliance with environmental regulations. The energy required to complete thermal oxidization will then be ducted to two waste heat boilers that will produce 100% of the steam requirements of the fuel ethanol plant. The exhaust gasses from the waste heat boilers will be ducted through stack gas economizer(s) to recover the maximum amount of energy possible from the exhaust gas stream. After the economizer(s), the gas stream will be vented to atmosphere through a stack.

The process will be cooled by circulating water through heat exchangers, a chiller, and a cooling tower.

The design includes a compressed air system consisting of air compressor(s), a receiver tank, pre-filter, coalescing filter, and double air dryer(s).

The design also incorporates the use of a clean-in-place (CIP) system for cleaning cook, fermentation, distillation, evaporation, centrifuges, and other systems. Fifty percent caustic soda is received by truck and stored in a tank.

Under normal operating circumstances, the plant will not have any wastewater discharges that have been in contact with corn, corn mash, cleaning system, or contact process water. An ICM/Phoenix Bio-Methanator will reduce the BOD in process water allowing complete reuse within the plant. The plant will have blowdown discharges from the cooling tower and may have water discharge from any water pre-treatment processes. Owner shall provide on-site connection to sanitary sewer or septic system.

Most plant processes are computer controlled by a Siemens/Moore APACS distributed control system with graphical user interface and three workstations. The control room control console will have dual monitors to facilitate operator interface between two graphics screens at the same time. Additional programmable logic controllers (PLCs) will control certain process equipment. Design Builder provides lab equipment.

The cooking system requires the use of anhydrous ammonia, and other systems require the use of sulfuric acid. Therefore, a storage tank for ammonia and a storage tank for acid will be on site to provide the quantities necessary. The ammonia storage requires that plant management implement and enforce a Process Safety Management (PSM) program. The plant design may require additional programs to ensure safety and to satisfy regulatory authorities.

EXHIBIT C

Owner’s Responsibilities

The Owner shall perform and provide the permits, authorizations, services and construction as specifically described hereafter:

1.	Site Preparation. Owner shall provide a site near . Owner shall obtain all legal authority to use the site for its intended purpose and perform technical due diligence to allow Design-Builder to perform the Work, including, but not limited to, proper zoning approvals, building permits for Owner-supplied buildings, elevation restrictions, soil tests, and water tests. The site shall be rough graded per Design-Builder’s specifications and be +/- six inches of final grade including the rough grading for Site roadways. The site soils shall be modified as required to provide a minimum allowable soil bearing pressure as described in Table 1 below.

Other items to be provided by the Owner include, but are not limited to, the following: initial site survey (boundary and topographic) as required by the Design-Builder, layout of the property corners including two construction benchmarks, soil borings and subsequent geotechnical report describing recommendation for roads, foundations and if required, soil stabilization/remediation, land disturbance permit, erosion control permit, site grading as described above with minimum soil standards, placement of erosion control measures, plant access road from a county, state or federal road designed to meet local county road standards, plant storm and sanitary sewers, fire water system with hydrants and plant water main branches taken from the system to be within five feet of the designated building locations, all tanks, motors and other equipment associated with or necessary to operate the fire water loop and associated systems, plant roads as specified and designed for the permanent elevations and effective depth, “construction” grading plan as drawn (including site retention pond), plant water well and associated permit(s). Owner shall also provide the final grading, seeding, and mulching, and the site fencing at the site.

Owner is encouraged to obtain preliminary designs/information and estimates of the cost of performing all Owner required permits and services as stated in this Exhibit C. Specifically, the cost of the fire water systems (including associated fire water pumps, required tank, building (if required), sprinklers, and all other equipment and materials associated with the fire water delivery systems) is estimated being in excess of $1,000,000. The requirements of each state and the decisions of each Owner will increase or decrease the actual cost.

The Owner’s required activities related to site preparation for construction are to be divided into Phase I and Phase II activities as described below:

a.	Phase I

i.	Deliverables by Owner prior to start of Phase I Civil Design:

1.	Procure Boundary & Topographic Survey (to one foot contours)

2.	Procure Soil Borings and Geotechnical Report with recommendations (at Design-Builder’s requested locations and depth)

ii.	Phase I (Deliverable Site). Owner shall prepare the site according to Design-Builder’s engineering plans for the following items: (Design-Builder shall provide engineering services to develop these items (if required):

1.	Final Plant Layout with FFE and Top of Road Elevations

2.	Cut/Fill Quantity Calculations (estimate)

3.	Grading and Erosion Control Plan

4.	Plant Access Road and all in-plant roads (which will act as base for final roadway system)

5.	Site Grading

6.	Construction Layout (parking, laydown, access areas, temp. drainage)

7.	Storm Water Drainage and Detention

b.	Phase II

i.	Deliverables by Owner prior to start of Phase II Civil Design: Owner shall determine its water source and provide Design-Builder an independent analysis of the water source.

ii.	Phase II (Final Civil Design Plans): Owner shall prepare the site according to Design-Builder’s engineering plans for the following items (Design-Builder provides engineering services to develop these items, if required):

1.	Potable Water Supply and Distribution

2.	Process Water Supply and Distribution

3.	Fire Loop and Fire Protection System

4.	Site Electric

5.	Site Natural Gas

6.	Utility Water Discharge Line

7.	Wells and Well Pump (supply of sufficient quantity for construction activities)

8.	Minimum 3 Phase, 480 Volt, 1,000 KVA Electrical Power Available for Construction (at Engineer’s requested location)

9.	Site Work (final grading, seeding and mulching)

10.	Fencing.

Design/Builder shall be reimbursed on a “Time & Material” basis for any management of these Owner requirements and any design engineering requested by the Owner not otherwise required to be provided by Design-Builder pursuant to this Agreement.

2.	Permits. Owner shall obtain all operating permits including, but not limited to, air quality permits, in a timely manner to allow construction and startup of the plant as scheduled by Design-Builder.

3.	Storm Water Runoff Permit. Owner shall obtain the construction storm-water runoff permit and permanent storm-water runoff permit. Design-Builder shall obtain the erosion control/land disturbance permit.

4.	Nebraska Pollutant Elimination Discharge Permit. Owner shall obtain a permit to discharge cooling tower water, boiler blowdown water, reverse osmosis (“R.O.”) reject water, and any other waste water directly to a designated waterway or other location. If required by item 8 below, Owner will secure appropriate permits for emergency process water discharges. Utility water blow-down will meet the NPDES permit limitations.

5.	Natural Gas Supply and Service Agreement. Continuous supply of natural gas of at least 3.2 billion cubic feet per year, at a minimum rate of 450 – 550 MCF per hour and at a minimum pressure of 75 – 200 psi at the plant site. Pressure reducing stations must be located so as to provide stable pressure at the point of use. Owner shall provide all gas piping to the use points and supply meters and regulators to provide burner tip pressures as specified by Design-Builder. Owner shall also supply a digital flowmeter on-site with appropriate output for monitoring by the plant’s computer control system. Design-Builder shall identify the use points and connection requirements at the use points (flow, temperature, pressure, pressure variations or fluctuations allowable, etc.) to enable Owner to facilitate an acceptable design and construction.

6.	Electrical Service.

a.	Owner is responsible to secure continuous service from an energy supplier to serve the facility. The service from the energy supplier shall be of sufficient size to provide at a minimum 12.5 MW of electrical capacity to the site.

b.	The Owner is responsible for procurement, installation and maintenance of the site electrical supply and distribution system, including but not limited to the required substation and all associated distribution lines. An on-site digital meter is also to be supplied for monitoring of electrical usage.

c.	The responsibility of the Design-Builder starts at the secondary electrical terminals of the site distribution system transformers that have been installed by Owner (i.e., the 480 volt terminals for the process building transformers; the 480 volt terminals for the energy center transformers; the 480 volt terminals for the grains transformer; the 480 volt terminals for the pumphouse transformer; and the 4160 volt terminals for the chiller transformer; and the 4160 volt terminals of the thermal oxidizer transformer).

d.

The site distribution system requirements, layout, and meters are to be determined jointly by the Owner, the Design-Builder and the energy supplier. Design-Builder will be providing soft start motor controllers for all motors greater than 150 horsepower and where demanded by process requirements. Owner is encouraged to discuss with its electrical supplier whether additional soft start motor controllers are advisable for this facility and such can be added, with any increased cost being an Owner’s cost. Design-Builder will provide power factor correction to 0.92 lagging at plant nameplate capacity. Owner is encouraged to discuss with its electrical service supplier any requirements for power factor correction above 0.92 lagging. Additional power factor correction can be added with any increased cost being an Owner’s cost.

7.	Water Supply and Service Agreement. Owner shall supply on-site process wells or other water source capable of providing a quantity of water which includes process water, R.O. feed water, cooling tower make-up water, of a quality which will allow discharges to comply with NPDES limits. Owner should consider providing a redundant supply source. Design-Builder shall provide the standard zeolite water softener system. Any increased costs incurred for another water treatment system if water does not meet the quality requirements shall be the responsibility of the Owner. Owner will supply one process fresh water supply line terminating within five (5) feet of the process building at a point of entry designated by Design-Builder and one potable supply line terminating within five (5) feet of the process building and to the administration building at a point of entry designated by administration building contractor. Owner is advised that most projects require a reverse osmosis system. Such system is an Owner’s cost and Owner is advised that the purchase and installation cost of such a reverse osmosis system may exceed $2,500,000. Owner is also advised that such systems may be leased if Owner desires to avoid the costs of owning such a system. Design-Builder shall provide the water quality required for delivery to the entry point of entry, including temperature range, pressure range, and constituents and their concentrations.

8.	Wastewater Discharge System, Permits and/or Service Agreement. Owner to provide discharge piping, septic tank and drainfield system or connect to municipal system as required for the sanitary sewer requirements of the Plant. These provisions shall comply with all federal, state, and local regulations, including any permitting issues. Design-Builder shall provide expected discharge quantity and quality at the point of discharge. It is understood that the Owner’s system is not expected to be designed to process materials from process upset conditions.

9.	Roads and Utilities. Owner shall provide and maintain the ditches and permanent roads, including the gravel, pavement or concrete, with the roads passing standard compaction tests (Design-Builder will maintain aggregate construction roads during construction of the Plant and will return to original pre-construction condition prior to Owner completing final grade and surfacing). Except as otherwise specifically stated herein the Owner shall install all utilities so that they are within five (5) feet of the designated building/structure locations.

10.	Administration Building. The administration building, office computer system, telephone system, office copier and fax machine and office furniture and any other office equipment and personal property for the administration building shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

11.	Maintenance and Power Equipment. The maintenance and power equipment as described in Table 2 and any other maintenance and power equipment as required by the plant or desired by Owner shall be the sole and absolute cost and responsibility of Owner and Design-Builder shall have no responsibility in regards thereto.

12.	Railroads. Owner is responsible for any costs associated with the railroads including, but not limited to, all rail design and engineering and construction and Design-Builder shall have no responsibility in regards thereto. Owner shall supply drawings and Phase II redline drawings to Design-Builder.

13.	Drawings. Owner shall supply drawings to Design-Builder of items supplied under items (10) and (12) and also supply Phase II redline drawings.

14.	Fire Protection System. Fire protection system requirements vary by governmental requirements per location and by insurance carrier requirements. Owner is responsible to provide the required fire protection system for the Plant. This may include storage tanks, pumps, underground fire water mains, fire hydrants, foam or water monitor valves, sprinkler systems, smoke and heat detection, deluge systems, or other provisions as required by governmental codes or Owner’s insurance carrier’s fire protection criteria. Design-Builder will provide assistance to the Owner on a “time and material” basis for design and/or construction of the fire protection systems required for the Plant.

15.	Employees. Owner is responsible for providing all Plant operation, maintenance and administrative personnel.

Table 1 Minimum Soil Bearing Pressure – Responsibility of Owner

Description	Required Allowable Soil Bearing Pressure (pounds per square foot)
Grain Storage Silos	7,000
DDGS Storage Silos	5,000
Cook Water Tank	4,500
Methanator Feed Tank	4,500
Liquefaction Tank #1	3,500
Liquefaction Tank #2	3,500
Fermentation Tank #1	4,800
Fermentation Tank #2	4,800
Fermentation Tank #3	4,800
Fermentation Tank #4	4,800
Fermentation Tank #5	4,800
Fermentation Tank #6	4,800
Fermentation Tank #7	4,800
Beerwell	4,800
Whole Stillage Tank	4,500
Thin Stillage Tank	4,500
Syrup Tank	4,500
190 Proof Day Tank	3,000
200 Proof Day Tank	3,000
Denaturant Tank	3,000
Fire Water Tank	Not provided
Denatured Ethanol Tank #1	3,000
Denatured Ethanol Tank #2	3,000
All Other Areas	3,000

Design-Builder shall accept the Geotechnical Engineering Report prepared by Terracon Consultants, Inc., dated September 2, 2005 (Terracon project number 05055094), including the (i) methods to stabilize the soil as identified in the Report are acceptable, and (ii) soil stabilization work meets or exceeds the recommendations set forth in the Geotechnical Report as verified by the Geotechnical Engineer.

Table 2 Maintenance and Power Equipment – Responsibility of Owner

Description	Additional Description	Delivery Time (days after NTP)
Spare Parts	Spare parts Parts bins Misc. materials, supplies and equipment	425 425 425

Shop supplies and equipment	One shop welder One portable gas welder One plasma torch One acetylene torch One set of power tools Two sets of hand tools with tool boxes Carts and dollies Hoists (except centrifuge overhead crane) Shop tables Maintenance office furnishings & supplies Fire Extinguishers Reference books Safety manuals Safety cabinets & supplies, etc. Safety showers as required	425 425 425 425 425 425 425 425 425 425 425 425 425 425 425

Rolling stock	Used 1 1/2 yard front end loader New Skid loader Used Fork lift Used Scissors lift, 30 foot Used Pickup truck Track Mobile	425 425 425 425 425 425

The Design Builder shall provide the details of the items listed in table 2 in sufficient time for the Owner to have this equipment on site by the required date.

EXHIBIT D

ICM License Agreement

THIS LICENSE AGREEMENT (this “License Agreement”) is entered into and made effective as of the      day of             , 2006 (“Effective Date”) by and between                     , a Delaware limited liability company (“OWNER”), and ICM, Inc., a Kansas corporation (“ICM”).

WHEREAS, OWNER has entered into that certain Lump Sum Design-Build Agreement dated the date hereof (the “Contract”) with Fagen, Inc., a Minnesota corporation (“Fagen”), under which Fagen is to design and construct a 100 million gallon per year ethanol plant for OWNER to be located in or near                      (the “Plant”);

WHEREAS, ICM has granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Plant; and

WHEREAS, OWNER desires from ICM, and ICM desires to grant to OWNER, a license to use such proprietary technology and information in connection with OWNER’s ownership and operation of the Plant, all upon the terms and conditions set forth herein;

NOW, THEREFORE, the parties, in consideration of the foregoing premises and the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, agree as follows:

1. ICM grants to OWNER a limited license to use the Proprietary Property (hereinafter defined) solely in connection with the design, construction, operation, maintenance and repair of the Plant, subject to the limitations provided herein (the “Purpose”). The limited license granted in this License Agreement shall remain in effect and shall not terminate for so long as the Plant is operational, except as otherwise provided in this paragraph 1 or paragraph 12.

(a) If the Contract is terminated for any reason not expressly set forth in paragraph 1(b) (including, without limitation, termination by OWNER for OWNER’s convenience under Section 15.3 of the Contract or termination by Fagen for cause pursuant to Section 15.5.1(d) of the contract), the limited license granted to OWNER herein shall terminate.

(b) If (i) the Contract is terminated by OWNER due to Fagen’s default (pursuant to Section 15.2 or 15.6 of the Contract), or (ii) the Contract is terminated by Fagen for cause in accordance with Section 15.5 of the Contract (other than a termination under Section 15.5.1(d) of the Contract), then, in either case, OWNER may cause the Plant to be completed and maintain the limited license granted to it herein subject to the conditions set forth in this paragraph 1(b). In this event, ICM shall have the option of completing the Plant and the parties shall negotiate in good faith the terms and conditions of a replacement contract which shall be reasonable. If ICM chooses not to complete the Plant, or if the parties are unable to reach mutual agreement on the terms and conditions of a replacement contract within thirty (30) days after the Contract is terminated despite their good faith efforts to do so, then, in either case, this License Agreement shall remain in effect and OWNER will be free to select and utilize a qualified contractor to serve as a replacement contractor to complete the Plant, provided, however, (A) OWNER may not utilize a replacement contractor other than Kiewit without ICM’s prior written approval, which will not be unreasonably withheld or delayed (the parties agree that ICM may withhold its approval, and such approval will not be considered unreasonably withheld, if the replacement contractor is Delta-T Corporation, Broin Companies, Lurgi, Vogelbusch or Katzen (each of which is referred to hereinafter as a “Technology Competitor”) or any successor or affiliate of a Technology Competitor or any contractor who regularly performs work for a Technology Competitor), (B) such replacement contractor must execute and deliver to ICM an instrument, in form and substance reasonably acceptable to ICM, under which such replacement contractor agrees to be bound by the provisions of this License Agreement to the same extent as OWNER, (C) if ICM has not been paid all amounts that would have been payable by Fagen to ICM with respect to the Plant had Fagen completed the Plant pursuant to the Contract, OWNER shall pay such remaining amounts to ICM, and, (D) such replacement contractor enters into an agreement with ICM under which ICM provides those services (on a reasonable time and materials basis) that ICM reasonably determines are needed for the replacement contractor to complete the Plant and achieve the performance standards contained in the Contract (OWNER understands that Fagen and ICM possess certain knowledge and know-how concerning the construction of ethanol plants that utilize the Proprietary Property that is not known or available to other contractors and therefore any replacement contractor will need some assistance from ICM in order to complete the Plant), all of which must occur prior to OWNER supplying any of the Proprietary Property to such replacement contractor. The replacement contractor, OWNER and ICM will negotiate in good faith and cooperate with each other toward execution of a reasonable service agreement under clause (D) above.

2. The “Proprietary Property” means, without limitation, documents, Operating Procedures (hereinafter defined), materials and other information that are furnished by ICM to OWNER, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly (including, without limitation, through Fagen or any replacement contractor under paragraph 1(b)) and in whatever form or medium, in connection with the Purpose including, without limitation, the design, arrangement, configuration, and specifications of (i) the combinations of distillation, evaporation, and alcohol dehydration equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping, valves and associated electronic control equipment) and all documents supporting those combinations; (ii) the combination of the distillers grain drying (DGD), and heat recovery steam generation (HRSG) equipment (including, but not limited to, pumps, vessels, tanks, heat exchangers, piping and associated electronic control equipment) and all documents supporting those combinations; and (iii) the computer system, known as the distributed control system (DCS and/or PLC) (including, but not limited to, the software configuration, programming, parameters, set points, alarm points, ranges, graphical interface, and system hardware connections) and all documents supporting that system. Proprietary Property disclosed in written format by ICM shall contain one or more words conspicuously printed, typed or marked thereon indicating that such materials are proprietary and/or confidential. The “Operating Procedures” means, without limitation, the process equipment and specifications manuals, standards of quality, service protocols, data collection methods, construction specifications, training methods, engineering standards and any other similar information concerning the Purpose. Proprietary Property shall not include any information or materials that OWNER can demonstrate by clear and convincing evidence and written documentation: (i) was lawfully in the possession of OWNER prior to disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)); (ii) was in the public domain prior to disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)); (iii) was disclosed to OWNER by a third party other than Fagen (or any replacement contractor under paragraph 1(b)) having the legal right to possess and disclose such information or materials; or (iv) after disclosure by ICM or Fagen (or any replacement contractor under paragraph 1(b)) comes into the public domain through no fault of OWNER or its members, directors, officers, employees, agents, contractors, consultants or other representatives (hereinafter collectively referred to as “Representatives”). Information and materials shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

3. OWNER shall not use the Proprietary Property for any purpose other than the Purpose. OWNER shall not use the Proprietary Property in connection with any expansion or enlargement of the Plant. Upon reasonable notice, ICM and its Representatives shall have the express right at any time to enter upon the premises of the Plant to inspect the Plant and its operation to ensure that OWNER is complying with the terms of this License Agreement (provided that such inspection may not unreasonably interfere with the operation of the Plant, and OWNER may require ICM and its Representatives to execute reasonable nondisclosure agreements and to comply with OWNER’s reasonable safety and similar procedures).

4. In the event the replacement contractor selected pursuant to paragraph 1(b) (including Kiewit) fails to comply in all material respects with the terms and conditions of the agreement entered into between such replacement contractor and ICM in accordance with paragraph 1(b)(D), including all construction guidelines and manuals incorporated therein, or in the event OWNER fails to materially comply with any part of the Operating Procedures, all guarantees, representations and warranties, whether expressed or implied, if any, that were given by ICM to OWNER, directly or indirectly through Fagen (or any replacement contractor under paragraph 1(b)), concerning the performance of the Plant or the Proprietary Property (collectively the “Guarantees”) will be void to the extent that ICM reasonably determines such Guarantees are materially affected by such failure of the replacement contractor or OWNER and for such period of time that ICM reasonably determines such failure by the replacement contractor or OWNER impacts such Guarantees. OWNER agrees to indemnify, defend and hold harmless ICM and its Representatives from any and all losses, damages and expenses including, without limitation, reasonable attorneys’ fees resulting from, relating to or arising out of OWNER’s or its Representatives’ (a) failure to materially comply with the Operating Procedures or (b) negligent or unauthorized use of the Proprietary Property.

5. Any and all modifications to the Proprietary Property by OWNER or its Representatives shall be the property of ICM. OWNER shall promptly notify ICM of any such modification and OWNER agrees to assign all right, title and interest in such modification to ICM; provided, however, OWNER shall retain the right, at no cost, to use such modification in connection with the Purpose.

6. ICM has the exclusive right and interest in and to the Proprietary Property and the goodwill associated therewith. OWNER will not, directly or indirectly, contest ICM’s ownership of the Proprietary Property. OWNER’s use of the Proprietary Property does not give OWNER any ownership interest or other interest in or to the Proprietary Property except for the limited license granted to OWNER herein.

7. OWNER shall pay no license fee or royalty to ICM for OWNER’s use of the Proprietary Property pursuant to the limited license granted to OWNER, the consideration for this limited license is included in the amounts payable by OWNER to Fagen for the construction of the Plant under the Contract or, in the event of a replacement contractor, the amounts payable by OWNER to ICM under clause (C) of paragraph 1(b).

8. OWNER may not assign the limited license granted herein, in whole or in part, without the prior written consent of ICM, which will not be unreasonably withheld or delayed. Prior to any assignment, OWNER shall obtain from such assignee a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all the terms and provisions of this License Agreement. Any assignment of this License Agreement shall not release OWNER from (i) its duties and obligations hereunder concerning the disclosure and use of the Proprietary Property by OWNER or its Representatives, or (ii) damages to ICM resulting from, or arising out of, a breach of such duties or obligations by OWNER or its Representatives. ICM may assign its right, title and interest in the Proprietary Property, in whole or part, subject to the limited license granted herein.

9. The Proprietary Property is confidential and proprietary. OWNER shall keep the Proprietary Property confidential and shall use all reasonable efforts to maintain the Proprietary Property as secret and confidential for the sole use of OWNER and its Representatives for the Purpose. OWNER shall retain all Proprietary Property at its principal place of business and/or the Plant. OWNER shall not at any time without ICM’s prior written consent, copy, duplicate, record, or otherwise reproduce the Proprietary Property, in whole or in part, or otherwise make the same available to any unauthorized person provided, OWNER shall be permitted to copy, duplicate or otherwise reproduce the Proprietary Property in whole or in part in connection with, and to the extent it is necessary and essential for, the Purpose so long as all such copies, duplicates or reproductions are kept at its principal place of business and/or the Plant and are treated the same as any other Proprietary Property. OWNER shall not disclose the Proprietary Property except to its Representatives who are directly involved with the Purpose, and even then only to such extent as is necessary and essential for such Representative’s involvement. OWNER shall inform such Representatives of the confidential and proprietary nature of such information and, if requested by ICM, OWNER shall obtain from such Representative a written instrument, in form and substance reasonably acceptable to ICM, agreeing to be bound by all of the terms and provisions of this License Agreement relating to the disclosure and use of the Proprietary Property. OWNER shall make all reasonable efforts to safeguard the Proprietary Property from disclosure by its Representatives to anyone other than permitted hereby. OWNER shall notify ICM immediately upon discovery of any unauthorized use or disclosure of the Proprietary Property, or any other breach of this License Agreement by OWNER or its Representatives, and shall cooperate with ICM in every reasonable way to help ICM regain possession of the Proprietary Property and prevent its further unauthorized use or disclosure. In the event that OWNER or its Representatives are required by law to disclose the Proprietary

Property, OWNER shall provide ICM with prompt written notice of same so that ICM may seek a protective order or other appropriate remedy. In the event that such protective order or other appropriate remedy is not obtained, OWNER or its Representatives will furnish only that portion of the Proprietary Property which in the reasonable opinion of its or their legal counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that the Proprietary Property so disclosed will be accorded confidential treatment.

Notwithstanding the foregoing, (a) OWNER may provide the Proprietary Property to any wholly-owned affiliate which owns or operates an ethanol production facility, if a license agreement between ICM and the affiliate which is similar in nature to this License Agreement is in effect at the time such Proprietary Property is so provided to the affiliate, provided that such affiliate agrees in writing to be bound by the provisions of this License Agreement to the same extent as OWNER; provided, however, nothing in this clause shall be construed or interpreted as authorizing the affiliate to use such Proprietary Property in connection with its ethanol production facility and ICM (and its Representatives) shall have the same right to inspect such facility as it does the Plant under paragraph 3 to insure that the affiliate is complying with the terms of this License Agreement, (b) OWNER may provide such information to the Lenders (as defined in the Contract), or to the Lenders’ consultants or agents, provided that ICM and such person first execute a confidentiality agreement in a form mutually acceptable to ICM and such person (in ICM’s and such person’s discretion), (c) OWNER may provide such information to its board members and equity owners consistent with its internal governance practices, provided that such persons agree in writing to be bound by the provisions of this License Agreement to the same extent as OWNER, and (d) OWNER may provide such information to any replacement contractor retained by OWNER in accordance with the provisions of paragraph 1(b) hereof.

10. OWNER agrees to indemnify ICM for any and all damages (including, without limitation, reasonable attorneys’ fees) arising out of or resulting from any unauthorized disclosure or use of the Proprietary Property by OWNER or its Representatives or any other person to whom OWNER provides Proprietary Property pursuant to the second paragraph of paragraph 9 above. OWNER agrees that ICM would be irreparably damaged by reason of a violation of the provisions contained herein and that any remedy at law for a breach of such provisions would be inadequate. Therefore, ICM shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction against OWNER or its Representatives for any unauthorized disclosure or use of the Proprietary Property without the necessity of proving actual monetary loss or posting any bond. It is expressly understood that the remedy described herein shall not be the exclusive remedy of ICM for any breach of such covenants, and ICM shall be entitled to seek such other relief or remedy, at law or in equity, to which it may be entitled as a consequence of any breach of such duties or obligations.

11. The duties and obligations of OWNER under this License Agreement, and all provisions relating to the enforcement of such duties and obligations shall survive and remain in full force and effect notwithstanding any termination or expiration of the Contract or the license granted herein under paragraph 1 or paragraph 12.

12. ICM may terminate the limited license granted to OWNER herein upon written notice to OWNER if OWNER willfully or wantonly (a) uses the Proprietary Property for any purpose, or (b) discloses the Proprietary Property to anyone, in each case other than permitted herein. Upon termination of the license under paragraph 1 or this paragraph 12, OWNER shall cease using the Proprietary Property for any purpose (including the Purpose) and, upon request by ICM, shall promptly return to ICM all documents or other materials in OWNER’s or its Representatives’ possession that contain Proprietary Property, in whatever format, whether written or electronic, including any and all copies or reproductions of the Proprietary Property. OWNER shall permanently delete all such Proprietary Property from its computer hard drives and any other electronic storage medium (including any backup or archive system). OWNER shall deliver to ICM a written certificate which certifies that all electronic copies or reproductions of the Proprietary Property have been permanently deleted.

13. The laws of the State of Kansas, United States of America, shall govern the validity of the provisions contained herein, the construction of such provisions, and the interpretation of the rights and duties of the parties. Any legal action brought to enforce or construe the provisions of this License Agreement shall be brought in the federal or state courts located in Wichita, Kansas, and the parties agree to and hereby submit to the exclusive jurisdiction of such courts and agree that they will not invoke the doctrine of forum non conveniens or other similar defenses in any such action brought in such courts. Notwithstanding the foregoing, nothing in this paragraph 13 will affect any right ICM may otherwise have to bring any action or proceeding relating to this License Agreement against OWNER or its properties in the courts of any jurisdiction.

14. OWNER hereby agrees to waive all claims against ICM and ICM’s Representatives for any consequential damages that may arise out of or relate to this License Agreement, the Contract or the Proprietary Property whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, including but not limited to losses of use, profits, business, reputation or financing. OWNER further agrees that the aggregate recovery of OWNER and Fagen (and everyone claiming by or through OWNER and Fagen), as a whole, against ICM and ICM’s Representatives, collectively, for any and all claims that arise out of, relate to or result from this License Agreement, the Proprietary Property or the Contract, whether arising in contract, warranty, tort (including negligence), strict liability or otherwise, shall not exceed the amount paid by Fagen to ICM in connection with the design and construction of the Plant under the Contract.

15. The terms and conditions of this License Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this License Agreement. This License Agreement may not be modified or amended at any time without the written consent of the parties.

16. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as “Notices”) required to be given hereunder or relating to this License Agreement shall be in writing and shall be deemed to have been duly given if transmitted by personal delivery or mailed by certified mail, return receipt requested, postage prepaid, to the address of the party as set forth below. Any such Notice shall be deemed to be delivered and received as of the date so delivered, if delivered personally, or as of the third business day following the day sent, if sent by certified mail. Any party may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this paragraph.

17. In the event that any of the terms, conditions, covenants or agreements contained in this License Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab initio and shall be deemed severed from this License Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the parties under this License Agreement, the remaining provisions of this License Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this License Agreement and the intent of the parties can be achieved in a lawful manner.

18. The duties and obligations herein contained shall bind, and the benefits and advantages shall inure to, the respective successors and permitted assigns of the parties hereto.

19. The waiver by any party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, agreement or condition herein, nor shall any custom, practice or course of dealings arising among the parties hereto in the administration hereof be construed as a waiver or diminution of the right of any party hereto to insist upon the strict performance by any other party of the terms, covenants, agreement and conditions herein contained.

20. In this License Agreement, where applicable, (i) references to the singular shall include the plural and references to the plural shall include the singular, and (ii) references to the male, female, or neuter gender shall include references to all other such genders where the context so requires.

IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, the Effective Date of which is indicated on page 1 of this License Agreement.

OWNER:		ICM:

ICM, Inc.

By:	Steven H. Durham	By:

Title:	Chairman	Title:

Date Signed:		Date Signed:

Address for giving notices:		Address for giving notices:

4311 Oak Lawn Avenue, Suite 650 Dallas, TX 75219		301 N First Street Colwich, KS 67030

EXHIBIT E

Schedule of Values

Schedule of Values for:

Payment Request Breakdown

Description
MOBILIZATION	[*]
ENGINEERING	[*]
GENERAL CONDITIONS (17 Months)	[*]
SITEWORK	[*]
CONCRETE	[*]
MASONRY / ARCHITECTURAL	[*]
STRUCTURAL STEEL & MISC. METALS	[*]
GIRTS, SIDING, ROOF DECK & PRE-ENG.’D BUILDINGS	[*]
GRAIN HANDLING SYSTEM	[*]
DDG STORAGE BUILDING	[*]
PROCESS TANKS & VESSELS	[*]
FIELD ERECTED TANKS	[*]
HEAT EXCHANGERS	[*]
PROCESS EQUIPMENT	[*]
CENTRIFUGES	[*]
CHILLER	[*]
TRUCK SCALES & PROBE	[*]
ETHANOL LOADOUT & VAPOR FLARE SYSTEM	[*]
COOLING TOWER	[*]
DRYER SYSTEM	[*]
THERMAL OXIDIZER	[*]
METHANATOR	[*]
PROCESS PIPING & VALVES	[*]
PAINTING	[*]
INSULATION	[*]
PLUMBING & HVAC	[*]
ELECTRICAL	[*]
INSTRUMENTATION	[*]
START-UP	[*]
DEMOBILIZATION	[*]
CONTRACT AMOUNT	$96,275,000

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

E-1

EXHIBIT F

Form of Monthly Progress Report

Monthly Progress Report

of

Fagen, Inc.

[Date]

1.0	Instructions.

Any capitalized terms used in this report which are not defined herein shall have the means ascribed to them in the Lump Sum Design-Build Agreement (the “Agreement”). Design-Builder shall review the status of each significant aspect of the construction work schedule (the “Work Schedule”) for the Work and Design-Builder shall identify such matters known to Design-Builder and which in Design-Builder’s reasonable judgment are expected to adversely affect the Work Schedule, and with respect to any such matters, shall state the actions which Design-Builder intends to take to ensure that the milestones will be attained by their required dates. Such matters may include, but shall not be limited to:

1.1 any material matter or issue arising in connection with a Governmental Approval, or compliance therewith, with respect to which there is an actual or threatened dispute over the interpretation of a law or regulation, actual or threatened opposition to the granting of a necessary Governmental Approval, any organized public opposition, any action or expenditure required for compliance or obtaining approval that Design-Builder is unwilling to take or make, or in each case which could reasonably be expected to materially threaten or prevent meeting the Contract Times.

1.2 A change in, or discovery by Design-Builder of, any legal or regulatory requirement which would reasonably be expected to materially threaten Design-Builder’s ability to attain the Contract Times;

1.3 Any material change in the Design-Builder’s Work Schedule for initiating or completing any material aspect of Project;

1.4 The status of any matter or issue identified as outstanding in any prior Monthly Construction Progress Report and any material change in the Design-Builder’s proposed actions to remedy or overcome such matter or issue.

2.0	Executive Summary.

2.1. Major activities to be performed for each aspect of the Project during the current billing period.

Please provide a brief summary of the Major 1 activities to be performed for each of the following aspects of the Project during the current billing period:

2.1.1 Design

2.1.2 Engineering

2.1.3 Major Equipment procurement

2.1.4 Construction

2.1.5 Permitting (See Section 3.0 below)

2.1.6 Startup Testing and Commissioning

2.2. Major activities scheduled to be performed in the previous billing period but not completed as scheduled.

Please provide a brief summary of the Major activities which were scheduled to be performed in the previous billing period and their status, including those activities that were not completed as scheduled:

2.2.1 Design

2.2.2 Engineering

2.2.3 Major Equipment procurement

2.2.4 Construction

2.2.5 Permitting

2.2.6 Startup Testing and Commissioning

[1]	For Purposes of this report, “Major” shall mean any activity, event, or occurrence which may have a material adverse effect on the Work on a timely basis within the Contract Times if such activity, event, or occurrence occurs or if such activity, event, or occurrence fails to occur as anticipated or scheduled, which material adverse effect includes, but is not limited to, Design-Builder's inability to achieve one of the Contract Times.

3.0	Permitting.

The following describes each of the Major Governmental Approvals required for the construction of the Unit(s) and the status thereof:

3.1 State and/or Federal Governmental Approvals.

Please describe each of the Major state and/or Federal Governmental Approvals to be obtained by Design-Builder and the status thereof:

DESCRIPTION	STATUS

3.2 Local and/or county Governmental Approvals.

Please describe each of the Major local and/or county Governmental Approvals to be obtained by Design-Builder and the status of each.

DESCRIPTION	STATUS

3.3. Permitting activities that occurred during the previous billing period.

Please list all permitting activities that occurred during the previous billing period.

3.4 Permitting activities occurring during the current billing period.

Please list all permitting activities that are expected to occur during the current billing period.

3.5 Permitting Notices received from Design Builder.

Please attach to this Monthly Progress Report copies of any notices related to permitting activities received from Design Builder during the previous billing period.

4.0	Design Activities.

4.1 Gantt chart of design schedule to be followed by Design-Builder and its subcontractors.

The attached Gantt chart shows the design schedule to be followed by Design-Builder.

4.2 Design activities to be performed during the current billing period.

Please explain in detail the design activities that are expected to be performed during the current billing period.

4.3. Design activities completed during the previous billing period.

Please explain in detail the design activities that were completed during the previous billing period.

5.0	Engineering Activities.

5.1 Gantt chart of engineering schedule to be followed by Design-Builder.

The attached Gantt chart shows the engineering schedule to be followed by Design-Builder and its subcontractors:

5.2 Engineering activities to be performed during the current billing period.

Please explain in detail the engineering activities that are expected to be performed during the current billing period.

5.3. Engineering activities completed during the previous billing period.

Please explain in detail the engineering activities that were completed during the previous billing period.

5.4. Three-month look-ahead engineering schedule.

Please provide a three-month look ahead engineering schedule.

6.0	Major Equipment Procurement.

6.1 Gantt chart of major equipment to be procured by Design-Builder (including its subcontractors).

The attached Gantt chart shows the major equipment to be procured by Design-Builder (including its subcontractors):

6.2 Major Equipment procurement activities to be performed during the current billing period.

Please explain in detail the major equipment procurement activities that are expected to be performed during the current billing period.

6.3 Major Equipment procurement activities completed during the previous billing period.

Please explain in detail the major equipment procurement activities that were completed during the previous billing period.

7.0	Construction Activities.

7.1 Table of construction activities to be performed by Design-Builder (including its subcontractors).

The attached Gantt chart shows the construction activities to be performed by Design-Builder and its subcontractors:

7.2 Construction activities to be performed during the current billing period.

Please explain in detail the construction activities that are expected to be performed during the current billing period.

7.3 Construction activities completed during the previous billing period.

Please explain in detail the construction activities that are expected to be performed during the previous billing period.

7.4 Three-month look-ahead construction schedule.

Please provide a three-month look-ahead construction schedule.

8.0	Schedule.

8.1 Scheduled Items.

Please state the status and progress of each scheduled item identified in the Contract Documents.

8.2 Remedial Action Plan (applicable if Design-Builder fails to achieve a scheduled item by the Scheduled Date).

Please explain in detail each of the following aspects of Design-Builder’s Remedial Action Plan:

8.2.1 Missed scheduled item

8.2.2 Plans to achieve missed scheduled item

8.2.3 Plans to achieve subsequent scheduled items

8.2.4 Delays in engineering schedule

8.2.5 Delays in Major Equipment procurement

8.2.6 Delays in construction schedule

9.0	Safety and Health Reports

9.1 Please list all accidents from the previous billing period:

9.2 Any work stoppage from the previous billing period:

9.3 Work stoppage impact on construction of the Unit(s):

10.0	Items of concern

Design-Builder shall list items that are of concern with respect of maintaining the schedule or that could result in a change order. These concerns are in addition to items discussed in other parts of the monthly report.

I,                     , on behalf of Fagen, Inc., do hereby certify that any and all information contained in this Design-Builder’s Monthly Construction Progress Report is true and accurate, and reflects, to the best of my knowledge, the current status of the construction of the Work as of the date specified below.

By:

Name:

Title:

Date:

Design-Builder shall complete, certify, and deliver this form of Monthly Construction Progress Report to [                ], together with all attachments and exhibits, with three (3) copies of this report delivered to [            ] and [            ].

EXHIBIT G

Required Permits

No.	Type of Application/Permit	Responsibility for Obtaining Permit	Assistance in Preparation	Notes
1	Underground Utility Locating Service	Design- Builder/Owner		Notification service for underground work.

2	Septic Tank & Drain Field Permit	Owner

3	Railroad Permit/Approval	Owner	Design-Builder

4	Archeological Survey	Owner

5	Highway Access Permit	Owner		State Department of Transportation or County

6	Building Permits	Design-Builder

	Mechanical	Design-Builder

	Electrical	Design-Builder

	Structures	Design-Builder

7	Construction Air Permit	Owner	Design-Builder

8	SWPPP Construction Permit	Owner	Design-Builder

9	SWPPP Operations Permit	Owner	Design-Builder

10	NPDES Wastewater Permit	Owner	Design-Builder

11	Water Appropriation Permit	Owner	Design-Builder

12	Fire Protection	Owner	Design-Builder

13	Above Ground Storage Tank Permit	Design-Builder

14	ATF	Owner

G-1

EXHIBIT H

Form of Performance Bond

PERFORMANCE BOND

The American Institute of Architects,

AIA Document No. A312 (December, 1984 Edition)

Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.

Amount:
CONTRACTOR (Name and Address):	Description (Name and Location):
Fagen, Inc.	OWNER (Name and Address):
P. O. Box 159	SURETY (Name and Principal Place of Business):
Granite Falls, MN 56241
CONSTRUCTION CONTRACT
Date:
BOND#
Date (Not earlier than Construction Contract Date):
Amount:
Modifications to this Bond: ☐ None ☐ See Page 2
CONTRACTOR AS PRINCIPAL	SURETY
Company: (Corporate Seal)	Company: (Corporate Seal)
Fagen, Inc.
Signature: __________________________________	Signature: ___________________________________
Name and Title: _______________________________	Name and Title: _______________________________
(Any additional signatures appear an page 2.)
(FOR INFORMATION Only- Name, Address and Telephone)	OWNER’S REPRESENTATIVE (Architect, Engineer or other party):
AGENT or BROKER:

1. The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner for the performance of the Construction Contract, which is incorporated herein by reference.

2. If the Contractor performs the Construction Contract, the Surety and the Contractor shall have no obligation under this Bond, except to participate in conferences as provided in Subparagraph 3.1.

3. If there is no Owner Default, the Surety’s obligation under this Bond shall arise after:

3.1 The Owner has notified the Contractor and the Surety at its address described in Paragraph 10 below that the Owner is considering declaring a Contractor Default and has requested and attempted to arrange a conference with the Contractor and the Surety to be held not later than fifteen days after receipt of such notice to discuss methods of performing the Construction Contract. If the Owner, the Contractor and the Surety agree, the Contractor shall be allowed a reasonable time to perform the Construction Contract, but such an agreement shall not waive the Owner’s right, if any, subsequently to declare a Contractor Default; and

3.2 The Owner has declared a Contractor Default and formally terminated the Contractor’s right to complete the contract. Such Contractor Default shall not be declared earlier than twenty days after the Contractor and Surety have received notice as provided in Subparagraph 3.1; and

3.3 The Owner has agreed to pay the Balance of the Contract Price to the Surety in accordance with the terms of the Construction Contract or to a contractor selected to perform the Construction Contract in accordance with the terms of the contract with the Owner.

4. When the Owner has satisfied the conditions of Paragraph 3, the Surety shall promptly subject to the provisions of the License Agreement between Owner and ICM, Inc., dated as of                     , 2006, and at the Surety’s expense take one of the following actions:

4.1 Arrange for the Contractor with consent of the Owner, to perform and complete the Construction Contract; or

4.2 Undertake to perform and complete the Construction Contract itself, through its agents or through independent contractors; or

4.3 Obtain bids or negotiated proposals from qualified contractors acceptable to the Owner for a contract for performance and completion of the Construction Contract, arrange for a contract to be prepared for execution by the Owner and the contractor selected with the Owner’s concurrence, to be secured with performance and payment bonds executed by a qualified surety equivalent to the bonds issued on the Construction Contract, and pay to the Owner the amount of damages as described in Paragraph 6 in excess of the Balance of the Contract Price incurred by the Owner resulting from the Contractor’s default; or

4.4 Waive its right to perform and complete, arrange for completion, or obtain a new contractor and with reasonable promptness under the circumstances:

.1 After investigation, determine the amount for which it may be liable to the Owner and, as soon as practicable after the amount is determined, tender payment therefor to the Owner; or

.2 Deny liability in whole or in part and notify the Owner citing reasons therefor.

5. If the Surety does not proceed as provided in Paragraph 4 with reasonable promptness, the Surety shall be deemed to be in default on this Bond fifteen days after receipt of an additional written notice from the Owner to the Surety demanding that the Surety perform its Obligations under this Bond, and the Owner shall be entitled to enforce any remedy available to the Owner. If the Surety proceeds as provided in Subparagraph 4.4, and the Owner refuses the payment tendered or the Surety has denied liability, in whole or in part, without further notice the Owner shall be entitled to enforce any remedy available to the Owner.

6. After the Owner has terminated the Contractor’s right to complete the Construction Contract, and if the Surety elects to act under Subparagraph 4.1, 4.2, or 4.3 above, then the responsibilities of the Surety to the Owner shall not be greater than those of the Contractor under the Construction Contract, and the responsibilities of the Owner to the Surety shall not be greater than those of the Owner under the Construction Contract. To the limit of the amount of this Bond, but subject to commitment by the Owner of the Balance of the Contract Price to mitigation of costs and damages on the Construction Contract, the Surety is obligated without duplication for:

6.1 The responsibilities of the Contractor for correction of defective work and completion of the Construction Contract;

6.2 Additional legal design professional and delay costs resulting from the Contractor’s Default, and resulting from the actions or failure to act of the Surety under Paragraph 4; and

6.3 Liquidated damages, or if no liquidated damages are specified in the Construction Contract, actual damages caused by delayed performance or non-performance of the Contractor.

7. The Surety shall not be liable to the Owner or others for obligations of the Contractor that are unrelated to the Construction Contract and the Balance of the Contract Price shall not be reduced or set off on account of any such unrelated obligations. No right of action shall accrue on this Bond to any person or entity other than the Owner or its heirs, executors, administrators or successors.

8. The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.

9. Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located and shall be instituted within two years after Contractor Default or within two years after the Contractor ceased working or within two years after the Surety refuses or fails to perform its obligations under this Bond, whichever occurs first. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

10. Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page.

11. When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

12. DEFINITIONS

12.1 Balance of the Contract Price: The total amount payable by the Owner to the Contractor under the Construction Contract after all proper adjustments have been made, including allowance to the Contractor of any amounts received or to be received by the Owner in settlement of insurance or other claims for damages to which the Contractor is entitled, reduced by all valid and proper payments made to or on behalf of the Contractor under the Construction Contract.

12.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

12.3 Contractor Default: Failure of the Contractor, which has neither been remedied nor waived, to perform or otherwise to comply with the terms of the Construction Contract.

12.4 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

This bond is subject to the attached Dual Obligee Rider dated _________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL (Corporate Seal)	SURETY (Corporate Seal)

Company:	Company:
Address:	Address:
Name and Title:	Name and Title:
Signature:	Signature:

DUAL OBLIGEE RIDER

(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)

TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                     , a                     corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                     , as Obligee.

IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:

Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.

IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth.

SIGNED, SEALED AND DATED this          day of                     , 200    .

Fagen, Inc.

(Contractor)

By:

[ ]
(Surety)

By:

EXHIBIT I

Form of Payment Bond

PAYMENT BOND

The American Institute of Architects,

AIA Document No. A312 (December, 1984 Edition)

Any singular reference to Contractor, Surety, Owner or other party shall be considered plural where applicable.

CONTRACTOR (Name and Address): Fagen, Inc. P. O. Box 159 Granite Falls, MN 56241	SURETY (Name and Principal Place of Business):
OWNER (Name and Address):

CONSTRUCTION CONTRACT Date: Amount: Description (Name and Location):
BOND # Date (Not earlier than Construction Contract Date): Amount:
Modifications to this Bond: ☐ None ☐ See Page 2

CONTRACTOR AS PRINCIPAL	SURETY
Company: (Corporate Seal)	Company: (Corporate Seal)
Fagen, Inc.
Signature: Name and Title:	Signature: _____________________________________ Name and Title: _________________________________
(Any additional signatures appear an page 2.)

(FOR INFORMATION Only—Name, Address and Telephone)	OWNER’S REPRESENTATIVE (Architect, Engineer or other party):
AGENT or BROKER:

1. The Contractor and the Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Owner to pay for labor, materials and equipment furnished for use in the performance of the Construction Contract, which is incorporated herein by reference.

2. With respect to the Owner, this obligation shall be null and void if the Contractor:

2.1 Promptly makes payment, directly or indirectly, for all sums due Claimants, and

2.2 Defends, indemnifies and holds harmless the Owner from claims, demands, liens or suits by any person or entity whose claim, demand, lien or suit is for the payment for labor, materials or equipment furnished for use in the performance of the Construction Contract, provided the Owner has promptly notified the Contractor and the Surety

(at the address described in Paragraph 12) of any claims; demands, liens or suits and tendered defense of such claims, demands, liens or suits to the Contractor and the Surety, and provided there is no Owner Default.

3. With respect to Claimants, this obligation shall be null and void if the Contractor promptly makes payment, directly or Indirectly, for all sums due.

4. The Surety shall have no obligation to Claimants under this Bond until:

4.1 Claimants who are employed by or have a direct contract with the Contractor have given notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the owner, stating that a claim is being made under this Bond and, with substantial accuracy, the amount of the claim.

4.2 Claimants who do not have a direct contract with the Contractor:

4.2.1 Have furnished written notice to the Contractor and sent a copy, or notice thereof, to the Owner, within 90 days after having last performed labor or last furnished materials or equipment included in the claim stating, with substantial accuracy, the amount of the claim and the name of the party to whom the materials were furnished or supplied or for whom the labor was done or performed; and

4.2.2 Have either received a rejection in whole or in part from the Contractor, or not received within 30 days of furnishing the above notice any communication from the Contractor by which the Contractor has indicated the claim will be paid directly or Indirectly; and

4.2.3 Not having been paid within the above 30 days, have sent a written notice to the Surety (at the address described in Paragraph 12) and sent a copy, or notice thereof, to the Owner, stating that a claim is being made under this Bond and enclosing a copy of the previous written notice furnished to the Contractor.

5. If a notice required by Paragraph 4 is given by the Owner to the Contractor or to the Surety that is sufficient compliance.

6. When the Claimant has satisfied the conditions of Paragraph 4, the Surety shall promptly and at the Surety’s expense take the following actions:

6.1 Send an answer to the Claimant, with a copy to the Owner, within 45 days after receipt of the claim, stating the amounts that are undisputed and the basis for challenging any amounts that are disputed.

6.2 Pay or arrange for payment of any undisputed amounts.

7. The Surety’s total obligation shall not exceed the amount of this Bond, and the amount of this Bond shall be credited for any payments made in good faith by the Surety.

8. Amounts owed by the Owner to the Contractor under the Construction Contract shall be used for the performance of the Construction Contract and to satisfy claims, if any, under any Construction Performance Bond. By the Contractor furnishing and the Owner accepting this Bond, they agree that all funds earned by the Contractor in the performance of the Construction Contract are dedicated to satisfy obligations of the Contractor and the Surety under this Bond, subject to the Owner’s priority to use the funds for the completion of the work.

9. The Surety shall not be liable to the Owner, Claimants or others for obligations of the Contractor that are unrelated to the Construction Contract. The Owner shall not be liable for payment of any costs or expenses of any Claimant under this Bond, and shall have under this Bond no obligation to make payments to, give notices on behalf of, or otherwise have obligations to Claimants under this Bond.

10. The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations.

11. No suit or action shall be commenced by a Claimant under this Bond other than in a court of competent jurisdiction in the location in which the work or part of the work is located or after the expiration of one year from the date (1) on which the Claimant gave the notice required by Subparagraph 4.1 or Clause 4.2.3, or (2) on which the last labor or service was performed by anyone or the last materials or equipment were furnished by anyone under the Construction Contract, whichever of (1) or (2) first occurs. If the provisions of this Paragraph are void or prohibited by law, the minimum period of limitation available to sureties as a defense in the jurisdiction of the suit shall be applicable.

12. Notice to the Surety, the Owner or the Contractor shall be mailed or delivered to the address shown on the signature page. Actual receipt of notice by Surety, the Owner or the Contractor, however accomplished, shall be sufficient compliance as of the date received at the address shown on the signature page.

13. When this Bond has been furnished to comply with a statutory or other legal requirement in the location where the construction was to be performed, any provision in this Bond conflicting with said statutory or legal requirement shall be deemed deleted herefrom and provisions conforming to such statutory or other legal requirement shall be deemed incorporated herein. The intent is that this Bond shall be construed as a statutory bond and not as a common law bond.

14. Upon request by any person or entity appearing to be a potential beneficiary of this Bond, the Contractor shall promptly furnish a copy of this Bond or shall permit a copy to be made.

15. DEFINITIONS

15.1 Claimant: An individual or entity having a direct contract with the Contractor or with a subcontractor of the Contractor to furnish labor, materials or equipment for use in the performance of the Contract. The intent of this Bond shall be to include without limitation in the terms “labor, materials or equipment” that part of water, gas, power, light, heat, oil, gasoline, telephone service or rental equipment used in the Construction Contract, architectural and engineering services required for performance of the work of the Contractor and the Contractor’s subcontractors, and all other items for which a mechanic’s lien may be asserted in the jurisdiction where the labor, materials or equipment were furnished.

15.2 Construction Contract: The agreement between the Owner and the Contractor identified on the signature page, including all Contract Documents and changes thereto.

15.3 Owner Default: Failure of the Owner, which has neither been remedied nor waived, to pay the Contractor as required by the Construction Contract or to perform and complete or comply with the other terms thereof.

MODIFICATIONS TO THIS BOND ARE AS FOLLOWS:

This bond is subject to the attached Dual Obligee Rider dated [                            ].

(Space is provided below for additional signatures of added parties other than those appearing on the cover page.)

CONTRACTOR AS PRINCIPAL (Corporate Seal)	SURETY (Corporate Seal)

Company:	Company:
Address:	Address:
Name and Title:	Name and Title:
Signature:	Signature:

DUAL OBLIGEE RIDER

(TO BE ATTACHED TO BOND AT TIME OF ISSUANCE)

TO BE ATTACHED TO AND FORM PART OF Performance and Payment Bond NO.                     , dated concurrently with the execution of this Rider, issued by the                     , a                      corporation, as Surety, on behalf of Fagen, Inc., as Principal, and in favor of                     , as Obligee.

IT IS HEREBY UNDERSTOOD AND AGREED that the above described bond(s) are hereby amended to include the following paragraph:

Notwithstanding anything contained herein to the contrary, there shall be no liability on the part of the Principal or Surety under this bond to the Obligees, or either of them, unless the Obligees, or either of them, shall make payments to the Principal or to the Surety in case it arranges for completion of the Contract upon default of the Principal, strictly in accordance with the terms of said Contract as to payments, and shall perform all the other obligations required to be performed under said Contract at the time and in the manner therein set forth.

IT IS FURTHER UNDERSTOOD AND AGREED that nothing herein contained shall be held to change, alter or vary the terms of the above described bond(s) except as hereinbefore set forth.

SIGNED, SEALED AND DATED this          day of                     , 200    .

Fagen, Inc.

(Contractor)

By:

[ ]
(Surety)

By:

EXHIBIT J

Work Schedule

DESIGN-BUILDER’S RESPONSIBILITIES	NUMBER OF DAYS TO BE COMPLETED AFTER NOTICE TO PROCEED
Substantial Completion (SC)	522
Final Completion	575

OWNER’S RESPONSIBILITIES	NUMBER OF DAYS TO BE COMPLETED AFTER NOTICE TO PROCEED
Temporary electric to site	90
Fire protection complete	400
Electric energy delivery system to delivery points	425
Sanitary system complete to receiving point	425
Treated water to delivery point	425
Potable water to delivery point	425
Rail work completed for shipping use	425
Maintenance equipment, spares, consumables	425
Administrative building	425
Employees hired and ready for training	440
Natural gas to delivery points	440
Roads (final surfacing) complete	455
Drawings (administrative building and railroads)	455

Note: Day 425 is approximately 97 calendar days prior to Substantial Completion.

J-1

EXHIBIT K

Preliminary Construction Documents

To be provided by Design-Builder no later than the date specified in section 3.2.1 of the Agreement.

K-1

EXHIBIT L

Design-Builder’s Subcontractors

Performing any Portion of the Work in Excess of $500,000

ICM, Inc.

Fagen Engineering, LLC

Note: Design-Builder will supplement this Exhibit with the consent of Owner in accordance with Section 3.5.1 of the Agreement.

L-1

EXHIBIT M

Phase I and Phase II Engineering Services Agreement

THIS PHASE I AND PHASE II ENGINEERING SERVICES AGREEMENT (the “Agreement”) is made as of __________, 2006, (the “Effective Date”) by and between ______________, a Delaware limited liability company (the “Client”) and Fagen Engineering, LLC a Minnesota Limited Liability Company (the “Engineer”). Each of the Client and Engineer are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Client is developing a 100 million gallons per year dry grind ethanol production facility to be located in                              (the “Plant”) to be owned and operated by Client; and

WHEREAS, Client and Fagen, Inc. (“Design - Builder”) intend to enter into that certain Lump-Sum Design-Build Agreement (“Design-Build Agreement”) under which the Fagen, Inc., an affiliate of Engineer, will serve as the design-builder for the Plant and provide design, engineering, procurement and construction services for the development and construction of the Plant; and

WHEREAS, Client wishes to retain an entity in advance of entering into the Design-Build Agreement to perform certain engineering and design work that will be required under the Design-Build Agreement on the terms and conditions set forth in this Agreement, and Engineer desires to act as such entity upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by this Agreement, the parties do hereby agree as follows:

Article 1

Definitions; Rules of Interpretation

1.1 Rules of Construction.

The capitalized terms listed in this Article 1 shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in generally accepted construction and design-build industry standards. Words not otherwise defined herein that have well known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:

1. (a)	The masculine shall include the feminine and neuter.

2. (b)	References to “Articles,” “Sections,” “Schedules,” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof. The following definitions will apply in this Agreement:

1.2 Defined Terms.

In addition to definitions appearing elsewhere in this Agreement, the following terms have the following meanings:

Agreement will have the meaning given to such term in the Preamble to this Agreement.

Applicable Law means

(a)	any and all laws, legislation, statutes, codes, acts, rules, regulations, ordinances, treaties or other similar legal requirements enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) a Party, its affiliates, its shareholders, its members, it partners or their respective representatives, to the extent any such person is engaged in activities related to the Services; or (ii) the property of a Party, its affiliates, its shareholders, its members, its partners or their respective representatives, to the extent such property is used in connection with the Services or an activity related to the Services.

Client will have the meaning given to such term in the Preamble to this Agreement.

Client’s Representative will have the meaning given to such term in Section 4.1

Design-Build Agreement will have the meaning given to such term in the Recitals to this Agreement.

Effective Date will have the meaning given to such term in the Preamble to this Agreement.

Engineer will have the meaning given to such term in the Preamble to this Agreement.

Engineer Responsible Parties will have the meaning given to such term in Section 4.10.

Governmental Approvals will mean any material authorizations or permissions issued or granted by any Governmental Authority to the Project, the Client, the Engineer, subcontractors and their affiliates in connection with any activity related to the Services.

Governmental Authority will mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; or any court or governmental tribunal; in each case having jurisdiction over the Client, the Engineer, the Plant, or the Site.

Monthly Invoice will have the meaning given to such term in Section 5.7.

Party or Parties will have the meaning given to such term in the Preamble to this Agreement.

Phase I Deliverable Site will mean the Client’s Deliverable Site obligations pursuant to Exhibit C attached to this Agreement.

Phase I Design Package will have the meaning given to such term in Section 3.1.

Phase II Design Package will have the meaning given to such term in Section 3.1.

Phase II Final Civil Design Plan will mean the Client’s Deliverable Site obligations pursuant to Exhibit C attached to this Agreement.

Plant will have the meaning given to such term in the Recitals to this Agreement.

Project will mean the Plant, together with all equipment, labor, services and materials furnished under the Design-Build Agreement.

Services will have the meaning given to such term in Section 3.1.

Site will mean the land or premises on which the Plant is located.

Subcontractor will mean any person or entity, including but not limited to independent engineers, associates, and consultants, retained by Engineer, or by any person or entity retained directly or indirectly by Engineer, in each case as an independent contractor, to perform a portion of the Services.

Work Product will have the meaning given to such term in Section 8.1.

Article 2

Retention of the Agent

2.1 Retention of Services. On the terms and subject to the conditions hereinafter set forth, Client hereby retains Engineer to perform, and Engineer hereby agrees to perform, the

Services. Engineer will provide such Services solely pursuant to the terms and conditions set forth herein including any indemnifications and limitations on liability.

Article 3

Engineer Responsibilities

3.1 Services. Engineer shall perform the engineering services necessary to satisfy the requirements of the Phase I Deliverable Site (“Phase I Design Package”) and the Phase II-Final Civil Design Plans (“Phase II Design Package”) engineering services required under the Design-Build Agreement (collectively, “Services”).

3.2 Phase I Design Package. (Grading and Drainage). The Phase I Design Package to be provided by Engineer shall consist of the engineering and design of the Plant Site and shall include the following drawings:

a)	Cover Sheet

b)	Property Layout Drawing

c)	Grading, Drainage and Erosion Control Plan Drawing (Multiple Drawings if Required)

i.	Used for Land Disturbance Permitting

ii.	Site grading is held 6-inches low for topsoil and seeding

d)	Roadway Alignment Drawing

e)	Culvert Cross Sections and Details (Multiple Drawings)

f)	Seeding and Landscaping (If Required)

Plan sets along with a Bid Tabulation Sheet will be supplied to the Client so all contractors bid the same quantities. A telephone conference call for a Phase I pre-bid meeting will be provided upon Client’s request. Engineer shall also coordinate with Client’s consultants regarding the interconnection of utilities to be provided to the Plant Site by the Client and the layout of utilities.

3.3 Delivery of Phase I Design Package. Engineer shall deliver the completed Phase I Design Package no later than 60 days after the receipt of all Client deliverables pursuant to Article 4 of this Agreement.

3.4 Phase II Design Package. The Phase II Design Package to be provided by Engineer shall provide the engineering and design of Site work and utilities for the Plant, all within the property line of Plant, and shall consist of the following:

a)	Cover Sheet

b)	Property Layout Drawing

c)	Site Grading and Drainage Drawing (Final Interior Plant Grading)

d)	Roadway Alignment

e)	Utility Layout (Fire Loop)

i.	The Client is required to select an insurance provider to allow the proper positioning and number of required hydrants and hydrants with monitors.

f)	Utility Layout (Potable Water)

g)	Utility Layout (Well Water) if using on-Site wells

h)	Utility Layout (Sanitary Sewer)

i.	Fagen Engineering does not design any on-Site septic treatment or drain field, this will be designed by others and completed by the Client at the Client’s expense.

i)	Utility Layout (Utility Water Blowdown)

i.	The Client is required to supply the NPDES discharge point to allow line routing to be completed.

ii.	The Client is required to select the water supply and water treatment system to allow sizing of the line.

j)	Utility Layout (Natural Gas)

i.	Fagen Engineering provides a preferred routing through the Site, line size and pipe specifications are typically provided by the gas supplier.

k)	Geometric Layout (For Project Control Verification)

l)	Site Utility Piping Tables Drawing

m)	Tank Farm Layout Drawing

n)	Tank Farm Details Drawing

o)	Sections and Details Drawing (If required)

p)	Miscellaneous Details Drawing (If required)

A telephone conference call for a Phase 2 pre-bid meeting will be provided upon Client’s request.

3.5 Delivery of Phase II Design Package. Engineer shall deliver the completed Phase II Design Package no later than 60 days after the receipt of all Client deliverables pursuant to Article 4 of this Agreement.

3.6 Delays. The Parties agree that Engineer shall not be responsible for delays in providing the Services under this Agreement due to factors beyond Engineer’s control.

3.7 Utility Routing and Design Services Limited. The Parties agree that Engineer shall provide the routing and design for the utilities necessary for the Plant only within the Plant property line and up to the Plant property line, and that, for purposes of this Agreement, Engineer assumes a tie-in point to a city utility. The Parties agree that, if there is no city tie-in point, Engineer will route the utilities to the Plant property line and stop. Any special tie-in requirements necessary to connect the utilities at the Plant property line are not included in the compensation or the scope of this Agreement and shall only be designed and Engineered by Engineer as change in the Project which affects the Services hereunder.

Article 4

Client Responsibilities

4.1 Client’s Representative. Client shall, prior to the commencement of Services by Engineer, name a representative (“Client’s Representative”) with authority to receive information and transmit instructions for Client. Client’s Representative shall be vested with authority to act on behalf of Client and Engineer shall be entitled to rely on Client’s Representative’s communications with regard to the Services.

4.2 Client’s Requirements. Client shall, prior to the commencement of Services by Engineer, provide Engineer with Client’s requirements for the Project, including objectives and constraints, design and construction standards, bonding and insurance requirements, and contract forms.

4.3 Other Information. Prior to the commencement of Services by Engineer, Client shall provide Engineer with all other information available to Client and pertinent to the Project and the Services including, but not limited to, all items required pursuant to Exhibit C. The items required by Client pursuant to this Section 4.3 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.

4.4 Access to Property. Prior to the commencement of Services and as necessary during the performance of Services, Client shall arrange for access by Engineer upon public and private property, as required for the performance of the Services under this Agreement.

4.5 Review of Documents. As related to the performance of Services hereunder, Client shall examine documents presented by Engineer, obtain legal and other advice as Client deems appropriate, and render written decisions within reasonable time. The items required by Client pursuant to this Section 4.5 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.

4.6 Consents, Approvals, Licenses and Permits. Prior to the commencement of Services and as necessary during the performance of the Services, Client shall obtain all consents, approvals, licenses, permits, and other Governmental Approvals necessary for the performance of the Services, with the exception of professional licenses required of Engineer or its subcontractors under Applicable Laws. The items required by Client pursuant to this Section 4.6 shall be furnished at Client’s expense, and Engineer shall be entitled to rely upon the accuracy and completeness thereof.

4.7 Bids. Client shall advertise for and open bids when scheduled.

4.8 Other Services Client shall furnish all legal, accounting and insurance counseling services as may be necessary with respect to third party agreements for which Client is responsible pursuant to this Agreement and for auditing services the Client may require to verify the monthly invoices or to ascertain how or for what purposes the Engineer and/or Subcontractors have used the money paid by or on behalf of the Client.

4.9 Service Outside Scope of Engineer’s Services. Client shall, at its own expense, as necessary for the performance and completions of the Services, provide any additional services necessary for Project that are outside scope of the Services provided by Engineer under this Agreement. Engineer shall be entitled to rely upon, as applicable, the completeness and accuracy of such additional services.

4.10 Deviation from Design. Client shall indemnify and hold harmless Engineer, its employees, its agents, its affiliates, and any other persons or entities within its control or for whom Engineer would otherwise be responsible (“Engineer Responsible Parties”) against claims arising out of Engineer’s design, if there has been, in the completion of the Phase I Deliverable Site and the Phase II Final Civil Design Plan, a failure, other than by an affiliate of Engineer, to follow Engineer’s written recommendation and such deviation or failure caused the claims.

4.11 Developments Affecting Scope or Timing of Services. Client shall promptly notify Engineer, in writing, when Client learns of contractor error or any development that affects scope or timing of Engineer’s Services.

Article 5

Compensation and Payment

5.1 Compensation. In consideration of its performance of the Services, Client shall pay Engineer a fixed fee of $92,500 as compensation for Engineer’s time in the performance of the Services, the full amount of which shall be included in and credited to the Design-Build Agreement’s contract price upon payment in full by Client. The fixed fee established pursuant to this section will be paid no later than thirty (30) days from Client’s receipt of Engineer’s invoice.

5.2 Reimbursement of Engineer Expenses. Client shall reimburse Engineer for all its expenses related to the performance of the Services in accordance with Engineer’s current reimbursement schedule attached hereto as Exhibit A. Reimbursable expenses will be invoiced monthly and shall be paid no later than thirty (30) days from Client’s receipt of Engineer’s invoice. Engineer shall provide to Client, at the time it submits its monthly invoice of reimbursable expenses, a good faith, non-binding estimate of the amount of reimbursable expenses to be incurred by Engineer in the next month under this Agreement.

5.3 Reimbursement of Subcontractor Expenses.

5.3.1 Subcontractor charges related to time spent in the performance of the Services shall not be marked-up by Engineer. Client shall reimburse Engineer for costs related to Subcontractors’ time in accordance with the Subcontractors’ invoices for the work.

5.3.2 Subcontractor reimbursable expenses will be marked up in accordance with the current reimbursement schedule attached hereto as Exhibit A.

5.4 Fees for Work Outside Scope of Services. Fees for all work outside the scope of Engineer’s responsibilities described in Article 3, including change order work, shall be computed in accordance with Engineer’s current fee schedules, unless otherwise agreed to in writing.

5.5 Collection of Unpaid Amounts. If any amount due is not paid in accordance with this Agreement and Engineer must collect that amount, Engineer shall be entitled to recover, in addition to the amount due, the cost of collection, including reasonable attorney’s fees in connection with those collection efforts.

5.6 Fee Schedule and Reimbursable Rate Schedule Subject to Change. Engineer’s reimbursable expense schedule attached hereto as Exhibit B is subject to change on January 1 of each year.

5.7 Invoices. Engineer shall submit a monthly invoice (“Monthly Invoice”) for reimbursable expenses incurred by Engineer and any Subcontractors.

5.8 Payment. Within thirty (30) days after Client’s receipt of each Monthly Invoice, Client shall pay Engineer all amounts due.

5.9 Late Payment and Interest. If Client fails to make payment within thirty (30) days after receipt of Monthly Invoice, interest at maximum legal rate or at an annual rate of 18%, whichever is less, shall accrue

5.10 Suspension for Failure to Pay. If Client fails to make payment within thirty (30) days after receipt of Monthly Invoice, Engineer may, at its option, after giving seven (7) days’ written notice, suspend services until all amounts due to Engineer by Client have been paid in full.

5.11 Payments from Lawful Sources. Client shall provide for payment from one or more lawful source of all sums to be paid Engineer.

5.12 Withholding Payments. Engineer’s compensation shall not be reduced on account of any amounts withheld from payment to Subcontractors.

5.13 Purchase Orders. If Client issues a purchase order or other document to initiate the commencement of services hereunder, it is expressly agreed that any terms and conditions appearing thereon shall have no application and only the provisions of this Agreement shall apply.

5.14 Changes in Project. If Client requests changes in the Project which affect the Services, compensation for and time of performance of Engineer’s services shall be adjusted appropriately.

Article 6

Construction Cost and Cost Estimates

6.1 Cost Estimates. Client and Engineer acknowledge that Engineer has no control over cost of labor, materials, equipment of services furnished by others, over contractors’ methods of determining prices, or other competitive bidding or market conditions and that Engineer’s estimates of Project construction cost will be made on the basis of its employees’ experience and qualifications and will represent Engineer’s employees’ best judgment as experienced and qualified professionals, familiar with the construction industry. Engineer does not guarantee that proposal, bids, or actual construction cost will not vary from its estimates of Project cost and Client acknowledges the same.

Article 7

Termination

7.1 Termination Upon Default. Either party may terminate this Agreement upon twenty (20) days’ written notice if the non-terminating party has defaulted through no fault of the terminating party.

7.2 Termination Upon Abandonment of Plant. Client may terminate Engineer’s obligation to provide further services upon twenty (20) days’ written notice if Client abandons development of the Plant. In such event, the entire amount of the fixed fee set forth in Section 5.1, all past due amounts for services rendered (including Subcontractor’s fees, if any) and any unpaid reimbursable expenses shall be immediately due and payable by Client.

Article 8

Ownership of Work Product

8.1 Work Product. All tangible items prepared by Engineer, including but not limited to all drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Engineer to Client and to Subcontractors under this Agreement (“Work Product”) shall be instruments of service, and Engineer shall retain the ownership and property interests therein, including the copyrights thereto.

8.2 Copies Provided to Client. Client may retain copies of Work Product for reference and, with the written permission of Engineer, may make copies of the Work Product to the extent such copies of the Work Product directly pertain to the Services, the Plant, or the construction thereof. Pursuant to Section 8.1 of this Agreement, Engineer retains ownership of and property interests in any Work Product made available and/or copied.

8.3 Prohibited Use of Work Product. Reuse of the Work Product on any another project without Engineer’s written consent is prohibited. Client shall indemnify and hold harmless Engineer Responsible Parties against claims resulting from such prohibited reuse. Said items are not intended to be suitable for completion of this Project by a party not affiliated with Engineer.

8.4 Derogation of Engineer’s Rights to Work Product. Submittal or distribution of Work Product in connection with the performance and completion of the Services and the construction of the Project does not constitute publication in derogation of Engineer’s rights and does not in any way diminish Engineer’s Work Product rights established herein.

Article 9

Successors and Assigns

9.1 Successors The parties intend that the provisions of this Agreement are binding upon the Parties, their employees, agents, heirs, successors and assigns.

9.2 Written Consent Required. Neither party shall assign, sublet, or transfer any interest in this Agreement without written consent of the other; provided, however, that Engineer may employ such Subcontractors as it may deem appropriate and may transfer or assign any interest in this Agreement or the Work Product to Design-Builder without consent of Client.

9.3 No Third-Party Beneficiaries. None of the provisions of this Agreement will be for the benefit of or enforceable by any person other than the Parties hereto, their successors and permitted assigns and legal representatives

Article 10

Warranty

10.1 No Warranty Extended. Engineer shall use reasonable care to reflect requirements of all Applicable Laws, rules, or regulations of which Engineer has knowledge or about which Client specifically advises in writing, which are in effect on the date of this Agreement. ENGINEER INTENDS TO RENDER SERVICES IN ACCORDANCE WITH GENERALLY ACCEPTED PROFESSIONAL STANDARDS, BUT NO OTHER WARRANTY IS EXTENDED, EITHER EXPRESS OR IMPLIED, IN CONNECTION WITH SUCH SERVICES. Client’s rights and remedies in this Agreement are exclusive.

10.2 No Responsibility for Construction. Engineer shall not be responsible for construction of the Plant, contractors’ construction means, methods, techniques, sequences, or procedures, or for contractors’ safety precautions and programs, or for contractors’ failure according to contract documents.

Article 12

Indemnification and Insurance

11.1 Engineer’s Indemnification. To the fullest extent permitted by law, Engineer shall indemnify and hold harmless Client, Client’s officers, directors, partners, employees, and agents from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts or omissions of Engineer or Engineer Responsible Parties and Engineer’s Engineers in the performance and furnishing of Engineer’s services under this Agreement. Any indemnification shall be limited to the terms and amounts of coverage of the Engineer’s insurance policies.

11.2 Client’s Indemnification. To the fullest extent permitted by law, Client shall indemnify and hold harmless Engineer, Engineer’s officers, directors, partners, employees, and agents and Engineer’s Engineers from and against any and all claims for bodily injury and for damage to tangible property caused solely by the negligent acts of omission of Client or Client’s officers, directors, partners, employees, agents, and Client’s engineers with respect to this Agreement.

11.3 Hazardous Materials Indemnification. In addition to the indemnity provided under this section, and to the fullest extent permitted by law, Client shall indemnify and hold harmless Engineer and its officers, directors, partners, employees, and agents and Engineer’s Engineers from and against all claims, costs, losses, and damages (including but not limited to all fees and charges of engineers, architects, attorneys, and other professionals and all court of arbitration or other dispute resolution costs) caused by, arising out of, or relating to the presence, discharge, release, or escape of asbestos, PCBs, petroleum, hazardous waste, or radioactive materials at, on, under, or from the Site.

[This remains subject to final review by Fagen Engineering]11.4 Insurance. Engineer shall procure and maintain in force during the term of this Agreement the following insurance policies with at least the following policy limits indicated, and otherwise in compliance with the provisions of this Agreement:

Commercial General Liability:

General Aggregate
Products-Comp/Op AGG	$2,000,000
Personal & Adv Injury	$1,000,000
Each Occurrence	$1,000,000
Fire Damage (Any one fire)	$50,000
Med Exp (Any one person)	$5,000

Automobile Liability:

Combined Single Limit
Each Occurrence	$1,000,000

Excess Liability – Umbrella Form:

Each Occurrence	$20,000,000
Aggregate	$20,000,000

Workers’ Compensation

Statutory limits as required by the state in which the Work is performed.

Employers’ Liability:

Each Accident	$1,000,000
Disease-Policy Limit	$1,000,000
Disease-Each Employee	$1,000,000

Pollution Legal Liability (sudden and accidental pollution):

Each Occurrence	$5,000,000

Professional Errors and Omissions

Each Occurrence:	$5,000,000
Annual	$5,000,000

Article 11

Dispute Resolution

12.1 Arbitration. In an effort to resolve any conflicts that arise out of or relate to this Agreement, the Client and the Engineer agree that all disputes shall be submitted first to nonbinding mediation. If mediation does not resolve the conflicts, the controversy shall be decided by final and binding arbitration conducted in Minneapolis, Minnesota in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect, unless the Parties mutually agree otherwise.

The award of the arbitrator(s) shall be final and binding upon the parties without the right of appeal to the courts. Judgment may be entered upon it in accordance with Applicable Law by any court having jurisdiction thereof.

Engineer and Client expressly agree that any arbitration pursuant to this Section 12.1 may be joined or consolidated with any arbitration involving any other person or entity (i) necessary to resolve the claim, dispute or controversy, or (ii) substantially involved in or affected by such claim, dispute or controversy. Both Engineer and Client will include appropriate provisions in all contracts they execute with other parties in connection with the Services to require such joinder or consolidation.

The prevailing party in any arbitration, or any other final, binding dispute proceeding upon which the parties may agree, shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party.

Article 13

Confidentiality

13.1 Non-Disclosure Obligation. Except as required by court order, subpoena, or Applicable Law, neither Party shall disclose to third parties any confidential or proprietary information regarding the other Party’s business affairs, finances, technology, processes, plans or installations, product information, know-how, or other information that is received from the other Party pursuant to this Agreement or the Parties’ relationship prior thereto or is developed pursuant to this Agreement, without the express written consent of the other Party, which consent shall not be unreasonably withheld. The Parties shall at all times use their respective reasonable efforts to keep all information regarding the terms and conditions of this Agreement confidential and shall disclose such information to third Persons only as reasonably required for the permitting of the Project; financing the development, construction, ownership, operation and maintenance of the Plant; or as reasonably required by either Party for performing its obligations hereunder and if prior to such disclosure, the disclosing Party informs such third Persons of the existence of this confidentiality obligation and only if such third Persons agree to maintain the confidentiality of any information received. This Article 13 shall not apply to information that was already in the possession of one Party prior to receipt from the other, that is now or hereafter becomes a part of the public domain through no fault of the Party wishing to disclose, or that corresponds in substance to information heretofore or hereafter furnished by third parties without restriction on disclosure.

13.2 Publicity and Advertising. Neither Client nor Engineer shall make or permit any of their subcontractors, agents, or vendors to make any external announcement or publication, release any photographs or information concerning the Project or any part thereof, or make any other type of communication to any member of the public, press, business entity, or any official body which names the other Party unless prior written consent is obtained from the other Party, which consent shall not be unreasonably withheld.

13.3 Term of Obligation. The confidentiality obligations of the Parties pursuant to this Article 13 shall survive the expiration or other termination of this Agreement.

Article 14

Miscellaneous

14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, the substantive laws of the state of Minnesota, without regard to the conflict of laws provisions thereof.

14.2 Severability. If any provision or any part of a provision of the Agreement shall be finally determined to be superseded, invalid, illegal, or otherwise unenforceable pursuant to any applicable Legal Requirements, such determination shall not impair or otherwise affect the validity, legality, or enforceability of the remaining provision or parts of the provision of the Agreement, which shall remain in full force and effect as if the unenforceable provision or part were deleted.

14.3 No Waiver. The failure of either Engineer or Client to insist, in any one or more instances, on the performance of any of the obligations required by the other under this Agreement shall not be construed as a waiver or relinquishment of such obligation or right with respect to future performance.

14.4 Captions and Headings. The table of contents and the headings used in this Agreement are for ease of reference only and shall not in any way be construed to limit, define, extend, describe, alter, or otherwise affect the scope or the meaning of any provision of this Agreement.

14.5 Engineer’s Accounting Records. Records of Engineer’s personnel time, reimbursable expenses, and accounts between parties shall be maintained on a generally recognized accounting basis.

14.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.

14.7 Survival. Notwithstanding any provisions herein to the contrary, the Work Product provisions set forth in Article 8 and the indemnity obligations set forth herein shall survive (in full force) the expiration or termination of this Agreement, and shall continue to apply to the Parties to this Agreement even after termination of this Agreement or the transfer of such Party’s interest in this Agreement.

14.8 No Privity with Client’s Contractors. Nothing in this Agreement is intended or deemed to create any legal or contractual relationship between Engineer and any Client contractor or subcontractor retained to perform the Phase I Activities and the Phase II Activities.

14.9 Amendments. This Agreement may not be changed, altered, or amended in any way except in writing signed by a duly authorized representative of each Party.

14.10 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Exhibits hereto, which are incorporated by reference herein and made a part hereof. This Agreement sets forth the full and complete understanding of the Parties as of the Effective Date with respect to the subject matter hereof.

14.11 Notice. Whenever the Agreement requires that notice be provided to a Party, notice shall be delivered in writing to such party at the address listed below. Notice will be deemed to have been validly given if delivered (i) in person to the individual intended to receive such notice, (ii) by registered or by certified mail, postage prepaid to the address indicated in the

Agreement within four (4) days after being sent, or (iii) by facsimile, by the time stated in a machine-generated confirmation that notice was received at the facsimile number of the intended recipient.

If to Engineer, to:

Fagen Engineering LLC

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention: John Austgen

Fax: (320) 564-4861

with a copy to:

Fagen, Inc.

501 W. Highway 212

P. O. Box 159

Granite Falls, MN 56241

Attention: Bruce Langseth

Fax: (320) 564-3278

If to Client, to:

Michael A. Slaney

Senior Managing Director

AS Alliances Holdings, LLC

4311 Oak Lawn Ave., Suite 650

Dallas, TX 75219

Facsimile: (214) 520-2578

14.12 Extent of Agreement. This Agreement and the Exhibits incorporated therein represent the entire agreement between the parties and may be amended only by written instrument signed by both parties.

14.13 Subrogation Waiver. The parties waive all rights against each other, and against contractors engineer, agents, and employees of the other for damages covered by any property insurance during construction, and each shall require similar waivers from their contractors, Engineers, and agents

IN WITNESS WHEREOF, the parties hereto have caused their names to be hereunto subscribed by their officers thereunto duly authorized, intending thereby that this Agreement shall be effective as of                     , 2006.

_________________________________	FAGEN ENGINEERING, LLC

By:	By:

Attest:	Attest:

Address for giving notices:	Address for giving notices:

4311 Oak Lawn Ave., Suite 650	501 West Highway 212
Dallas, TX 75219	PO Box 159
Granite Falls, MN 5624

EXHIBIT A

FAGEN ENGINEERING LLC

Reimbursement Schedule FY 2005

CONFIDENTIAL

Subject to Revision January 1, 2006

EXHIBIT B

Fagen Engineering LLC

Reimbursable Expense Schedule

Effective January 1, 2005

Confidential

Subject to Revision January 1, 2006

EXHIBIT C

Client’s Deliverable Site Obligations

Prior to starting the PHASE 1 DESIGN work, the Client shall provide Engineer with the following information:

•	A legal description of the Site

•	Temporary and permanent easements, zoning, and other requirements and encumbrances affecting land use or necessary to permit the proper design and construction of the Project and enable Design-Builder to perform the Work

•	To the extent available, as-built and record drawings of any existing structures at the Site

•	Environmental studies, reports and impact statements describing the environmental conditions, including Hazardous Conditions, in existence at the Site

•	Preliminary approval from Client’s Rail service provider of rail design as prepared by Client’s Rail Designer.

•	Client’s written approval of final site layout including rail design and environmental permitting emission points.

•	Review, comment, and written approval of Client’s air permit application.

•	Topographic Survey to one (1) foot contours including property boundaries and at least two (2) benchmarks including existing service and utility lines.

•	Soil borings logs for all soil borings complete at Engineer’s specified locations.

•	Geotechnical Report regarding subsurface conditions with Client’s Geotechnical Engineer’s recommendations from Engineer approved Geotechnical Engineer (Terracon is preferred) including soil borings, and any other surveys or information available describing other latent or concealed physical conditions at the Site.

•	On-site location for Storm Water discharge.

•	NPDES discharge location for water discharges from utility discharges including, but not limited to the water pre-treatment system, water softeners, and cooling tower blowdown.

•	Preliminary indication of source, analysis, and location of Client’s water supply.

•	Client’s risk insurance provider’s specific requirements for fire protection or approval to design fire protection to Liberty Insurance standards.

•	Any special sizing or other requirements for ethanol storage tank farm.

•	Preliminary location and design of administration building.

Prior to starting the PHASE 2 DESIGN work, the Client shall provide Engineer with the following information:

•	Client’s proposed locations for on-site wells for water supply.

•	Off-site utility tie-in locations at or near the property lines (this includes, but is not limited to, gas supply, electrical supply, water supply if no on-site wells, on-site or off-site sanitary sewer)

•	NPDES discharge location for Utility Water Blowdown.

•	Insurance provider (Fire Hydrant Location Requirements).

•	Written approval of final rail design from the Client’s rail service provider.

•	Final location and design (general arrangement) of the Client’s administration building.

EXHIBIT N

Draw (Payment) Schedule

100 MGPY ETHANOL

PLANT

Monthly Draw Schedule - 17 Month Project – 522 Days

Month #			BILLING		Previously Completed	Total		% of Total
1	*	**	[	*]	[*]	[	*]	[	*]
2			[	*]	[*]	[	*]	[	*]
3			[	*]	[*]	[	*]	[	*]
4			[	*]	[*]	[	*]	[	*]
5			[	*]	[*]	[	*]	[	*]
6			[	*]	[*]	[	*]	[	*]
7			[	*]	[*]	[	*]	[	*]
8			[	*]	[*]	[	*]	[	*]
9			[	*]	[*]	[	*]	[	*]
10			[	*]	[*]	[	*]	[	*]
11			[	*]	[*]	[	*]	[	*]
12			[	*]	[*]	[	*]	[	*]
13			[	*]	[*]	[	*]	[	*]
14			[	*]	[*]	[	*]	[	*]
15			[	*]	[*]	[	*]	[	*]
16			[	*]	[*]	[	*]	[	*]
17			[	*]	[*]	[	*]	[	*]
$96,275,000

***	[*] Mobilization Fee included in 1st Billing

* Certain confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission.

N-1

EXHIBIT O

Air Emissions Application or Permit

Air Quality Construction Permit, submitted for public comment by the Nebraska Department of Environmental Quality on December 12, 2005—Provided to Design-Builder under separate cover.

O-1

EXHIBIT P

Performance Test Run Procedures

1.	General Procedures.

All startup procedures will have been completed, including inspection of the Plant to check that erected facilities conform to construction drawings, specifications, and upon receipt of written notification from Owner that Plant facilities required for fuel ethanol production are complete before the Performance Test run is started. The Performance Test will be conducted in accordance with all Legal and permit requirements. If the air permit requires any continuous emission monitors (CEMs) to be operated these instruments will be used to confirm environmental performance. There will be one 7-day continuous test during which the Performance Guarantee Criteria must be satisfied. The plant shall be operated in a normal manner with the normal complement of operators except for additional personnel to take test data (if necessary). Additional personnel may be present during the testing period for observation and training purposes.

2.	Owner Responsibilities for Performance Testing.

2.1.	Owner shall make the following available prior to any Performance Test run:

2.1.1.	the Crude Materials, Utilities and Chemicals, as listed in, but not limited to, Paragraph 2.2 of this Exhibits;

2.1.2.	spare parts and parts for equipment which are subject to wear and tear; and

2.1.3.	sufficient and qualified operating and maintenance personnel, acceptable to the Design-Builder, laboratory services and other necessary facilities for the mechanical tests, commissioning, start-up and performance of Performance Tests of the Plant.

2.2.	Crude Materials, Utilities, Chemicals. The Plant shall be capable of meeting all design, productions and test run specifications based on the following raw material specifications:

2.2.1.	Corn*

2.2.2.	Gas*

2.2.3.	Electricity*

2.2.4.	Process Water*

2.2.5.	Potable Water*

*	to be provided in the detailed test protocols to be mutually agreed upon by the parties.

3.	Test Protocols

3.1.

Pre-Test Preparation. The Plant will have run at, or near, guarantee rate for a period of 1 day before the Performance Test is initiated. Design-Builder will give Owner a minimum 5-day notice of intent to begin the Performance Test. Before commencement of the Performance Test, Owner will have ensured that all its responsibilities regarding the operation of the Plant have been met, including the following critical preparations for the Performance Test:

3.1.1.	Corn weigh scales, electrical meters, flow meters for un-denatured anhydrous ethanol, process gas meters have been calibrated. All calibration shall be jointly made by both Design-Builder and Owner.

3.1.2.	Analytical and any special test equipment and reagents have been calibrated and made accurate. (All calibration shall be jointly made by both Design-Builder and Owner.)

3.1.3.	Non-process electric and gas usage, as determined by Design-Builder, has been suspended.

3.1.4.	Cleaning (CIP) of the process has been accomplished per Design-Builder’s direction.

3.1.5.	All ingredients and supplies required to complete the test are on hand.

3.1.6.	Adequate operation, analytical, and maintenance support has been scheduled for the test period.

3.2.	Coordination.

3.2.1.	Design-Builder shall conduct the Performance Test during all shifts for a period of no less than 1 day prior to the Performance Test period through the end of the Performance Test. Detailed coordination of the Performance Test activities will be handled by a Test Coordinator to be formally designated by Design-Builder. The Test Coordinator will work with the Owner’s Representative to set the Test schedule and to coordinate operations during the Test period. Design-Builder will also assign Shift Coordinators to support the operation during the Test period.

3.2.2.	Owner shall supply all feedstock, utilities, chemicals, enzymes and Plant operations required to conduct the Performance Test and shall supply them in sufficient quantity to meet target production rates of up to 110% of the design rate during the Performance Test.

3.2.3.	Design-Builder shall direct the Owner’s personnel to operate the Plant in a manner consistent with the operating parameters provided in the Plant Operation Manual for a period of the Performance Test.

3.2.4.	Design-Builder shall coordinate with ICM to arrange for an independent contractor to perform the engineering emissions test.

3.3.	Conducting the Test.

3.3.1.

The Design-Builder’s Test Coordinator shall be provided with operating data sufficient to verify that the Plant is operating at a condition suitable for initiation of the Performance Test. At the scheduled start time of the Performance Test (“Performance Test” or “Test”), the Test Coordinator will signal that the Test has formally begun and will direct operators to take the initial test measurements. The Test will be conducted over a 7 day period of operation. During the Test period under the supervision of Design-Builder utilizing qualified operation and maintenance personnel provided by Owner, the Plant shall be operated in compliance with the Design-Builder’s Plant Operations Manual and instructions provided by Design-Builder, including, without limitation, adjustments in temperatures, pressures, feedstock rates, steam flow, and other process control inputs, provided these adjustments do not result in unsafe or extraordinary operating conditions. Plant operators will monitor and record operating data according to standard procedures and in addition will record the supplemental data specified in this protocol on data sheets in the form to be provided by Design-Builder. Records will be developed from permanent Plant equipment that is calibrated immediately prior to test. All test measurements will be reviewed by the Test Coordinator (or a designated representative). If the Test Coordinator believes that there might be a problem with the measurement method or reading, the reading will be retaken and verified by the Test Coordinator and Owner’s Representative. Immediately upon the conclusion of the Performance Test, the Test Coordinator will meet with representatives of Owner to review the test results. If the Performance Tests have been successfully completed, a written report has been issued, and the performance guarantees have been met, then the Owner shall issue a notice to Design-Builder to such effect in accordance with the Agreement.

3.3.2.	If the Test is interrupted for reasons beyond Design-Builder’s control, the portion of the Test period completed at the time of interruption will count towards fulfillment of the 168 hour period, and the Test will resume after the cause for interruption has been corrected and the Equipment has commenced running at substantially the same rate as immediately prior to the interruption. If the 168 hour test period is interrupted for any reason within Design-Builder’s control a new 7 day continuous test period will resume after the cause for the interruption has been corrected and the Plant has achieved an acceptable operating capacity at substantially the same rate immediately prior to the interruption. Design-Builder and Owner shall stop the Performance Test if it becomes obvious that it cannot be carried to a satisfactory conclusion in the current attempt. If the Performance Test has been interrupted for reasons not attributable to the Design-Builder, and continues to be interrupted such that Design-Builder has spent a cumulative period of thirty (30) calendar days on site since the commencement of the test, then the Owner shall compensate the Design-Builder for the personnel that Design-Builder has on site at the rates set forth in Exhibit G. This compensation period shall begin on the cumulative 31st day on site, and will continue until the completion of the Performance Test. This compensation will cease should the inability to complete the Performance Test be the fault of Design-Builder.

NOTE: If the Plant is not operational for a period of more than 72 hours, then the Performance Test will be restarted from the beginning.

4.	Analytical/Calculation Protocols.

4.1	Anhydrous Ethanol Yield (un-denatured)

BASIS:	56 lb. Per bushel No. 2 Yellow Dent corn containing a maximum 16% moisture.

METHOD:	To be determined in the detailed test protocols to be mutually agreed upon by the parties

TEST POINT:	Slurry Flowrate and DS Analysis

FREQUENCY:	Once per four hours (Flow/DS)

PREPARATION:	Certify that the slurry flowmeter is properly calibrated

DOCUMENTATION:	Log results on “Performance Test Data Sheet”

4.2	Anhydrous Ethanol Quality (un-denatured)

METHOD:	Analyze anhydrous ethanol samples according to Design-Builder provided procedures. The last test result before emptying the 200 proof Day Tank into the Denatured Ethanol Tank shall determine the quality for the batch. The average of all batch test results over the test period shall be used in determining the un-denatured anhydrous ethanol quality for the Performance Test. Interim samples shall be taken from the 200 proof sample point.

If the anhydrous ethanol in the 200 proof Day Tank does not meet the quality standards for un-denatured anhydrous ethanol listed below Design-Builder has the discretion to send the batch on to the Denatured Ethanol Tank. If the anhydrous ethanol does not meet quality specifications in Exhibit A as a result of below quality product measure in one or more 200 proof Day Tank batches, the volume of the batch(es) shall not be included in anhydrous ethanol production “rate” quantities used in calculating liquidated damages.

UNDENATURED ANHYDROUS ETHANOL QUALITY:	To ensure final un-denatured ethanol quality per ASTM D-4806-04a, un-denatured anhydrous ethanol should meet the standards set forth on Exhibit A:

SAMPLE POINTS:	Interim Un-denatured Anhydrous Ethanol: 200 Proof Sample Point

Final Un-denatured Anhydrous Ethanol: 200 Proof Day Tank

Denatured Ethanol: Denatured Ethanol Tank

SAMPLE SIZE:	250 mls (or other standard size container)

SAMPLE CONTAINER:	Suitable plastic

FREQUENCY:	200 Proof Sample Point: once per two (2) hours and at the end of each Day Tank batch.

200 Proof Day Tanks: once per 12 hours

Denatured Ethanol Tank: once per 12 hours

SAMPLES RETAINED:	All

PREPARATION:	Standardize test reagents. Clean glassware and sample containers.

DOCUMENTATION:	Log results on “Performance Test Data Sheet.”

4.3	Un-denatured Anhydrous Ethanol Production Rate

METHOD:	Flow totalizer readings will be taken from the 200 proof flow meter at regular intervals to serve as the principal method of measurement of un-denatured anhydrous ethanol production volume. The total volume from the flow meter will be adjusted to a volume equivalent 99.5 wt-% anhydrous ethanol at 60°F. Divide by the total number of test hours to determine the average rate over the test period. In addition, the volume of each batch transfer from the 200 proof Day Tanks shall be recorded on the test log as backup verification.

SAMPLE POINT:	200 Proof Flow Meter 200 Proof Day Tank Transfer Meter

SAMPLE SIZE:	N/A

SAMPLE CONTAINER:	N/A

FREQUENCY:	200 Proof Flow Meter: once per 2 hours 200 Proof Day Tank Transfer Meter: during transfer

SAMPLES RETAINED:	N/A

PREPARATION:	Certify that the flow meter is properly calibrated.

DOCUMENTATION:	Log results on “Performance Test Data Sheet” and sign off by the Owner and Design-Builder.

4.4	Process Gas Consumption

METHOD:	Record natural gas flow rate from the flow meter to the Process consumption points. Energy content of the gas is obtained from the utility. Divide the gas total BTUs for the test period by the total volume of un-denatured anhydrous ethanol produced during the test period to determine BTU per gallon of un-denatured anhydrous ethanol production. Average results of all calculations for test period to determine natural gas (BTU) consumption value for Performance Test.

TEST POINT:	Natural gas supply flow meter(s) located within the -----and installed by Owner.

FREQUENCY:	Not less than once per twenty four (24) hours

PREPARATION:	Certify gas flow meter, pressure, and temperature measuring devices are properly calibrated and suspend all non-process use of gas. Gas energy content to be obtained from the local utility

DOCUMENTATION:	Log results on “Performance Test Data Sheet.”

4.5	Process Electrical Consumption

METHOD:	Record electric meter readings at beginning of test and at the required frequency thereafter. Divide total Kwh for test period by total volume of un-denatured anhydrous ethanol produced to determine average Kwh per gallon of un-denatured anhydrous ethanol production. Average results of all calculations for test periods to determine the process electrical power consumption value for Performance Test.

TEST POINT:	Electric power meter types and locations as established by Design-Builder, and as necessary to isolate process consumption.

FREQUENCY:	Not less than once per twenty four (24) hours

PREPARATION:	Isolate process electrical consumption activities during test period.

DOCUMENTATION:	Log results on “Performance Test Data Sheet”

4.6	DDGS Moisture Content

METHOD:	Samples of DDGS will be taken at intervals determined in the detailed test protocols to be mutually agreed upon by the parties and a composite of the individual samples made into a shift sample during the testing period. Each sample will be analyzed for moisture content and the value recorded. The average and the individual moisture contents will be recorded.

5.	Calculation Protocol

All calculations will be based on actual measured data taken during the test period. For any given sample period, the average value during that period will be determined by the average of the measured data points for that sample period. The liquidated damages, if any, will be determined using the data collected for each individual sample period and averaged over the Performance Test period. All samples shall be taken in duplicate. Owner shall analyze one of the duplicates; the second shall be reserved for use in case of a disagreement. Owner shall cause such analyses to be conducted at the Plant during the Performance Test period in the presence and under the supervision of the Test Coordinator or such coordinator’s designee. In case of disagreement, a referee laboratory shall be selected by agreement between Owner and Design-Builder, and the cost of such referee laboratory shall be paid by the party or parties not substantiated by the referee. The findings of this referee laboratory shall be accepted as final.